                                                                EXHIBIT 99(b)(3)


                                                                  EXECUTION COPY


                                  FACILITY AGREEMENT
                                DATED 3 FEBRUARY 1998

                                    L2,275,000,000
                                  TERM LOAN FACILITY

                                     L450,000,000
                              REVOLVING CREDIT FACILITY

                                       between

                             PACIFICORP SERVICES LIMITED
                           PACIFICORP FINANCE (UK) LIMITED
                               PACIFICORP ACQUISITIONS
                                    as Guarantors

                               PACIFICORP ACQUISITIONS
                                     as Borrower

                                    CITIBANK, N.A.
                             GOLDMAN SACHS INTERNATIONAL
                             J.P. MORGAN SECURITIES LTD.
                                     as Arrangers

                                    CITIBANK, N.A.
                         GOLDMAN SACHS CREDIT PARTNERS, L.P.
                      MORGAN GUARANTY TRUST COMPANY OF NEW YORK
                                  as Original Banks

                              CITIBANK INTERNATIONAL PLC
                                  as Facility Agent

                                    CITIBANK, N.A.
                                  as Security Agent

                                    CITIBANK, N.A.
                                      as LC Bank
    THIS FACILITY AGREEMENT IS ENTERED INTO WITH THE BENEFIT AND SUBJECT TO THE
             TERMS OF AN INTERCREDITOR AGREEMENT AS REFERRED TO HEREIN
                                   Clifford Chance
                                        London

                                       CONTENTS

CLAUSE                                                                           PAGE NO.

1.   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2.   Facilities and Related Matters. . . . . . . . . . . . . . . . . . . . . . . . 32
3.   Purpose and Responsibility. . . . . . . . . . . . . . . . . . . . . . . . . . 36
4.   Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
5.   Advances and Documentary Credits. . . . . . . . . . . . . . . . . . . . . . . 39
6.   Optional Currencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
7.   Cancellation of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . 45
8.   Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
9.   Prepayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
10.  Interest Periods. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
11.  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
12.  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
13.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
14.  Market Disruption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
15.  Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
16.  Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
17.  Mitigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
18.  Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
19.  Additional Borrowers, Guarantors and Security . . . . . . . . . . . . . . . . 65
20.  Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . 68
21.  Undertakings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
22.  The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
23.  Financial Ratios. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 98
24.  Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .100
25.  Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .109
26.  Agents, Arrangers and Banks . . . . . . . . . . . . . . . . . . . . . . . . .111
27.  Fees, Expenses and Stamp Taxes. . . . . . . . . . . . . . . . . . . . . . . .117
28.  Waivers, Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . .119
29.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .120
30.  Assignments, Transfers and Substitutions. . . . . . . . . . . . . . . . . . .120
31.  Set-Off and Redistribution. . . . . . . . . . . . . . . . . . . . . . . . . .125
32.  Governing Law and Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . .127
33.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .127
34.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .128

THE FIRST SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .130
     Part I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .130
     Borrowers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .130
     Part II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .131
     Guarantors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .131


     Part III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .132
     Facility Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .132

THE SECOND SCHEDULE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .133
     Banks' Commitments and Notice Details . . . . . . . . . . . . . . . . . . . .133

THE THIRD SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .134
     Forms of Request. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .134

THE FOURTH SCHEDULE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .135
     Substitution Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . .135

THE FIFTH SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .138
     Calculation of Additional Cost. . . . . . . . . . . . . . . . . . . . . . . .138

THE SIXTH SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .140
     Part I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .140
     Borrower Accession Agreement  . . . . . . . . . . . . . . . . . . . . . . . .140
     Part II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .143
     Guarantor Accession Agreement . . . . . . . . . . . . . . . . . . . . . . . .143

THE SEVENTH SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .146
     Part I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .146
     Documentary Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . .146
     Part II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .147
     Additional Borrower/Guarantor Documentary Conditions Precedent. . . . . . . .147
     Part III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .147
     Additional Guarantors and Chargors. . . . . . . . . . . . . . . . . . . . . .147

THE EIGHTH SCHEDULE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .148
     Terms of Banks' Indemnity to LC Bank. . . . . . . . . . . . . . . . . . . . .148

THE NINTH SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .150
     Reservations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .150

THE TENTH SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .152
     Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .152

THE ELEVENTH SCHEDULE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .153
     Economic and Monetary Union . . . . . . . . . . . . . . . . . . . . . . . . .153

THE TWELFTH SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .154
     Required Distributions Schedule     . . . . . . . . . . . . . . . . . . . . .154

THIS FACILITY AGREEMENT dated 3 February 1998

BETWEEN:

(1) PACIFICORP SERVICES LIMITED, a company incorporated in England and Wales (No. 3366016) ("SERVICES");

(2) PACIFICORP ACQUISITIONS, a company incorporated in England and Wales (No. 3386442) ("PA");

(3) PACIFICORP FINANCE (UK) LIMITED, a company incorporated in England and Wales (No. 3365681) ("FINANCE");

(4) CITIBANK, N.A., GOLDMAN SACHS INTERNATIONAL and J.P. MORGAN SECURITIES LTD. as Arrangers (in this capacity the "ARRANGERS");

(5) CITIBANK, N.A., GOLDMAN SACHS CREDIT PARTNERS, L.P. and MORGAN GUARANTY TRUST COMPANY OF NEW YORK as original lenders (in this capacity the "ORIGINAL BANKS");

(6) CITIBANK INTERNATIONAL PLC as facility agent for the Banks (in this capacity the "FACILITY AGENT");

(7) CITIBANK, N.A. as security agent and trustee for the Banks (in this capacity the "SECURITY AGENT"); and

(8)  CITIBANK, N.A. as LC Bank (as defined below).

WHEREAS pursuant to arrangements made by the Arrangers and upon and subject to the terms of this Agreement, the Original Banks (as defined above) have agreed to make available a term loan facility aggregating L2,275,000,000 to PA and, upon their accession hereto as Additional Borrowers, TEG and certain of its Subsidiaries and a revolving credit facility of L450,000,000 to the Borrowers.

IT IS AGREED as follows:

1.   INTERPRETATION

1.1  DEFINED TERMS  In this Agreement:-

"ACCOUNTING DATE" means each 30th June, 30th September, 31st December and 31st March, falling after the date of this Agreement, save as any such date may be adjusted to avoid an Accounting Date falling on a day which is not a Business Day and/or to ensure that all Accounting Dates fall on the same day of the relevant weeks.

"ACCOUNTING PERIOD" means any period of approximately three months or one year ending on an

Accounting Date for which Accounts are required to be prepared for the purposes of this Agreement.

"ACCOUNTS" means from time to time:-

(a) the latest audited consolidated annual accounts of the PA Group together with a Reconciliation Statement in relation thereto;

(b) the latest unaudited consolidated quarterly accounts of the PA Group together with a Reconciliation Statement in relation thereto;

(c) the consolidated unaudited accounts of the PA Group prepared on a pro forma basis which are referred to in Clause 21.2(a)(vi);

(d) any other audited or unaudited consolidated or unconsolidated accounts (if any) of the PA Group or any Material Subsidiary,

delivered or required to be delivered to the Facility Agent pursuant to this Agreement, or such of the foregoing as the context requires.

"ACT" means the Electricity Act 1989 and, unless the context otherwise requires, all subordinate legislation made pursuant thereto.

"ADDITIONAL BORROWER" means TEG and any wholly owned subsidiary of TEG, in each case upon it becoming, and any other entity which becomes, party to this Agreement as a Borrower pursuant to a Borrower Accession Agreement.

"ADDITIONAL COST" in relation to each Advance or overdue amount denominated in Sterling means, for the Interest Period relating to that Advance or overdue amount the cost as calculated by the Facility Agent in accordance with the Fifth
Schedule imputed to each Bank participating in such Advance or overdue amount of compliance with the mandatory liquid assets requirements of the Bank of England during that Interest Period, expressed as a percentage rate per annum.

"ADDITIONAL GUARANTOR" means any member of the PA Group which becomes party to this Agreement as a Guarantor pursuant to a Guarantor Accession Agreement.

"ADJUSTED CAPITAL AND RESERVES" means the amount (including any share premium) for the time being paid up or credited as paid up on the issued share capital of PA,

     PLUS the outstanding principal amount of any Subordinated Debt which is owed by a member of the PA Group to one of its Affiliates;

     PLUS the outstanding principal, capital, nominal or similar amount of any issue of Hybrid Preferred Securities made by a member of the PA Group;

     PLUS the amount standing to the credit (or, as the case may be, MINUS the amount standing to the debit) of the capital and revenue reserves of the PA Group and (to the extent created as a consequence of and consistent with an evaluation of any assets of the PA Group or the TEG Group made by the Director General and as such evaluation is adjusted from time to time) the revaluation reserves of the TEG Group or the PA Group;

     PLUS any amount standing to the credit or MINUS any amount standing to the debit of the consolidated profit and loss account of the PA Group;

     PLUS the amount of goodwill arising upon and in respect of the acquisition of the Shares and/or Offer Costs;

     MINUS any Distributions or other distribution declared or made by PA or any of its Subsidiaries (other than to another member of the PA Group), to the extent only that those reserves have not been reduced on account thereof and PLUS any repayment or refund of any Distribution or other distribution effectively deducted (whether by reason of the preceding minus item or by reduction in reserves), to the extent only that reserves have not been increased on account of such repayment or refund;

     MINUS amounts attributable to the interests (if any) of outside holders of issued share capital (other than Hybrid Preferred Securities) in any member of the PA Group other than PA itself;

and for the purposes of the foregoing, no item shall be effectively deducted or added more than once, all items shall be calculated on a consolidated basis and (subject only as may be required in order to reflect the express inclusion or exclusion of items as specified in this definition) in accordance with the Applicable Accounting Principles and, where the calculation is being made as at the end of any Accounting Period, shall be determined from the balance sheet forming part of the Accounts for that Accounting Period and Hybrid Preferred Securities shall be ignored to the extent that were they not ignored they would constitute more than 10% of Adjusted Capital and Reserves.

"ADJUSTED NET INCOME" for any quarterly Accounting Period of PA means the sum of
(i) the net profit (after tax) of the PA Group for such period, determined on a consolidated basis and in accordance with the Applicable Accounting Principles and as determined from the consolidated Accounts of the PA Group for such quarterly Accounting Period and (ii) any interest in respect of Subordinated Debt taken into account in the net profit (after tax) of the PA Group for such quarterly Accounting Period adjusted for the amount by which the tax payable by the PA Group has been reduced by virtue of such interest.

"ADVANCE" means the principal amount of each borrowing under this Agreement from the Tranche 1 Commitments (a "TRANCHE 1 ADVANCE" and, if from the Tranche 1A Commitments, a "TRANCHE 1A ADVANCE" and, if from the Tranche 1B Commitments, a "TRANCHE 1B ADVANCE") or the Tranche 2 Commitments (a "TRANCHE 2 ADVANCE") and any amount resulting from the splitting thereof pursuant to Clause 10.2 or, in each case, the principal amount of such borrowing outstanding from time to time.

"AFFILIATE" for the purposes of this Agreement:

     (a) means a Subsidiary or a holding company (as defined in Section 736 of the Companies Act 1985) of a person and any other Subsidiary of that holding company; and

     (b) Goldman Sachs International Bank and Goldman Sachs Credit Partners, L.P. will be treated as Affiliates of each other.

"AGENT" means:

(a) when designated "FACILITY", Citibank International plc or any of its successors pursuant to Clause 26.14;

(b) when designated "SECURITY", Citibank, N.A. or any of its successors pursuant to Clause 26.14 and any corresponding provision of any Security Document; and

(c) without any such designation, the Facility Agent or the Security Agent, as the context requires.

"AGENT'S SPOT RATE OF EXCHANGE" with respect to any Optional Currency on any day means the spot rate of exchange of the Facility Agent (as determined by the Facility Agent) for the purchase of the appropriate amount of such Optional Currency with Sterling in the London Foreign Exchange Market in the ordinary course of business at or about 10.00 a.m. on the day in question for delivery three Business Days thereafter.

"ANNOUNCEMENT DATE" means the date on which the Press Release is issued.

"APPLICABLE ACCOUNTING PRINCIPLES" means, subject to Clause 21.2(e), accounting principles and practices, which at the date hereof are generally accepted in the United States of America and consistently applied and consistent in all material respects (other than the absence from the Model of notes) with the accounting principles and practices applied in the preparation of the Model, and any variation to such accounting principles and practices which is not material or, if material, has been agreed in accordance with Clause 21.2(e).

"APPLICABLE TAXES" has the meaning given to it in Clause 13.1.

"ASSET SPLIT" means together:

(a) the transfer by Peabody Investments to PA of the entire issued share capital of Peabody Holdings in exchange for payments by PA and the transfer thereof by PA to Powercoal in exchange for the extinguishment of the PA Note; and

(b) the accession by Peabody Investments as Subordinated Creditor to the Intercreditor Agreement with respect to the PA/Peabody Note, as contemplated in the Structure Memorandum.

"AUDITORS" means such firm of independent public accountants of international standing recognised and authorised by the Institute of Chartered Accountants of England and Wales which is appointed by PA to audit the consolidated annual accounts of PA.

"AUSTRALIAN DOLLARS" means the lawful currency for the time being of Australia.

"AUTHORISED SIGNATORY" in relation to any Obligor and any communication to be made or document to be executed or certified by that Obligor means, at any time, any person:

(a) who is at such time duly authorised by a resolution of the board of directors of that Obligor or a committee thereof or by virtue of his appointment by that Obligor to a particular office to make that communication or to execute or certify that document on behalf of that Obligor and in respect of whom the Facility Agent has received a certificate of a director or the secretary or an assistant secretary of that Obligor setting out the name and signature of that person and confirming that person's authority so to act; and

(b) in respect of whom no notice has been received by the Facility Agent from that Obligor to the effect that such person is no longer an Authorised Signatory for that Obligor.

"AVAILABLE FACILITY AMOUNT" means, at any time, the amount of the Tranche 2 Commitments, less the Original Sterling Amount of the outstanding Tranche 2 Utilisations at such time taking into account any Tranche 2 Utilisations scheduled to be made, repaid or prepaid by assuming that the same occurs when due.

"AVAILABILITY PERIOD" means the period from opening of business in London on the date of this Agreement to:

(a) when designated "TRANCHE 1", close of business in London on whichever is the earlier of (i) the date 200 days after the Announcement Date, (ii) the later of (A) the date three months after the Unconditional Date and (B) the date falling forty nine days after the date on which PA is obliged pursuant to Clause 21.10(n) to implement the procedures referred to therein, and
     (iii) the date 200 days after the date hereof;

(b) when designated "TRANCHE 2", close of business in London on whichever is the earlier of (i) (if no Tranche 1 Advance is drawn at all) the expiry of the Tranche 1 Availability Period, and (ii) the fifth anniversary of the date hereof;

or in either case such later date as all the Banks may agree in writing on or after the date hereof, provided that the Tranche 1 Availability Period and the Tranche 2 Availability Period, if not already terminated, shall terminate on the date on which the Offer lapses or is withdrawn.

"BANK" means each of the following:

(a)  each party whose name is set out in the Second Schedule;

(b) each bank to which rights and/or obligations under this Agreement are assigned or transferred pursuant to Clause 30 or which assumes rights and obligations pursuant to a Substitution Certificate; and

(c)  any successor or successors in title to any of the foregoing;

provided that upon (i) termination in full of all the Commitments of any Bank, and (ii) irrevocable payment in full of all amounts of principal, interest, fees and all amounts arising pursuant to Clause 5.5 and 25.2(c) which may be or become payable to such Bank under the Finance Documents, such Bank shall not be regarded as being a Bank for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Banks or any of them or the Majority Banks or the Majority Offer Banks has been complied with unless the Commitments of all other Banks have been terminated in full on the date on which such Bank's Commitments terminated.

"BASE FINANCIAL STATEMENTS" means the audited annual consolidated accounts of TEG for and as at the end of the financial year of TEG ended 31 March 1997.

"BORROWER" means PA and each Additional Borrower.

"BORROWER ACCESSION AGREEMENT" means an agreement substantially in the form of
Part I of the Sixth Schedule made pursuant to Clause 19.1.

"BORROWING" means any indebtedness for, or for interest or other charges relating to, or otherwise in respect of or pursuant to:

(a) moneys borrowed or raised, including, without limitation, (i) monies raised by the sale of receivables or other financial assets on terms and to the extent that recourse may be had to the vendor (or any other member of the Group) in the event of non-payment of such receivables or financial assets when due (other than recourse as to title and any requirement to repurchase receivables which do not meet the eligibility criteria for inclusion in the disposal or securitisation (other than on grounds of non-payment or insolvency)), and (ii) monies raised under acceptance credit facilities and through the issue of bonds, notes, debentures, bills, loan stocks and other debt securities (including any debt security convertible, but not at the relevant time converted, into share capital);

(b) the outstanding acquisition cost of assets or services to the extent payable on deferred payment terms after the time of acquisition or possession thereof by the party liable (whether or not evidenced by any bond, note, debenture, loan stock or other debt security), excluding retentions or trade credit (whether in respect of assets or services) which are customary in the trade concerned carried on in the normal course and not entered into primarily as a means of raising finance;

(c) moneys received in consideration for the supply of goods and/or services to the extent received more than six months before the due date for such supply (but excluding any liability in respect of bona fide advance payments and deposits received from customers unless so received pursuant to a transaction entered into primarily as a means of raising finance);

(d) leases, agreements or instruments which are treated as finance leases in accordance with the Applicable Accounting Principles (other than the amounts payable in respect of either of the generation lease arrangements in force as at the date hereof between National Power plc and any member of the TEG Group and Powergen plc and any member of the TEG Group if at any time they should be treated as a finance lease);

(e) (i) any guarantee, indemnity, letter of credit or other similar legally binding instrument to assure payment of, or against loss in respect of non-payment of, any of the indebtedness specified in this definition (other than in (f) below) and any counter-indemnity in respect of any thereof; and/or

     (ii) any legally binding agreement or other instrument not falling within paragraph (i) above entered into in connection with any of the indebtedness specified in this definition (other than in (f) below) requiring, or giving any person the right (contingently or otherwise) to require, that any other person invest in, make advances to, purchase assets of or maintain the solvency or financial condition of any other person;

(f)  for the purpose of Clause 24.1(e), any Derivative Transaction; and

(g) transactions which involve or have the commercial effect of the borrowing of commodities as part of an arrangement for or in substitution for the raising of finance, the value of indebtedness concerned for this purpose being the sum which must be paid and/or the value in money terms of the commodities which may be delivered by the "borrower" to, or to the order of, the "lender";

provided that in computing an amount of Borrowings of any person or persons for the purposes of Clause 21.4(b) and the definitions of Consolidated Net Total Borrowings and Consolidated Total Net Interest Payable in Clause 1.1 double counting shall be avoided and:

(i) any interest, dividends, commission, fees or other like financing charges, shall be excluded, save in each case to the extent capitalised;

(ii) the outstanding amount of (A) any Subordinated Debt owed to an Affiliate of the borrower thereof, (B) any Hybrid Preferred Securities (to the extent included in Adjusted Capital and Reserves), and (C) any Project Finance Borrowings, shall be excluded;

(iii) (in the case of paragraph (d)) only the capitalised value (as determined in accordance with the Applicable Accounting Principles) of any items falling thereunder shall be included;

(iv) any item falling within paragraph (e) which is in respect of any sum excluded by item (i) of this proviso shall be excluded;


(v) any item falling within paragraph (e)(ii) shall be included only to the extent that the same has been or (in accordance with the Applicable Accounting Principles) ought to be given a value in the latest or next Accounts;

(vi) any Borrowing issued at a discount shall be valued for the purposes of this definition by reference to the issue price together with any applicable discount required under the Applicable Accounting Principles to be reflected in the relevant person's most recently published financial statements; and

(vii) all obligations and liabilities in respect of Derivative Transactions (other than any Hedging Documents and any form of energy related Derivative Transactions and any hedging agreement that is designed and used solely to protect the Borrower against fluctuations in currency exchange rates and not for speculation) shall be included to the extent the Net Termination Value of such Derivative Transactions at any time exceeds L100,000,000.

"BORROWINGS LIST" means a list delivered to the Facility Agent as a condition precedent hereto initialled on behalf of Services and the Facility Agent for the purposes of identification, identifying (a) all facilities (whether committed or uncommitted and whether or not utilised by the company or companies entitled so to do) estimated to be in place as at 31st March 1998 and in respect of which any utilisation thereunder constitutes or would constitute a Borrowing or obligation of any member of the TEG Group, (b) which of those facilities are expected to have been utilised as at such date and the approximate extent of such utilisations and indicating any such Borrowings or obligations which, to the extent outstanding on the Unconditional Date would be in default on the Unconditional Date or thereafter as a result of the consummation of those matters and things contemplated by the Transaction Documents (or any of them),
(c) the Refinancing Debt, and (d) the member of the Group which (or, where more than one member is identified in respect of any particular Refinancing Debt, whichever of those members is selected by PA to be the member which), subject to becoming a Borrower hereunder, is to be the Borrower of any funds borrowed under the Facility for the refinancing of the Refinancing Debt.

"BUSINESS DAY" means:

(a) a day (other than a Saturday or Sunday) on which banks are open for business in London; and

(b) (in respect of a day on which a payment or other transaction in an Optional Currency is required under this Agreement) a day (not being a Saturday or Sunday) on which banks and foreign exchange markets are open for business in:

       (i)     London;

       (ii) the principal financial centre of the country of that currency, or, if there is more than one relevant country, the countries designated by the Facility Agent; and

       (iii) the principal financial centre of the country of the place of payment of the transaction of that Optional Currency, or, if more than one relevant country, the countries designated by the Facility Agent.

"CASH" means any credit balances on any deposit, savings, current or other account and any cash in hand.

"CASH EQUIVALENT INVESTMENTS" means:

(a) debt securities denominated in Sterling or US Dollars or Australian Dollars issued by the Government of the United Kingdom or the United States of America or Australia (as the case may be) where such debt securities have not more than 12 months to final maturity and are not convertible into any other form of security;

(b) debt securities denominated in Sterling or US Dollars or Australian Dollars which have not more than 12 months to final maturity, are not convertible into any other form of security, are rated P2 or higher by Moody's Investor Services Inc. or A2 or higher by Standard & Poor's Ratings Group and are not issued or guaranteed by any member of the Group; and

(c) certificates of deposit denominated in Sterling or US Dollars or Australian Dollars having not more than 12 months to final maturity issued by a bank incorporated in or having a branch in the United Kingdom or the United States of America or Australia (as the case may be) and rated P2 or higher by Moody's Investor Services Inc. or A2 or higher by Standard & Poor's Ratings Group.

"CHIEF FINANCIAL OFFICER" means the finance director or chief financial officer of PA from time to time or in his absence his deputy (being an Authorised Signatory of PA).

"CITIZENS" means Citizens Power LLC and/or any or all of its Subsidiaries and/or any or all of their respective assets.

"CODE" means The City Code on Takeovers and Mergers.

"COMMITMENT" in relation to a Bank means an amount appearing and designated as such against that Bank's name in the Second Schedule or in the Substitution Certificate or other document by which it became party to or acquired rights under this Agreement (being a "TRANCHE 1 COMMITMENT" or a "TRANCHE 2 COMMITMENT" as therein indicated and, if designated "1A" the amount so designated and, if designated "1B", the amount so designated), in each case as reduced or increased by substitution or transfer pursuant to Clause 30 and any Substitution Certificates to which such Bank is party, and to the extent not cancelled, reduced or terminated under this Agreement.

"CONSOLIDATED EBITDA" for any period comprising an annual Accounting Period or four (taking into account the provisions of Clause 23.2) consecutive quarterly Accounting Periods of PA (taken together as one period) means the profit of the PA Group for such period:

     BEFORE DEDUCTING all depreciation and other amortisation (including, without limitation, amortisation of goodwill arising from and upon the acquisition of the Shares and amortisation of Offer Costs and amortisation of any prepayment made of lease rentals arising pursuant to the generation lease arrangements in force as at the date hereof between National Power plc and a member of the TEG Group and between Powergen Plc and a member of the TEG Group);

     BEFORE TAKING INTO ACCOUNT all extraordinary items (whether positive or negative);

     BEFORE DEDUCTING advance corporation tax, mainstream corporation tax, windfall, occasional or non-recurring or recurring taxes and taxes imposed on the income, gains or turnover of a company by virtue of it being a company which falls within a specified class and their equivalents in any relevant jurisdiction;

     BEFORE TAKING INTO ACCOUNT Consolidated Total Net Interest Payable for such period;

     BEFORE DEDUCTING any Offer Costs;

     AFTER DEDUCTING any gain over and ADDING back any loss by reference to book value of the PA Group arising on the sale, lease or other disposal of any asset (other than on the sale of trading stock) during such period and any gain or loss arising on revaluation of any asset during such period, in each case to the extent that it would otherwise be taken into account, and for the purposes of the foregoing no item shall be effectively deducted, credited or otherwise taken into account more than once in this calculation, all items shall be determined on a consolidated basis and (subject only as may be required in order to reflect the express inclusion or exclusion of items as specified in this definition) in accordance with the Applicable Accounting Principles and as determined from the consolidated Accounts of the PA Group for such annual Accounting Period or for the relevant Accounting Periods falling within such period.

"CONSOLIDATED NET TOTAL BORROWINGS" at any time means the aggregate at that time of the Borrowings of the members of the PA Group from sources external to the PA Group (giving effect to the proviso to the definition of Borrowings in Clause 1.1),

     LESS the PA Group's Cash (excluding the cash referred to in item 2 of the Tenth Schedule) and Cash Equivalent Investments except to the extent that such Cash or Cash Equivalent Investments cannot be legally remitted at that time to a member of the PA Group in the United Kingdom, the United States of America or Australia;

calculated on a consolidated basis and (subject only as may be required in order to reflect the express inclusion or exclusion of items as specified herein and/or in the definition of Borrowings in Clause 1.1) in accordance with the Applicable Accounting Principles and, where the calculation is being made as at the end of any Accounting Period for which a consolidated balance sheet of the PA Group has been delivered to the Facility Agent, as determined from that balance sheet together with a Reconciliation Statement in relation thereto.

"CONSOLIDATED TOTAL NET INTEREST PAYABLE" for any period comprising an annual Accounting Period or four (taking into account the provisions of Clause 23.2) consecutive quarterly Accounting Periods (taken together as one period) of PA means the Interest accrued during such period on Borrowings of any member or members of the PA Group from sources external to the PA Group (giving effect to the proviso to the definition of Borrowings in Clause 1.1) (whether or not paid during or deferred for payment after such period but excluding interest capitalised in accordance with the Applicable Accounting Principles) adjusted to take account of any amount constituting Interest receivable by any member or members of the PA Group under interest rate and/or currency hedging agreements or instruments, LESS Interest (other than Interest under interest rate and/or currency hedging agreements or instruments already taken into account as aforesaid) accrued during such period in favour of members of the PA Group from external sources, all determined on a consolidated basis and (subject only as may be required in order to reflect the express inclusion or exclusion of items as specified in this definition) in accordance with the Applicable Accounting Principles and as shown in the consolidated Accounts of the PA Group for such annual Accounting Period or for the Accounting Periods falling within such period.

"DANGEROUS SUBSTANCE" means any radioactive emissions, noise, any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous substance or waste, gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare.

"DEBENTURE" means the mortgage debenture of even date herewith made between Services, Finance, PA and the Security Agent as supplemented by any deeds of accession or other instrument supplemental thereto.

"DEFAULT" means (a) any Event of Default or (b) any event which, with the giving of notice and/or the expiry of any grace or cure period stated in any Finance Document would be or become an Event of Default, provided that any such event which by reason of express provisions in any Finance Document requires the satisfaction of a condition as to materiality (including, without limitation, the existence or absence of an opinion or determination as to materiality) before it may become an Event of Default shall not be a Default unless that condition is satisfied.

"DERIVATIVE TRANSACTIONS" means any rate swap transactions, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

"DIRECTOR-GENERAL" means the person appointed from time to time by the Secretary of State to hold office as the Director General of Electricity Supply for the purpose of the Act.

"DIRECTOR GENERAL OF GAS SUPPLY" means the person appointed from time to time by the Secretary of State to hold office as the Director General of Gas Supply for the purpose of the Gas Act.

"DISTRIBUTIONS" bears the meaning given to that term in Clause 21.6.

"DISTRIBUTION BUSINESS" means the business of EE, or any successor undertaking to that business within the PA Group, in or ancillary to the distribution (whether for its own account or that of any other party) of electricity through the distribution system of EE or, as the case may be, such successor and includes any business providing connections to such distribution system.

"DOCUMENTARY CREDIT" means any letter of credit, guarantee or bond issued or to be issued pursuant to Clause 5.4, in each case as varied from time to time.

"EE" means Eastern Electricity plc.

"ENCUMBRANCE" means any mortgage, pledge, lien, charge, assignment for the purpose of providing security, hypothecation, security interest or other arrangement having the effect of providing security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien as a form of security).

"ENERGYCO" means PacifiCorp Energyco an unlimited company incorporated under the laws of England and Wales (No. 3335442).

"ENERGYCO FACILITY AGREEMENT" means a credit agreement dated on or around the date hereof between PacifiCorp Group Holdings Company, EnergyCo, the Lenders named therein, Citibank, N.A. as paying agent, Citicorp USA, Inc. as collateral agent and Citicorp Securities, Inc., Goldman Sachs Credit Partners, L.P. and J.P. Morgan Securities Inc. as arrangers.

"ENERGYCO LENDERS" means the Lenders (as defined in the EnergyCo Facility Agreement) from time to time.

"ENERGYCO/SERVICES LOAN AGREEMENT" means the loan arrangements entered into or to be entered into between Services and EnergyCo pursuant to which EnergyCo shall lend to Services an amount as more fully described in the Structure Memorandum.

"ENVIRONMENT" means all, or any of, the following media, the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation, surface and sub-surface soil).

"ENVIRONMENTAL CLAIM" means any claim by any person:

(a) in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b) that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings, including without limitation any such claim arising from injury to persons, property or natural resources.

"ENVIRONMENTAL CONTAMINATION" means each of the following and their consequences:

(a) any release, emission, leakage or spillage of any Dangerous Substance at or from any site owned, occupied or used by any member of the Services Group into any part of the Environment; or

(b) any accident, fire, explosion or sudden event at any site owned, occupied or used by any member of the Services Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)  any other pollution of the Environment.

"ENVIRONMENTAL LAW" means all applicable laws (including, without limitation, common law), regulations, directing codes of practice, circulars, guidance notices and the like having legal effect (whether in the United Kingdom or elsewhere) concerning pollution or the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

"ENVIRONMENTAL LICENCE" means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

"EVENT OF DEFAULT" means, subject to Clause 24.3, any of the events specified in Clause 24.1.

"FACILITY" means:

(a) when designated "TRANCHE 1", the term loan facilities referred to in Clauses 2.1(a) and (b), being divided into the Tranche 1A Facility (referred in Clause 2.1(a)) and the Tranche 1B Facility (referred in Clause 2.1(b)), as indicated therein;

(b) when designated "TRANCHE 2", the revolving credit facility referred to in Clause 2.1(c);

(c) without any such designation, the Tranche 1 Facility or the Tranche 2 Facility, as the context requires,

and "FACILITIES" means all of them.

"FACILITY OFFICE" in relation to a Bank means:

(a) the office of that Bank whose address appears under its name in the Second Schedule or is specified for this purpose in the schedule to the Substitution Certificate or in any other document by which such Bank became party to or acquired rights under this Agreement; and/or

(b) any (and each) other office notified by that Bank to the Facility Agent in accordance with Clause 30.6 as the office through which that Bank will participate in the Facilities or any of them.

"FEE LETTERS" means the letters referred to in Clause 27.2.

"FINAL REPAYMENT DATE" means the fifth anniversary of the date hereof.

"FINANCE DOCUMENTS" means this Agreement and any Documentary Credit issued hereunder, the Fee Letters, the Substitution Certificates, the Borrower Accession Agreements, the Guarantor Accession Agreements, the Debenture, the Hedging Documents, the Intercreditor Agreement, the EnergyCo/Services Loan Agreement, the Services/Finance Loan Agreement, the PA Note and any other document designated as such by the Facility Agent and Services.

"FINANCE PARTY" means each Arranger, each Bank, the LC Bank, the Security Agent and the Facility Agent (together the "FINANCE PARTIES").

"FIXED DOLLAR EQUIVALENT" in relation to any amount denominated in Sterling means the equivalent hereof in Dollars at an exchange rate as set out in a letter between the Facility Agent and Services of even date.

"FIXED STERLING EQUIVALENT" in relation to any amount denominated in Dollars means the equivalent thereof in Sterling at an exchange rate as set out in a letter between the Facility Agent and Services of even date.

"GAS ACT" means the Gas Act 1986 (as amended by the Gas Act 1995).

"GAS FRAMEWORK AGREEMENT" means an agreement dated 1st March, 1996 and entered into between British Gas Transco and Eastern Natural Gas (Retail) Limited.

"GENERATION BUSINESS" means the business of TEG and its Subsidiaries in or ancillary to the generation (whether for its own account or that of any other party) of electricity.

"GROUP" means:

(a) when designated "SERVICES", Services and its Subsidiaries from time to time;

(b)  when designated "PA", PA and its Subsidiaries from time to time;

(c) without such designation, the PA Group or the Services Group, as the context so requires; and

(d)  when designated "TEG", TEG and its Subsidiaries from time to time.

"GUARANTOR" means each of Services, Finance, PA and each Additional Guarantor.

"GUARANTOR ACCESSION AGREEMENT" means an agreement substantially in the form of
Part II of the Sixth Schedule made pursuant to Clause 19.2.


"HEDGING DOCUMENTS" means any and all interest rate swap and/or interest rate cap and/or other interest rate hedging agreements entered into or committed to be entered into by any member of the PA Group in relation to the risk management of PA Group's floating rate interest exposure as have been heretofore (and/or as may hereafter be) agreed in writing between Services and the Facility Agent to constitute the Hedging Documents, including without limitation, and whether or not so further agreed in writing those contemplated by Clause 4.1(d).

"HOLDING COMPANY" means, in relation to a body corporate, any other body corporate of which it is a Subsidiary.

"HYBRID PREFERRED SECURITIES" means any securities, permanent debt obligations or similar instruments or arrangements (each in this definition referred to as "preferred securities") issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

    (i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to a member of the Services Group in exchange for Subordinated Debt issued by a member of the Services Group;

    (ii) such preferred securities contain terms providing for the deferral of payments corresponding to provisions providing for the deferral of interest payments on such Subordinated Debt; and

    (iii) the relevant member of the Services Group makes periodic interest payments on such Subordinated Debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the preferred securities.

"HYBRID PREFERRED SECURITIES SUBSIDIARY" means any person (i) all of the common equity interest of which is owned (either directly or indirectly) through one or more wholly-owned members of the Services Group at all times, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities, and (iii) substantially all of the assets of which consist at all times of Subordinated Debt issued by members of the Services Group and payments made from time to time on such Subordinated Debt.

"INFORMATION MEMORANDUM" means an information memorandum relating to the Services Group as, when and if agreed between Services and the Arrangers for use in the syndication of the Facility.

"INTERCREDITOR AGREEMENT" means an agreement in the agreed form made or to be made between Services, Finance, PA, the Subordinated Creditors, the Senior Creditors, the Hedging Banks, the Facility Agent and the Security Agent (in each case as defined therein).

"INTEREST" means:

(a) interest and amounts in the nature of interest accrued (including, without limitation, the interest elements of finance leases and interest and dividend payments accrued and any other regular payment, other than in respect of principal or capital, accrued in respect of any Borrowing);

(b) prepayment penalties or premiums incurred in repaying or prepaying any Borrowing;

(c) discount fees and acceptance fees payable or deducted in respect of any Borrowing (including all fees payable in connection with any letter of credit, guarantee or acceptance); and

(d) any other costs, expenses and deductions of the like effect and any net payment (or, if appropriate in the context, minus any net receipt) under any interest rate hedging agreement or instrument, taking into account any premiums payable for the same and the interest element of any net payment (or, if appropriate in the context, minus the interest element of any receipt) under any currency hedging instrument or arrangement (plus or minus any accrued exchange gains or losses with respect to such interest element).

For the avoidance of doubt, "INTEREST" includes commitment, utilisation and non-utilisation fees (including, without limitation, those payable hereunder) but excludes agent's and front-end, management, arrangement and participation fees with respect to any Borrowing (including, without limitation, those payable hereunder) and includes any up-front premium or front-end fee payable pursuant to any interest rate hedging agreement or instrument.

"INTEREST DATE" means, in relation to any Advance or any overdue amount, the last day of an Interest Period relating thereto.

"INTEREST PERIOD" means, in relation to any Advance, each (or the) period determined in accordance with Clause 10 or Clause 5.2(f) respectively, and, in relation to any overdue amount, each period determined in accordance with Clause 11.3.

"LC BANK" means Citibank, N.A. and/or any other bank which becomes an LC Bank pursuant to Clause 5.8.

"LIBOR" in relation to any Advance or overdue amount for any Interest Period relative thereto, means:

(i) the annual rate of interest which appears on Telerate page 3750 or any equivalent successor to such page, as appropriate (as determined by the Facility Agent) (the "TELERATE SCREEN") at or about 11.00 a.m. (London time) on (in the case of an Advance in Sterling) the first Business Day of or (in the case of an Advance in an Optional Currency) the second Business Day prior to the commencement of, such Interest Period, as being the interest rate offered in the London Interbank Market (in the case of Sterling) or London Interbank Eurocurrency Market (in the case of an Optional Currency) for Sterling or such Optional Currency (as appropriate) deposits for delivery on the first day of such Interest Period and for a period comparable to such Interest Period; and

(ii) (if the relevant rate does not appear on the Telerate Screen for the purposes of paragraph (i) or the Facility Agent determines that no rate for a period of comparable duration to the relevant Interest Period appears on the Telerate Screen), the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the respective rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks (or if there is then only one Reference Bank, the rate quoted by that Reference Bank) to leading banks in the ordinary course of business in the London Interbank

     Market (in the case of an Advance denominated in Sterling) or London Interbank Eurocurrency Market (in the case of an Advance denominated in an Optional Currency) at or about 11.00 a.m. on (in the case of Sterling) the first Business Day of or (in the case of an Advance denominated in an Optional Currency) the second Business Day prior to the commencement of, such Interest Period for the offering of deposits in Sterling or such Optional Currency (as applicable) for a period comparable to its Interest Period and in an amount comparable to the amount of such Advance, provided that if any of the Reference Banks shall be unable or otherwise fails so to supply such offered rate by 1.00 p.m. on the required date, "LIBOR" for the relevant Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks.

"LICENCE" means any Public Electricity Supply Licence or Electricity Generation Licence issued pursuant to Section 6(1) of the Act to a member of the Services Group as modified or supplemented from time to time and if any such Licence is split by or with the consent of the Director General into more than one new licence, each of such new licences.

"LICENCEHOLDER"means at any time a member of the Services Group which then holds a Licence.

"LICENCE UNDERTAKING" means any and each written undertaking or assurance given in connection with the Offer by any one or more of Services, PA or TEG or any Affiliate of any of them to the Director General or the Director General of Gas Supply or the Secretary of State concerning the management and/or ownership of and/or other matters concerning TEG or any other member of the TEG Group once it has become a Subsidiary of Services.

"MAJORITY BANKS" means at any time:

(a) whilst no Utilisation is outstanding, a Bank or Banks the aggregate amount of whose Commitments at the relevant time represents by value more than sixty-six and two-thirds per cent. (662/3%) of the Total Commitments at such time;

(b) if a Utilisation is then outstanding, a Bank or Banks the aggregate of whose participations in the Utilisations and aggregate potential liability under Utilisations outstanding at such time represents by value more than sixty-six and two-thirds per cent. (662/3%) of the aggregate of all the Utilisations and all the Outstanding Liability Amounts of all Utilisations outstanding at such time;

provided that whilst the Original Banks are the only Banks, the term "MAJORITY BANKS" shall mean all of the Banks together.

"MAJORITY OFFER BANKS" means at any time Banks the aggregate amount of whose Commitments at the relevant time represents by value more than fifty per cent. (50%) of the Total Commitments at such time, provided that such Banks include all of the Original Banks.

"MARGIN" means one point three per cent (1.30%) per annum, provided that if at any time after the date falling six months after the date of the first Utilisation Date, the consolidated Accounts of the PA Group most recently delivered to the Facility Agent (whether before or after that date) pursuant to Clauses 21.2(a)(i) or 21.2(a)(ii) as the case may be, and the reports and certificates relating thereto delivered pursuant to Clause 21.2(a)(iii) or 21.2(a)(iv) (as the case may be) disclose that the percentage of Consolidated Net Total Borrowings to the sum of Adjusted Capital and Reserves and Consolidated Net Total Borrowings of the PA Group as at the last day of the Accounting Period in respect of which such Accounts were delivered is within the ratios set out in column 1 below:

               (1)                           (2)
                %                       Margin (p.a.)

(a)  Greater than 75%                        1.30%
(b)  Equal to or less than 75% but
     greater than 70%                        1.10%
(c)  Equal to or less than 70% but
     greater than 65%                        0.90%
(d)  Equal to or less than 65% but
     greater than 60%                        0.70%
(e)  Equal to or less than 60%               0.50%

then (subject as mentioned below), the Margin shall be the percentage per annum set out in Column 2 above opposite such ratio, in each case during (but only during) the period from (and including) the date on which the Facility Agent has received the relevant Accounts pursuant to Clause 21.2(a)(i) and the reports and certificates relating thereto pursuant to Clause 21.2(a)(iii) or has received Accounts pursuant to Clause 21.2(a)(ii) and the certificates relating thereto pursuant to Clause 21.2(a)(iv), as the case may be, until (but excluding) the earlier of the following dates:

(a) the date on which the Facility Agent next receives the relevant Accounts for an annual Accounting Period pursuant to Clause 21.2(a)(i) and a report and certificates relating thereto pursuant to Clause 21.2(a)(iii);

(b) the date on which the Facility Agent receives the relevant Accounts for the next succeeding quarterly Accounting Period of the PA Group pursuant to Clause 21.2(a)(ii) and a certificate relating thereto pursuant to Clause 21.2(a)(iv);

(c) the latest date (the "LATEST DATE") by which the Facility Agent should have received any such Accounts and certificates in accordance with the terms of such Clauses where the Facility Agent has not received the same by such date; and

(d) the date (falling on or after the first day of such period) on which the Facility Agent gives notice pursuant to Clause 24.2 declaring that an Event of Default has occurred,

Provided that:

(i) if the Margin has been reduced in reliance on unaudited Accounts (and corresponding certificate) for the quarterly Accounting Periods in any annual Accounting Period and the audited Accounts (and corresponding report and certificate) do not justify that reduction, such reduction shall be reversed with retrospective effect so that subject as provided in this definition the Margin shall be that justified by the audited Accounts and amounts calculated by reference to the reduced Margin (whether or not already paid) shall be recalculated by reference to the Margin justified by such audited Account; and

(ii) if the Margin has been increased as a result of the occurrence of (c) or
     (d) above then upon the Facility Agent confirming in writing to the Banks and Services that such Event of Default has been cured to the satisfaction of the Banks (acting reasonably) then as at the date of such confirmation the Margin shall be recalculated by reference to the Accounts and certificate received in respect of the last quarterly Accounting Period pursuant to Clauses 21.2(a)(ii) and 21.2(a)(iv), but such recalculation shall not have any retrospective effect.

"MATCHING AMOUNT" means, with respect to any Tranche 1A Advance requested to be made hereunder pursuant to a Request, an amount in cash to be lent by Powercoal to PA on the terms of the PA Note equal to the Fixed Dollar Equivalent of the Matching Amount Percentage of the Requested Amount for that Tranche 1A Advance.

"MATCHING AMOUNT PERCENTAGE" means, the percentage specified as such in a letter between the Facility Agent and Services of even date (or such other percentage as Services and the Facility Agent after consultation with the Banks may agree in writing, provided that the Facility Agent shall not without the prior consent of the Majority Banks agree any percentage which differs from that specified in figures in the letter by more than 0.5).

"MATERIAL ADVERSE EFFECT" means any effect which is or is reasonably likely to have:

(i) a material adverse effect on the ability of any Obligor which is also a Material Subsidiary to perform its obligations under the Finance Documents (taken as a whole); and/or

(ii) (where the context so admits) a material impairment of the ability of the Obligors to perform their obligations under the Finance Documents to which they are a party or a material impairment of the rights of or benefits available to the Finance Parties under the Finance Documents excluding in each case as a direct result of changes of price levels or pricing in respect of the supply and/or distribution of electricity pursuant to the terms of any Licence.

"MATERIAL SUBSIDIARY" means, at any time, each Obligor (other than Services) and, on and from the Unconditional Date, each Licenceholder other than a Licenceholder whose Licence relates solely to the generation of electricity, together with:

(i) on and from the Unconditional Date until the date from which paragraph (ii) below applies:

     (a)  TEG;

     (b)  EE;

     (c)  Eastern Merchant Property Limited;

     (d)  Eastern Power and Energy Trading Limited;

     (e)  Eastern Group Finance Limited;

     (f)  Eastern Merchant Generation Limited; or

(ii) (from the date on which the Facility Agent first receives Accounts pursuant to Clause 21.2(a)(ii) and (vi)), any Subsidiary of PA (other than any Project Finance Subsidiary):

     (I) (A) whose profits before tax (on a consolidated basis if it has Subsidiaries (excluding any profits from any Project Finance Subsidiary) and for the latest period comprising an annual Accounting Period of PA or four consecutive quarterly Accounting Periods of PA (taken together as one period) for which consolidated Accounts of the PA Group have been delivered to the Facility Agent) on ordinary activities or (B) whose gross assets (excluding any attributable to any Project Finance Subsidiary and excluding goodwill) represent 5% or more of the consolidated profits before tax (excluding any profits from any Project Finance Subsidiary) on ordinary activities of the PA Group for such period or, as the case may be, consolidated gross assets (excluding any attributable to any Project Finance Subsidiary and excluding goodwill) of the PA Group, in each case as calculated by reference to the latest consolidated Accounts of the PA Group delivered to the Facility Agent adjusted in such manner as the auditors of PA may determine (which determination shall be conclusive in the absence of manifest error) to reflect the profits (or losses) before tax (excluding any profits from any Project Finance Subsidiary) on ordinary activities and consolidated gross assets (excluding any attributable to any Project Finance Subsidiary and excluding goodwill) of any person which has become or ceased to be a member of the PA Group since the end of the financial period to which the latest financial statements of the PA Group relate; or

     (II) to which is transferred (after the end of the financial period to which the latest consolidated financial statements of the PA Group relate) all or substantially all of the business, undertaking or assets of a Subsidiary which immediately prior to such transfer is a Material Subsidiary whereupon the transferor Subsidiary shall cease to be a Material

          Subsidiary under this sub-Clause (ii) upon the completion of such transfer.

"MODEL" means the economic projections and base assumptions concerning the PA Group prepared by PacifiCorp in the agreed form.

"NEGATIVE TERMINATION AMOUNT" means, with respect to any arrangement falling within paragraph (f) of the definition of Borrowing in Clause 1.1., the amount (if any) that would be required to be paid by the relevant member of the PA Group if such arrangement were terminated by reason of a default by it or other termination event relating to the arrangement. The Negative Termination Amount of any such arrangement at any date shall be determined (a) as of the end of the most recent quarterly Accounting Period for which accounts have been delivered pursuant to Clause 21.2 if such arrangement was then outstanding or (b) as at the date such arrangement is entered into if it is entered into after the end of such quarterly Accounting Period; Provided, however, that if an agreement between the member of the PA Group and the relevant counterparty provides that, upon any such termination by such counterparty, one or more other arrangements falling within paragraph (f) of the definition of Borrowing in Clause 1.1 (if any then exist) between such member of the PA Group and such counterparty would also terminate and the amount (if any) payable by such member of the PA Group would be a net amount reflecting the termination of all arrangements falling within paragraph (f) of the definition of Borrowing in Clause 1.1 so terminated, then the Negative Termination Amount of all such arrangements subject to such netting shall be, at any date, a single amount equal to such net amount (if any) payable by the member of the PA Group determined as of the later of (a) the end of the most recent quarterly Accounting Period for which accounts have been delivered pursuant to Clause 21.2 or (b) the date on which the most recent arrangement subject to such netting was entered into.

"NET PROCEEDS" means:

(a) the consideration received by any member of the Services Group (other than a Project Finance Subsidiary) in respect of the disposal to any person who is not a member of the Services Group of all or any part of its business, undertaking or assets (including the amount of any intercompany debt repaid to continuing members of the Group other than a Project Finance Subsidiary), net of all Taxes applicable on, or to any gain resulting from, the disposal and of all reasonable costs, fees and expenses incurred by members of the Services Group in arranging and effecting that disposal;

(b) the proceeds of any equity subscription in the capital of Services made after the date hereof and not otherwise contemplated in the Structure Memorandum (other than any equity subscription made by EnergyCo to the extent permitted by Clause 21.6(e)); and/or

(c) the proceeds of any claim for loss or destruction of or damage to the property of a member of the Services Group (other than a Project Finance Subsidiary) made by a member of the Services Group (other than a Project Finance Subsidiary) under any insurance policy save where Services notifies the Facility Agent in writing that such proceeds are to be applied in reinstating the property concerned or purchasing like replacement property,

Provided that to the extent such consideration is received by the relevant member of the Services Group other than in cash, the Net Proceeds in respect of such consideration shall be deemed to arise on the date on which that consideration is converted into cash.

"NET TERMINATION VALUE" shall mean with respect to all Derivative Transactions (other than any Hedging Documents, any form of energy related Derivative Transaction and any hedging agreement that is designed and used solely to protect the Borrower against fluctuations in currency exchange rates and not for speculation), the difference between (a) the aggregate amounts (if any) that would be required to be paid by any member of the PA Group if such Derivative Transactions were terminated by reason of a default relating to any member of the PA Group, and (b) the aggregate amounts (if any) that any member of the PA Group would be entitled to receive if such Derivative Transactions were terminated by reason of a default relating to any member of the PA Group. The Net Termination Value shall be determined (a) as of the end of the most recent quarterly Accounting Period ended on or prior to such date if such Derivative Transaction was then outstanding or (b) as of the date such Derivative Transaction is entered into if it is entered into after the end of such fiscal quarter.

"NETWORK CODE" means the Network Code Principal Document dated 1st March, 1996 (as modified from time to time).

"OBLIGOR" means each Borrower and each Guarantor.

"OFFER" means the offer for the Shares to be made by Goldman Sachs International on behalf of PA substantially on the terms and conditions referred to in the Press Release, as the same may be amended, varied, renewed or waived in compliance with Clause 22 (other than Clause 22(a)(i)(C), (ii) or (iii) or 22(d)).

"OFFER ACCOUNT" means the account in the name of PA opened with Citibank, N.A. on or before the Unconditional Date for the purposes of effecting the acquisition of the Shares.

"OFFER COSTS" means all banking, brokerage, foreign exchange hedging, accounting, legal, public relations and other fees and commissions, out-of-pocket costs and expenses and stamp, registration, transfer and similar taxes incurred by or on behalf of Services or any Subsidiary thereof (including any member of the TEG Group which becomes such a Subsidiary pursuant to the Offer) in connection with the negotiation, preparation, execution and implementation of the Transaction Documents or otherwise in connection with the Offer (including any refinancing referred to in Clause 3.1(a)(ii)).

"OFFER DOCUMENT" means the document to be delivered to the shareholders of TEG containing the formal Offer.

"OFFER TERMINATION DATE" means the earliest date (as notified by PA to the Facility Agent in writing) on which all of the following have occurred:

(a) all payments in respect of acceptances of the cash alternative in the Offer have been made in full;

(b)  no further such acceptances are possible; and

(c) all procedures pursuant to section 428 et seq. Companies Act 1985 which are capable of being implemented have been completed and all payments pursuant thereto to shareholders in TEG have been made in full.


"OPEN MARKET SHARES" means the shares (if any) in the capital of TEG purchased by PGH (or any Affiliate thereof) prior to the Unconditional Date (including any such shares represented by TEG's American Depositary Shares).

"OPTIONAL CURRENCY" means any freely available and transferable eurocurrency.

"OPTION SCHEMES" means any employee share save or share option scheme, long term incentive plan, employee benefit trust, savings plan or other employee share scheme of TEG or any of its Subsidiaries as in effect at the Unconditional Date.

"OPTIONHOLDERS" means holders for the time being of options issued under or participants in or beneficiaries under any of the Option Schemes.

"ORIGINAL STERLING AMOUNT" means in relation to any amount:

(a) (if denominated in Sterling) the principal amount which is, or is to be outstanding, drawn or issued; or

(b) (if denominated in an Optional Currency) the Sterling Equivalent of the principal amount which is, or is to be outstanding, drawn or issued, calculated, in the case of an Advance, three Business Days prior to the Utilisation Date for that Utilisation and in the case of a Documentary Credit, on the Utilisation Date for that Utilisation.

"OUTSTANDING LIABILITY AMOUNT" in relation to any Documentary Credit at any time means the maximum amount for which the LC Bank or the Banks, as the case may be, could be actually and/or contingently liable thereunder less the aggregate of
(i) all amounts thereof repaid or prepaid hereunder and (ii) all amounts (if any) paid out by the LC Bank (or the Banks) thereunder for which the LC Bank and/or the Banks have been reimbursed by the Obligors (whether or not out of the proceeds of a Tranche 2 Advance).

"PA NOTE" means the loan note issued or to be issued by PA to Powercoal in the agreed form as contemplated by the Structure Memorandum evidencing the Powercoal/PA Loan.

"PA/PEABODY NOTE" means the loan note evidencing the debt owed by PA to Peabody Global or Peabody Investments incurred pursuant to the Asset Split.

"PACIFICORP" means PacifiCorp, an Oregon corporation incorporated on 11 August 1987.

"PANEL" means The Panel on Takeovers and Mergers.

"PEABODY GLOBAL" means Peabody Global Investments, Inc., a Delaware corporation.

"PEABODY HOLDINGS" means Peabody Holding Company Inc., a New York corporation, and each of its subsidiaries.

"PEABODY INVESTMENTS" means Peabody Investments Inc., a Delaware corporation.

"PEABODY GROUP" means Citizens and Peabody Holdings.

"PGH" means PacifiCorp Group Holdings Company, a Delaware corporation incorporated on 3 July 1984 (formerly known as PacifiCorp Holdings, Inc.)

"POOLING AND SETTLEMENT AGREEMENT" means an agreement dated 30th March, 1990 made by TEG with the National Grid Company plc and others setting out the rules and procedures for the operation of an electricity trading pool and of a settlement system (and, while the same has effect, the "INITIAL SETTLEMENT AGREEMENT" also dated 30th March, 1990 and made between the same parties), as amended from time to time.

"POWERCOAL" means PacifiCorp Powercoal LLC, a limited liability company organised on 10 June 1997 under the laws of Oregon.

"POWERCOAL FACILITY AGREEMENT" means a credit agreement dated on or around the date hereof between Powercoal, the Lenders (as defined therein), Citibank, N.A. as paying agent, swingline lender and issuing bank and Citicorp USA Inc. as collateral agent.

"POWERCOAL INTERCREDITOR AGREEMENT" means an agreement in the agreed form entered into by certain of the parties hereto and certain of the parties to the Powercoal Facility Agreement.

"POWERCOAL LENDERS" means the Lenders (as defined in the Powercoal Facility Agreement) from time to time.

"POWERCOAL LOAN" means, at any time, all amounts outstanding at that time upon and subject to the terms of the Powercoal Facility Agreement.

"POWERCOAL/PA LOAN" means the loan made by Powercoal to PA from funds advanced to Powercoal under the Powercoal Facility Agreement to assist PA in funding its purchase of the Shares pursuant to the Offer.

"PRESS RELEASE" means the agreed form of press release by which the Offer is announced.

"PROJECT FINANCE BORROWINGS" means any indebtedness of a type referred to in any of paragraphs (a)-(g) of the definition of "Borrowing" in this Clause 1.1 which finances or otherwise relates to the acquisition, development, ownership and/or operation of an asset or combination of assets whether directly or indirectly:

(a)  which is incurred by a Project Finance Subsidiary; or

(b) in respect of which the person or persons to whom such Borrowing is or may be owed by the relevant debtor (whether or not a member of the PA Group) has or have no recourse whatsoever to any member of the PA Group (other than to a Project Finance Subsidiary) for the repayment thereof other than:

     (i) recourse to such debtor for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset or assets; and/or

     (ii) recourse to such debtor for the purpose only of enabling amounts to be claimed in respect of such Borrowing in an enforcement of any Encumbrance given by such debtor over such asset or assets or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like in the debtor over its shares or like interest in the capital of the debtor) to secure such Borrowing or to secure any recourse referred to in (iii) below, Provided that
            (I) the extent of such recourse to such debtor is limited solely to the amount of any recoveries made on any such enforcement, and (II) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Borrowing, to commence proceedings for the winding up or dissolution of the debtor or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the debtor or any of its assets (save only for the assets the subject of such Encumbrance); and/or

     (iii) recourse (I) to such debtor generally, or directly or indirectly to a member of the PA Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; and/or (II) to shares and/or any other ownership interest in or loans to and/or the assets of such debtor and/or any Project Finance Subsidiary owned by a member of the Services Group.

"PROJECT FINANCE SUBSIDIARY" means any person:

(a) whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of any asset or combination of assets whether directly or indirectly;

(b) none of whose Borrowings in respect of the financing of the ownership, acquisition, development and/or operation of any such asset benefits from any recourse whatsoever to any member of the Services Group (other than such person or another Project Finance Subsidiary) in respect of the repayment thereof, except as expressly referred to in paragraph (b)(iii) of the definition of "Project Finance Borrowings" in this Clause 1.1; and

(c) which has been designated as such by Services or a Subsidiary of Services by written notice to the Facility Agent provided that Services or a Subsidiary of Services may give written notice to the

     Facility Agent at any time that any Project Finance Subsidiary is no longer a Project Finance Subsidiary, whereupon it shall cease to be a Project Finance Subsidiary.

"RECOGNISED BANK" means at any time a person which:

(a) is a bank as defined in Section 840A of the Income and Corporation Taxes Act 1988 (or any statutory re-enactment or modification thereof, in substantially the same form and content as at the date hereof) which is beneficially entitled to and within the charge to United Kingdom corporation tax as regards any interest received by it under this Agreement; or

(b) if at any time Section 349 or Section 840A of the Income and Corporation Taxes Act 1988 (or a statutory re-enactment or modification thereof, in substantially the same form and context as at the date hereof) shall not be in full force and effect, is either (where no amendment to this definition is agreed with the intention of restoring the economic position of the parties hereunder as regards the applicability of United Kingdom withholding taxes) a bank carrying on through its Facility Office a bona fide banking business in the United Kingdom which is beneficially entitled to and is within the charge to United Kingdom corporation tax as regards any interest payable or paid to it under this Agreement or (if such an amendment is agreed) a bank qualifying for the purposes of any replacement tax legislation so that interest hereunder may be paid to it without deduction of United Kingdom income tax; or

(c) is acting from outside the United Kingdom and is resident (as defined in the appropriate double taxation treaty) in a jurisdiction outside the United Kingdom with which, at the time it becomes a party to this Agreement, the United Kingdom has an appropriate double taxation treaty and at such time such treaty provides under its terms for complete exemption from United Kingdom income tax on United Kingdom source interest for an entity such as itself when acting through the branch through which it is acting for the purposes of this Agreement, and such entity has made at the date on which it becomes a Bank hereunder the appropriate application to the appropriate tax authority under such treaty for such exemption (such entity being referred to herein as a "TREATY BANK").


"RECONCILIATION STATEMENT" in respect of any Accounts, means a statement signed (in respect of audited consolidated Annual Accounts) by the Auditors or, (in respect of unaudited consolidated quarterly Accounts) the Chief Financial Officer describing (a) any changes which would be required to be made to such Accounts and the treatment of any item therein (including, without limitation any necessary change in the treatment of goodwill) to conform such Accounts to the Applicable Accounting Principles and setting out the effects of such changes (if any) on the items therein, and (b) any departure from the Applicable Accounting Principles in the preparation of such Accounts and either stating that such departure has not altered any of the numerical information required for the purpose of establishing whether or not PA is in compliance with its obligations under Clause 23.1 or (if it has altered such information) setting out the effects of such alteration in reasonable detail.

"REFERENCE BANKS" means the principal London offices of Citibank, N.A. and Morgan Guaranty Trust Company of New York and/or of such other Banks (if any) as may become Reference Banks pursuant to Clause 30.5.

"REFINANCING DEBT" means all Borrowings or obligations set out in the Borrowings List which are indicated on that list as being likely to be in default as at the Unconditional Date or thereafter as a result of the consummation of those matters and things contemplated by the Transaction Documents (or any of them) occurring or which PA has indicated on that list may be refinanced in accordance with the provisions of Clause 21.9.

"RENT FACTORING AGREEMENT" means the Deed of Assignment of Rents dated 28th October 1996 made between Eastern Merchant Properties Limited, Eastern Group Finance Limited, certain banks and Barclays Bank PLC (as agent).

"REQUEST" means a request, substantially in the form of the Third Schedule (as appropriate), made by a Borrower to the Facility Agent for a Utilisation.

"RESERVATIONS" means the qualifications and reservations set out in the Ninth Schedule.

"ROLLOVER ADVANCE" bears the meaning given to that term in Clause 4.3(a).

"SECRETARY OF STATE" means the Secretary of State as referred to in the Act.

"SECURITY DOCUMENTS" means the Debenture of even date herewith executed by Finance, Services and PA, together with such other documents (if any) as may be required to be entered into by any Obligor pursuant to the terms of any Finance Documents.

"SENIOR CREDITOR" has the meaning given to it in the Intercreditor Agreement.

"SERVICES/FINANCE LOAN AGREEMENT" means the loan arrangements entered into or to be entered into between Services and Finance pursuant to which Services shall lend to Finance Subordinated Debt as more fully referred to in the Structure Memorandum.

"SHARES" means existing unconditionally allotted or issued and fully paid shares in TEG and any further shares in TEG which are unconditionally allotted or issued before the date on which the Offer ceases to be open for acceptances (or such earlier date as Services and the Banks may, subject to the Code, agree) upon the exercise of any options granted under the Option Schemes or otherwise including any such shares represented by TEG's American Depositary Shares.

"STERLING" and "L" means the lawful currency for the time being of the United Kingdom.

"STERLING EQUIVALENT" means, in relation to an amount expressed or denominated in an Optional Currency, the equivalent thereof in Sterling converted at the Agent's Spot Rate of Exchange on the date of the relevant calculation (and if used in relation to an amount expressed or denominated in Sterling, such amount).

"STRUCTURE MEMORANDUM" means the memorandum in the agreed form entitled "Financing the Acquisition of The Energy Group PLC" prepared by Stoel Rives L.L.P..

"SUBORDINATED CREDITOR" bears the meaning given to that term in the Intercreditor Agreement.

"SUBORDINATED DEBT" means:

(i)  the PA Note;

(ii) any unsecured loans to Services or Finance or by Services or Finance to PA which in each case (a) have a maturity falling after the Final Repayment Date, (b) are not capable of acceleration whilst any amount of principal, interest, fees or breakage costs may be or become payable by any member of the PA Group hereunder or any of the Commitments remain in effect and (c) are subordinated (as regards priority of payment, ranking, rights of enforcement and all other rights) as to principal, interest and all other amounts payable on or in respect thereof and any and all claims (including for damages) related thereto, to all amounts which may be or become payable by the member of the PA Group to any Finance Party under the Finance Documents on the terms set out in the Intercreditor Agreement; and

(iii) any unsecured loan to PA, EE or a Hybrid Preferred Securities Subsidiary that has:

     (a) no principal payments due on a date that is earlier than twenty-four months after the Final Repayment Date,

     (b) provisions permitting the borrower thereof to defer the payment of interest in certain circumstances,

     (c) a fixed interest rate which, in the good faith judgment of the Chief Financial Officer of PA, is consistent with the market at the time of issuance for similar loans, and

     (d) subordination provisions that are reasonably satisfactory to the Majority Banks,

     and any securities (and any guarantee by PA, EE or that Hybrid Preferred Securities Subsidiary of any securities) issued in connection with that loan.

"SUBSIDIARY" means:

(a) a subsidiary as defined in Section 736 of the Companies Act 1985, as amended (and "WHOLLY OWNED SUBSIDIARY" shall have the meaning ascribed thereto in such Section); and

(b) a subsidiary undertaking as defined in Section 258 of the Companies Act 1985, as amended or, in either case, any statutory re-enactment or replacement thereof,

but, in each case, shall exclude any member of the Peabody Group.

"SUBSTITUTION CERTIFICATE" has the meaning ascribed to it in Clause 30.4 (together the "SUBSTITUTION CERTIFICATES"), and references to "SUBSTITUTES" shall be construed as references to persons becoming party to this Agreement pursuant to Substitution Certificates.

"SYNDICATION DATE" means the earlier of the date specified by the Facility Agent as the date on which primary syndication of the Facilities is completed and the date falling 6 months after the Unconditional Date.

"TAXES" means all income and other taxes and levies, imposts, duties, charges, deductions and withholdings in the nature or on account of tax together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof, and "TAX" and "TAXATION" shall be construed accordingly.

"TAX SHARING AGREEMENT" means an Agreement in agreed form made or to be made between EnergyCo and members of the PA Group relating to the surrender of UK Corporation tax for group relief purposes.

"TEG" means The Energy Group PLC a company incorporated under the laws of England and Wales.

"TOTAL COMMITMENTS" means at any time the aggregate amount of the Commitments of the Banks at such time.

"TRANSACTION DOCUMENTS" means the Finance Documents and when executed the Tax Sharing Agreement.

"TREATY BANK" is defined in the definition of Recognised Bank.

"UNCONDITIONAL DATE" means the date upon which the Offer becomes or is declared unconditional in all respects without any breach of Clause 22 (other than Clause 22(a)(i)(C), (ii) or (iii) or 22(d)).

"US DOLLARS" and "$" means the lawful currency for the time being of the United States of America.

"UTILISATION" means a utilisation of a Facility under this Agreement, being, when designated "TRANCHE 1", a utilisation of the Tranche 1 Facility and when designated "TRANCHE 2", a utilisation of the Tranche 2 Facility.

"UTILISATION DATE" means in relation to each Utilisation, the date specified as such in the relative Request therefor or, on and after the making and/or issue thereof pursuant to such Request, the date on which it was made and/or issued.

"WAIVER LETTER" means any letter or other document setting out the terms (if any) upon which (a) compliance with any provision of any Finance Document is waived, or (b) any amendment to or variation of or departure from the terms of any Finance Document is approved, or (c) any consent or approval required or requested to be given is given, in each case by the Facility Agent with the agreement of the Majority Banks or if so required by the terms of this Agreement or any other Finance Document, Majority Offer Banks or all of the Banks.

1.2  CONSTRUCTION  In this Agreement, save where the context otherwise requires:

     (a) references to documents being in the "AGREED FORM" means documents either (i) substantially in a form previously agreed in writing by or on behalf of the Facility Agent and Services, or (ii) substantially in a form initialled by or on behalf of Services and the Facility Agent on or prior to the date hereof for the purposes of identification, or
          (iii) in a form substantially as set out in any Schedule to any Finance Document, or (iv) with respect only to the Offer Document, in a form which reflects and is consistent in all material respects with the terms of the Press Release, or (v) (if not falling within (i) to (iv) above) in form and substance satisfactory to the Original Banks acting reasonably provided that a reference to the Press Release being in the "AGREED FORM" shall mean the Press Release in form and substance satisfactory to the Original Banks acting reasonably;

     (b) references to "ASSETS" shall include revenues and the right thereto and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital) references to "SHARES" shall include stock;

     (c) the expressions "HEREOF", "HEREIN", "HEREUNDER" and similar expressions shall be construed as references to this Agreement as a whole (including all Schedules) and shall not be limited to the particular Clause or provision in which the relevant expression appears, and references to "THIS AGREEMENT" and all like indications shall include references to this Agreement as supplemented by the Borrower Accession Agreements, Guarantor Accession Agreements, the Substitution Certificates, the Waiver Letters and any other agreement or instrument supplementing or amending this Agreement;

     (d) references to "INDEBTEDNESS" shall be construed so as to include any obligation or liability (whether present or future, actual or contingent) for the payment, repayment or redemption of any obligation expressed by reference to monetary value or quantity or value of commodities (whether such obligation is performable by the payment of money or in some other way);

     (e) references to a "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

     (f) references to any of the Transaction Documents and any other agreement or instrument shall be construed as a reference to the same as amended, varied, supplemented or novated from time to time (including, where relevant, by any Borrower Accession Agreement and/or Guarantor Accession Agreement and/or Substitution Certificate);

     (g) unless otherwise specified, references to Clauses and Schedules are references to, respectively, clauses of and schedules to this Agreement;

     (h)  words importing the singular shall include the plural and vice versa;

     (i) references (by whatever term, including by name) to Services, PA, TEG, each Obligor, the Arrangers, each Bank, the LC Bank, each Reference Bank, the Facility Agent, the Security Agent, or any other person referred to in this Agreement shall, where relevant and subject as otherwise provided in this Agreement, be deemed to be references to or to include, as appropriate, their respective successors, replacements and assigns, transferees and substitutes permitted by the terms of the relevant Finance Documents (including any person into or with which any other person is merged or consolidated, whether by winding-up or otherwise and, where relevant, as permitted by Clause 21.10(b));

     (j) reference to a time of day is, unless otherwise stated, a reference to London time and references to a "MONTH" are references to a period starting on a particular day in a calendar month and ending on the numerically corresponding day in the next calendar month provided that if a period starts on the last day in a calendar month or if there is no numerically corresponding day in the month in which the relevant period ends, that period shall, save as otherwise provided in this Agreement, end on the last day in such later month (and references to "MONTHS" shall be construed accordingly);

     (k) the contents page of, and headings in, this Agreement are for convenience only and shall be ignored in construing this Agreement;

     (l) all references to statutes and other legislation include all re-enactments and amendments of those statutes and that legislation;

     (m) an outstanding Documentary Credit is "REPAID" or "PREPAID" by providing (in accordance with the terms hereof) cash cover therefor in the same currency as that in which such Documentary Credit is denominated or expressed to be payable, by reducing (in accordance with the terms hereof) the Outstanding Liability Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the LC Bank or the Facility Agent on behalf of the Banks or providing other evidence (in form and substance satisfactory to the LC Bank or, as the case may be, Facility Agent) that no further liability exists thereunder; references to Utilisations being repaid or prepaid are to be construed accordingly insofar as those Utilisations involve Documentary Credits;

     (n) an amount "OUTSTANDING" at any time under or in respect of a Documentary Credit (or the "PRINCIPAL AMOUNT" thereof at any time) is the Outstanding Liability Amount of such a Documentary Credit and a "DRAWING" under the Tranche 2 Facility includes the issue of a Documentary Credit and each provision of this Agreement which contains reference to the concepts contained in this paragraph (n) shall be construed accordingly;

     (o) any reference to "CERTIFICATE", "CERTIFICATION" (or any like term) in relation to an amount shall be a reference to a certificate containing such detail as is reasonably necessary in order to determine how such amount was calculated; and

     (p) any reference to a document being "CERTIFIED" means a document certified by an Authorised Signatory of the party providing the document, or by lawyers acting on his behalf, as being genuine and in full force and effect and, if a copy, a true and complete copy of the original.

1.3 ECONOMIC AND MONETARY UNION DEFINITIONS In the Eleventh Schedule and in any other provision of this Agreement to which reference is made in the Eleventh Schedule expressly or impliedly, the following terms have the following meanings.

"COMMENCEMENT OF THE THIRD STAGE OF EMU" means commencement of the third stage of EMU as contemplated by the Treaty on European Union or circumstances which (in the opinion of the Majority Banks, acting reasonably) have substantially the same effect and result in substantially the same consequences.

"EMU" means Economic and Monetary Union as contemplated in the Treaty on European Union.

"EMU LEGISLATION" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

"EURO" means the single currency of participating member states of the European Union.

"EURO UNIT" means the currency unit of the euro.

"NATIONAL CURRENCY UNIT" means the unit of currency (other than a euro unit) of a participating member state.

"PARTICIPATING MEMBER STATE" means each state so described in any EMU legislation.

"TREATY ON EUROPEAN UNION" means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 1 February 1992 and came into force on 1 November 1993) and as further amended from time to time.

2.   FACILITIES AND RELATED MATTERS

2.1 FACILITIES Subject to the terms of this Agreement, and in reliance upon the representations and warranties set out in Clause 20.1 as repeated from time to time pursuant to Clause 20.2, the Banks grant to the relevant Borrowers the following facilities:

     (a) TRANCHE 1A FACILITY a term loan facility whereby, subject as aforesaid, the Banks, when requested by PA and/or (after becoming a Borrower hereunder pursuant to a Borrower Accession Agreement) TEG or any of TEG's Subsidiaries pursuant to a Request, will make Tranche 1A Advances denominated in Sterling to PA, TEG or any of TEG's Subsidiaries (as the case may be) during the Tranche 1 Availability Period in an aggregate principal amount not exceeding the aggregate Tranche 1A Commitments;

     (b) TRANCHE 1B FACILITY a term loan facility whereby, subject as aforesaid, the Banks, when requested by PA and/or (after becoming a Borrower hereunder pursuant to a Borrower Accession Agreement) TEG or any of TEG's Subsidiaries pursuant to a Request will make Tranche 1B Advances denominated in Sterling to PA, TEG or any of TEG's Subsidiaries (as the case may be) during the Tranche 1 Availability Period in an aggregate principal amount not exceeding the aggregate Tranche 1B Commitments; and

     (c) TRANCHE 2 FACILITY a revolving credit facility whereby, subject as aforesaid, the Banks, when requested by a Borrower pursuant to a Request, during the Tranche 2 Availability Period will make to the Borrower specified in or giving such Request Tranche 2 Advances or issue, or procure the LC Bank to issue for the account of such Borrower, Documentary Credits denominated in Sterling and/or an Optional Currency or Optional Currencies up to an aggregate principal amount not exceeding at any one time the Original Sterling Amount equal to the aggregate Tranche 2 Commitments at such time.

2.2 LIMITATIONS Subject to the terms of this Agreement unless otherwise agreed by the Facility Agent and the Banks:

     (a)  no Utilisation of any Facility may be made before the Unconditional
          Date;

     (b) Tranche 1A Utilisations may be made only by PA and/or (upon it becoming a Borrower pursuant to a Borrower Accession Agreement) TEG or any Subsidiary of TEG;

     (c) Tranche 1B Utilisations may be made only by PA and/or (upon it becoming a Borrower pursuant to a Borrower Accession Agreement) TEG or any Subsidiary of TEG;

     (d) without prejudice to the provisions of Clause 10.4(d), PA will use its reasonable endeavours to ensure that the number of additional Utilisations shall be controlled and that no more than 20 Tranche 1A and 10 Tranche 1B Utilisations are made;

     (e) the aggregate Original Sterling Amount of the outstanding Tranche 2 Utilisations at any time may not exceed the Tranche 2 Commitments then in effect; and

     (f) no Tranche 2 Utilisation may be made before there has been (or unless there is on the same day occurring) a drawing of the Tranche 1 Commitments and no more than 10 Tranche 2 Advances may be outstanding at any time.

2.3  NATURE OF THE BANKS' RIGHTS AND OBLIGATIONS HEREUNDER

     (a) BANKS' COMMITMENTS No Bank is obliged to participate in the making of any Utilisation (i) in the case of a Tranche 1 Advance, in an amount exceeding its undrawn Tranche 1 Commitment, and (ii) in the case of a Tranche 2 Utilisation, if to do so would cause the aggregate of the Original Sterling Amounts of its participations in the Tranche 2 Utilisations outstanding under this Agreement to exceed its Tranche 2 Commitment (provided that for the purpose of this Clause 2.3(a) its participation in an outstanding Documentary Credit issued by the LC Bank shall be its maximum potential liability under Clause 5.6 in respect of such Documentary Credit).

     (b) OBLIGATIONS SEVERAL The obligations of each Finance Party under the Finance Documents are several. The failure of a Finance Party to carry out its obligations under this Agreement shall not relieve any other party of its obligations under any Finance Document. No Finance Party shall be responsible for the obligations of any other Finance Party under the Finance Documents.

     (c) AGENTS NOT RESPONSIBLE The Facility Agent and the Security Agent, in their capacities as such, shall not be responsible for the non-performance by any Bank of its obligations under this Agreement.

     (d) RIGHTS SEVERAL The obligations of each Obligor to the Finance Parties under the Finance Documents are owed to each of them as separate and independent obligations. Each Finance Party may, except as otherwise stated herein, separately enforce its rights hereunder without joining in any other Finance Party.

2.4  NATURE OF BORROWERS' RIGHTS AND OBLIGATIONS HEREUNDER

     (a)  RIGHTS AND OBLIGATIONS   The obligations of the Borrowers under this
          Agreement in their capacities as such shall be separate and independent and not joint and several, and PA and not the other Borrowers (save in their capacities as Guarantors) shall be liable for:

          (i) payment of all amounts becoming due under Clause 15 to the extent that such amounts are not referable to Utilisations made by or to monies received or receivable from a particular Borrower or are not otherwise in the reasonable opinion of the Facility Agent referable to a particular Borrower; and

          (ii) payment of all amounts due under Clause 25, to the extent that in the reasonable opinion of the Facility Agent such amounts are not referable to a particular Borrower.

     (b) FACILITY AGENT'S DETERMINATION The written determination of the Facility Agent acting reasonably with regard to any matter which, according to Clause 2.4(a), is to be determined according to its reasonable opinion shall be conclusive save in the case of manifest error. No person shall have any recourse to the Facility Agent in relation to any such determination if it proves to be the case that its opinion was incorrect unless the Facility Agent was grossly negligent or fraudulent in making any such determination.

     (c) SERVICES AS OBLIGORS' AGENT Any and each Obligor (other than Services) by and upon its execution of this Agreement or a Borrower Accession Agreement or a Guarantor Accession Agreement, irrevocably appoints Services to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises Services on its behalf to give all notices and instructions (including Requests) to execute on its behalf any Borrower Accession Agreement or Guarantor Accession Agreement and to make such agreements capable of being given or made by such Obligor notwithstanding that they may affect such Obligor, without further reference to or the consent of such Obligor and such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions (including, without limitation, any Requests) or executed or made such agreements.

     (d) SERVICES' ACTS BINDING Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by Services under this Agreement, or in connection with this Agreement (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under this Agreement) shall be binding for all purposes on all the Obligors as if the Obligors had expressly concurred with the same. In the event of any conflict between any notices or other communications of Services and any other Obligor, those of Services shall prevail.

2.5  CHANGE OF CURRENCY AND ECONOMIC AND MONETARY UNION

     (a) If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

          (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents, in the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent acting reasonably; and

          (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent acting reasonably.

     (b) If a change in any currency of a country occurs, this Agreement will be amended to the extent the Facility Agent specifies (after consultation with Services), to be necessary to reflect the change in currency and to put the Banks and the Obligors in the same position, so far as possible, that they would have been in if no change in currency had occurred provided that if, in the reasonable opinion of the Facility Agent it is possible only to put one or the other (but not both) of the Banks and the Obligors into such position, the

          Facility Agent shall be entitled to that extent to give priority to putting the Banks into that position.

     (c) The provisions of the Eleventh Schedule shall apply to the terms and conditions of this Agreement.

2.6  MARGIN STOCK

     (a) Clauses 9.3, 21.3(a) and 21.3(c)(i) shall each be disapplied with respect to the Shares or TEG's American Depositary Shares (or any of them) and any proceeds arising from a disposal thereof until the delisting from The New York Stock Exchange of TEG's American Depositary Shares.

     (b) Upon the occurrence of the event set out in paragraph (a) above this Clause shall be of no effect and the provisions of Clauses 9.3, 21.3(a) and 21.3(c)(i) shall apply to its fullest extent with respect to the Shares.

     (c)  Whilst Clause 2.6(a) applies to the terms of this Agreement:

          (i) PA shall not be permitted to dispose of the Shares or TEG's American Depositary Shares (or any of them) other than:

               (A)  on arm's length terms, for fair market value; and

               (B) for cash consideration payable to it on the date of such disposal; and

          (ii) the proceeds arising from any disposal of the Shares or TEG's American Depositary Shares (or any of them) shall be held by PA in Cash or Cash Equivalent Investments.

3.   PURPOSE AND RESPONSIBILITY

3.1  PURPOSE

     (a) The proceeds of each Utilisation shall be applied only in or towards financing the following:

          (i)  in the case of Tranche 1A Advances to finance:

               (A) the acquisition by PA of Shares (I) pursuant to the Offer and (II) by way of open market purchases after the Unconditional Date and whilst the Offer is continuing;

               (B) payments by PA, TEG or any of its Subsidiaries to the Optionholders under proposals with respect to the Option Schemes put to them in connection with the Offer;

               (C) the consideration payable pursuant to the operation by PA with respect to the Shares of the procedures contained in Sections 428-430 of the Companies Act, 1985; and

               (D) to the extent (if at all) permitted pursuant to Clause 3.2, any of the purposes to which the proceeds of Tranche 1B Advances may be applied in accordance with Clause 3.1(a)(ii).

          (ii) in the case of Tranche 1B Advances, to finance:

               (A) the refinancing of the Refinancing Debt by PA, TEG and its Subsidiaries in accordance with Clause 21.9;

               (B)  the payment of Offer Costs; and

               (C) to the extent (if at all) permitted pursuant to Clause 3.3, any of the purposes to which the proceeds of Tranche 2 Advances may be applied in accordance with Clause 3.1(a)(iii);

          (iii)     in the case of Tranche 2 Utilisations to finance:

               (A) the general working capital requirements of the Borrowers and their Subsidiaries (subject always to the other terms of this Agreement);

               (B) other general corporate purposes of the Borrowers and their Subsidiaries permitted under the terms of this Agreement; and

               (C) the refinancing of the Refinancing Debt by PA, TEG and its Subsidiaries in accordance with Clause 21.9.

     (b) Each Borrower undertakes that the proceeds of each Utilisation by it shall be used only for the purposes permitted for such Utilisations by Clause 3.1(a), and that no Utilisation in any event shall be used in any way which would be illegal under, or would cause the invalidity or unenforceability (in each case in whole or in part) of any Finance Document under, any applicable law (including, without limitation, section 151 of the Companies Act 1985).

3.2  ADDITIONAL PURPOSE - TRANCHE 1A ADVANCES   If, at any time after the
Unconditional Date, Services gives written notice to the Facility Agent requesting that this Clause 3.2 should come into operation and demonstrating to the reasonable satisfaction of the Majority Offer Banks that, after 100% of the Shares have been acquired by PA and the consideration therefor has been paid in full and all payments to be made to the Optionholders have been made in full, an amount (the "1A SURPLUS") of the Tranche 1A Commitments will remain undrawn, then from and after the later of (i) the date of such notice; and (ii) the date on which the Facility Agent confirms to Services that the Majority Offer Banks are so satisfied (such confirmation to be given promptly upon their being so satisfied), the 1A Surplus shall be redesignated, at Services' option, as part of the Tranche 1B Commitments and/or the Tranche 2 Commitments and may be utilised accordingly.

3.3 ADDITIONAL PURPOSE - TRANCHE 1B ADVANCES If at any time after the Unconditional Date, Services gives written notice to the Facility Agent requesting that this Clause 3.3 should come into operation, any amount of the Tranche 1B Commitments which then remains undrawn, shall from and after the date of such notice be redesignated as part of the Tranche 2 Commitments and may be utilised accordingly.

3.4 RESPONSIBILITY Without prejudice to the foregoing and the remaining provisions of this Agreement, none of the Finance Parties shall be bound to enquire as to the use or application of the proceeds of any Utilisation, nor shall any of them be responsible for or for the consequences of such use or application.

4.   CONDITIONS PRECEDENT

4.1 CONDITIONS PRECEDENT TO FIRST UTILISATION The obligations of each Finance Party to Services and each Borrower under this Agreement with respect to the making of any Utilisations hereunder are subject to the conditions precedent that on or before the date of the first Utilisation hereunder:

     (a) DOCUMENTS The Facility Agent shall have received all of the documents listed in Part I of the Seventh Schedule in the agreed form and each of the documents referred to in Part I of the Seventh Schedule as being certified shall be certified by or on behalf of the relevant Obligor as being a true and complete copy, and in full force and effect as at the date such document is required to be delivered.

     (b)  EQUITY

          (i) the Open Market Shares have been transferred to and are unconditionally owned by PA;

          (ii) an aggregate amount of at least the Sterling amount specified in the letter between the Facility Agent and Services of even date (or the Fixed Dollar Equivalent of such amount to the extent not deposited in Sterling) (less an amount equal to the aggregate of all sums expended in the purchase of Open Market Shares) has been deposited into the Offer Account and (save to the extent already so applied) is standing to the credit of the Offer Account and available for application in financing the acquisition of Shares pursuant to the Offer and by way of open market purchase after the Unconditional Date, and whilst the Offer is continuing.

          As to satisfaction of the condition in paragraph (i) above, the certificate of an Authorised Signatory of Services shall be prima facie evidence.

     (c) OFFER The Offer shall have become or been declared unconditional in all respects without

          PA having declared the Offer or permitted the Offer to become so unconditional in circumstances where any provision of Clause 22 (other than Clause 22(a)(i)(C), (ii) or (iii) or 22(d)) is breached thereby.

     (d) HEDGING PA and the Facility Agent shall have agreed in writing (in the form of a letter) the extent and type of the interest rate hedging arrangements the terms of which are to be documented by the Hedging Documents.

4.2  FURTHER CONDITIONS PRECEDENT   Subject to the provisions of Clauses 24.3
and 24.4, the obligations of each Finance Party with respect to the making of any Utilisation the proceeds of which are to be applied for any of the purposes set out in:

     (A)  Clause 3.1(a)(i) (other than 3.1(a)(i)(A)(II)); and

     (B)  3.1(a)(ii)(A) and 3.1(a)(iii)(C),

are subject to the further conditions precedent that both at the date of the Request for and at the Utilisation Date for such Utilisation:

     (a)  (i)    no breach of Clause 22 (other than Clause 22(a)(i)(C), (ii) or
                 (iii) or (d)) shall have occurred and be continuing which has not been waived by a Waiver Letter; and

          (ii)   all of the representations and warranties in Clause 20.1 (a),
                 (b), (c), d(i) and (ii), (n) and (p) are true and correct in all material respects (as if then made) ignoring any references to Subsidiaries (other than PA), TEG, its Subsidiaries and their respective businesses and assets; and

          (iii)  no Event of Default falling within any of paragraphs (f) to
                 (l) inclusive of Clause 24.1 (other than (k) or, insofar as it relates to (k), (l)) has occurred and is continuing with respect to Services, Finance or PA and has not been waived by a Waiver Letter; and

     (b) the Facility Agent (acting reasonably) is satisfied that with respect to the making of a Tranche 1A Advance an advance in an amount at least equal to the Matching Amount with respect thereto has been or will be advanced by Powercoal to PA on the terms of the PA Note on or prior to the making of such Tranche 1A Advance.

4.3  FURTHER CONDITIONS PRECEDENT  Subject to the provisions of Clause 24.3 and
24.4 the obligations of the Finance Parties in respect of each Utilisation (other than one to which the conditions in Clause 4.2 apply) are subject to the further conditions precedent that both at the date of the Request for and at the Utilisation Date for such Utilisation:

     (a) other than in respect of each Utilisation by the drawing of one or more Tranche 2 Advances by a Borrower to the extent that the Original Sterling Amount thereof does not exceed the Original Sterling Amount of one or more Tranche 2 Advances made in the same currency to such Borrower which is or are repaid on such Utilisation Date by such Borrower (a "ROLLOVER ADVANCE"), no Event of Default shall have occurred and be continuing which has been declared pursuant to Clause 24.2 and not been waived; and

     (b) (other than in respect of a Rollover Advance) (i) no Default shall have occurred and be continuing or would result from the making of such Utilisation which has not been waived pursuant to a Waiver Letter, and (ii) the representations and warranties in Clause 20.1 of this Agreement to be repeated on those dates are correct in all material respects and will be correct in all material respects immediately after the making of such Utilisation except to any extent waived pursuant to a Waiver Letter.

5.   ADVANCES AND DOCUMENTARY CREDITS

5.1  DELIVERY OF REQUEST

     (a) Subject to the terms of this Agreement, PA or (upon its accession as a Borrower pursuant to a Borrower Accession Agreement) any Borrower may request a Utilisation by delivering to the Facility Agent by facsimile transmission (provided that the original is sent to the Facility Agent) or letter, (in the case of a Documentary Credit or an Advance to be denominated in Sterling) prior to 10.00 a.m. on the Business Day before the proposed Utilisation Date or (in the case of a Documentary Credit or an Advance to be denominated in an Optional Currency) prior to 10.00 a.m. on the third Business Day before the proposed Utilisation Date (or in any such case at such later time and/or date as may be agreed by the Facility Agent in writing), a duly completed Request.

     (b) No Request for the issuance of a Documentary Credit may be delivered to the Facility Agent until the form of that Documentary Credit has been agreed by the Facility Agent, Services, the beneficiary and either the LC Bank or (in the case of a Documentary Credit to be issued severally by the Banks) the Banks. No request for the issuance of a Documentary Credit without a fixed tenor and fixed amount may be made. Documentary Credits shall only be issued subject to and in accordance with all applicable laws and regulations and the Uniform Customs and Practice as referred to in Clause 5.5(b), as in force from time to time.

5.2  FORM OF REQUEST   Each Request shall specify:

     (a) the Borrower in relation thereto (being, in the case of a Tranche 1A Advance to be applied in financing the acquisition of Shares, PA and, in the case of any other Tranche 1 Advance, PA, TEG or any of TEG's Subsidiaries (upon (in the case of TEG or any of its Subsidiaries) it becoming a Borrower pursuant to a Borrower Accession Agreement) or, in the case of any Tranche 2 Utilisation, any Borrower);

     (b) whether the Utilisation is a Tranche 1A Advance, a Tranche 1B Advance, a Tranche 2 Advance or a Tranche 2 Utilisation by way of Documentary Credit (and, if in the case of a Utilisation by way of Documentary Credit, the type of Documentary Credit to be issued);

     (c) the proposed Utilisation Date, which shall be a Business Day falling during the applicable Availability Period and complying with any other applicable provisions of this Agreement;

     (d) in the case of a Tranche 2 Utilisation, the currency of the Advance or Documentary Credit requested (being, in each case, Sterling or an Optional Currency);

     (e) the principal amount of the Utilisation (the "REQUESTED AMOUNT") being, in the case of a Tranche 1 Advance or a Tranche 2 Advance to be denominated in Sterling an amount of not less than L10,000,000 in the case of a Tranche 1 Advance or L20,000,000 in the case of a Tranche 2 Advance to be denominated in Sterling and in the case of a Tranche 2 Utilisation to be denominated in an Optional Currency, an amount equal to not less than the Sterling Equivalent of L20,000,000, and in the case of a Tranche 2 Utilisation by way of Letter of Credit, a Sterling Equivalent of at least L2,000,000, provided always that no Request Amount for a Tranche 2 Utilisation may exceed the then Available Facility Amount;

     (f) the duration of its (or, in the case of a Tranche 1 Advance, its first) Interest Period, in the manner required by and subject to the terms of Clause 10;

     (g) in the case of a Documentary Credit, the name and address of the beneficiary, the beneficiary's receiving bank account and reasonable details of the liabilities payment of which is to be assured by the Documentary Credit, as well as the expiry date of the Documentary Credit (which shall be less than one year from the Utilisation Date therefor unless the Facility Agent shall otherwise agree); and

     (h) in the case of an Advance (other than a Rollover Advance), unless previously notified to the Facility Agent in writing and not revoked, the details of the bank and account to which the proceeds of the proposed Advance are to be made available.

     Subject to the terms of this Agreement, each Request shall be irrevocable and the Borrower named in the same shall be bound to borrow an Advance in accordance with such Request. The Facility Agent shall promptly notify each Bank of each Request.


5.3  PARTICIPATIONS IN ADVANCES   Subject to the terms of this Agreement each
Bank shall, on the date specified in any Request for an Advance, make available to the Facility Agent for the account of the relevant Borrower the amount of its participation in that Advance in the proportion (applied to the Requested Amount) which its Commitment bearing the same Tranche designation as such Advance bears to the aggregate amount of the Commitments having such designation. All such amounts shall be made available to the Facility Agent in accordance with Clause 12.1 for disbursement to or to the order of the relevant Borrower in accordance with the provisions of this Agreement.

5.4  ISSUE OF DOCUMENTARY CREDITS

     (a) Subject to the terms of this Agreement, on the proposed Utilisation Date, either the LC Bank or the Facility Agent (on behalf of all the Banks severally in proportion to their Tranche 2 Commitments) will issue, in the form approved (in accordance with Clause 5.1(b)), a Documentary Credit as specified in the relevant Request by delivering the same to or to the order of the beneficiary Provided that where the Facility Agent is to issue the LC on behalf of all the Banks severally, Goldman Sachs International Bank (or any Affiliate thereof) may arrange for another Bank (or any Affiliate of any Bank) to fulfil its several obligations in respect thereof (and such arrangement shall constitute a utilisation of the Tranche 2 Commitment of Goldman Sachs International Bank (or Affiliate) as if it had undertaken the obligations itself provided further if arrangements cannot be made with another Bank (or Affiliate), Goldman Sachs International Bank (or an Affiliate) may make an Advance of a corresponding amount in place of such several Documentary Credit obligation.

     (b) The LC Bank shall not be obliged to issue a Documentary Credit if it has not approved the identity of any assignee or transferee of or substitute for any Bank with respect to its Tranche 2 Commitment or any part thereof, in which case such Documentary Credit will be issued by the Facility Agent on behalf of the Banks severally in proportion to their Tranche 2 Commitments.

5.5  COUNTER-INDEMNITY FROM ACCOUNT PARTY

     (a) Without prejudice to Clause 5.6, the Borrower for whose account any Documentary Credit is opened or issued (the "ACCOUNT PARTY") will indemnify and hold harmless and keep each Finance Party indemnified and held harmless from and against all liabilities, losses, damages, claims and costs which such Finance Party may suffer or incur in connection with such Documentary Credit and any payment made pursuant to it, except to the extent that any such liability, loss, damage, claim or cost results from such Finance Party's negligence or wilful misconduct.

     (b) Each Account Party irrevocably directs each Finance Party to pay without further confirmation or investigation from or by it any demand appearing or purporting to be validly made pursuant to any Documentary Credit. Where any Documentary Credit calls for certificates or other documents each Finance Party may assume, without investigation, that the certificates or documents tendered are duly signed by the person by whom they appear to be signed and are genuine and correct. Without prejudice to the rights under the Uniform Customs and Practice for Documentary Credits (1993 Revision) (ICC Publication No. 500) (which shall apply in relation to all Documentary Credits issued under this Agreement), the relevant Account Party agrees to reimburse each Finance Party forthwith on written demand for any amounts paid by such Finance Party pursuant to any such demand in the currency paid by such Finance Party, together with interest on such amounts at a rate determined in accordance with Clause 11.3 from the date such amounts are paid by such Finance Party until reimbursement as aforesaid.

     (c) The obligations of each Account Party under this Clause 5.5 shall not be impaired by (a) any waiver or time granted to or by any Finance Party, (b) any release or dealings with any rights or security by any Finance Party (including, without limitation, under the Finance Documents), (c) any invalidity of any Documentary Credit, or (d) any other circumstances which might impair such obligations.

     (d) So long as any amount is or is capable of becoming outstanding by any Obligor to any of the Finance Parties under any of the Finance Documents or any Commitment is in force, no Account Party shall by virtue of any payment made by it pursuant to this Clause 5.5 or by virtue of any realisation of security made in respect of its obligations under this Clause 5.5, claim or exercise any right of subrogation, contribution or indemnity against any member of the Services Group in competition with any Finance Party.

5.6  BANKS' COUNTER-GUARANTEE

     (a) Each Bank as primary obligor guarantees to the LC Bank, on demand by the LC Bank from time to time, the due performance by each Account Party in relation to each Documentary Credit issued by the LC Bank, of its obligations under Clause 5.5, provided that the liability of each Bank in relation to any particular default in performance of such obligations by such Account Party shall not exceed such Bank's pro rata share (being the proportion which its Tranche 2 Commitment bears to the aggregate of the Tranche 2 Commitments at the date the Documentary Credit was issued) of the amount in default.

     (b) The LC Bank shall promptly notify the Facility Agent and Services of any demand served on it under any Documentary Credit and each payment made pursuant thereto and of any failure by any Account Party in performing its obligations under Clause 5.5.

     (c) The guarantees of each of the Banks contained in this Clause 5.6 shall be as supplemented by the terms set out in the Eighth Schedule. The provisions of Clauses 12.1, 13.2 and 13.3 shall apply, mutatis mutandis, in relation to payments to be made by each Bank to the LC Bank pursuant to this Clause.

     (d) Each Obligor agrees that, to the extent that any Bank makes any payment to the LC Bank pursuant to this Clause 5.6, that Bank will thereupon be subrogated to any rights the LC Bank may then have against any Obligor in respect of the amount so paid by that Bank, and each Account Party will indemnify such Bank in respect of the amount so paid by that Bank. Each Account Party shall also indemnify that Bank against all costs and expenses incurred by that Bank in recovering or attempting to recover any amount pursuant to its rights of subrogation referred to above.

5.7  LC BANK'S POSITION   To the extent not inconsistent with the LC Bank acting
as principal and not as agent in issuing and agreeing to issue any Documentary Credit under this Agreement, the provisions of Clause 26 excluding or restricting liability and responsibility shall apply mutatis mutandis for the benefit of the LC Bank in its relations with the Banks and each Account Party.

5.8  CHANGE OF LC BANK

     (a) The Facility Agent, with the prior approval of Services and the Majority Banks, may designate any Bank (with such Bank's consent) as a replacement LC Bank, but not with respect to Documentary Credits already issued by an existing LC Bank.

     (b) The LC Bank may resign at any time on giving not less than 3 months' prior written notice to the Facility Agent and Services to expire on or after the first anniversary of the Unconditional Date if (i) Services and the Majority Banks consent, or (ii) there is in the reasonable opinion of the LC Bank an actual or potential conflict of interest in it continuing to act as LC Bank, or (iii) it ceases to have a Commitment in effect.

     (c) If the LC Bank does so resign and no replacement is so appointed, any Documentary Credit to be issued in accordance with the terms of this Agreement will be issued by the Facility Agent on behalf of the Banks severally in proportion to their respective Tranche 2 Commitments as in effect at the date of issue.

6.   OPTIONAL CURRENCIES

6.1 SELECTION OF OPTIONAL CURRENCY The relevant Borrower shall, in relation to any Tranche 2 Advance or Documentary Credit in the Request therefor, specify an Optional Currency in which it wishes that Advance or Documentary Credit to be denominated and the Facility Agent shall promptly notify the Banks of that notice.

6.2  NOTIFICATION OF AGENT'S SPOT RATE OF EXCHANGE   If a Tranche 2 Advance or
Documentary Credit is to be denominated or issued in an Optional Currency, the Facility Agent shall promptly notify the relevant Borrower and the Banks of the applicable Agent's Spot Rate of Exchange, the Optional Currency amount and the Sterling Equivalent of such Tranche 2 Advance as soon as practicable after they are ascertained.

6.3 DETERMINATION OF CURRENCY If a Bank (the "DETERMINING BANK") gives notice to the Agent (which shall promptly notify the relevant Borrower) before 10.00 a.m. at least two Business Days prior to the Utilisation Date relative to any Tranche 2 Advance to be denominated in an Optional Currency certifying in that notice that by reason of circumstances affecting the London interbank eurocurrency market deposits in the currency specified in the relevant Request of an amount of not less than its participation in such Advance will not be readily available to it in the London interbank eurocurrency market for the (or the first) Interest Period relative to such Advance, such certification being conclusive against the relevant Borrower, then the relevant Borrower may by notice to the Facility Agent before 11.00 a.m. on the second Business Day prior to the proposed Utilisation Date specify that the Determining Bank's portion of such Tranche 2 Advance shall be denominated in Sterling (if not initially requested) or another Optional Currency, and in the absence of such notice from the relevant Borrower by such time the Determining Bank's portion of such Advance shall be denominated in Sterling. Such changes shall be deemed to be made to the definition of LIBOR as the Facility Agent may reasonably determine to be necessary for the purpose of determining LIBOR to apply to the Determining Bank's portion of such Advance and notify to the relevant Borrower and the Banks.

6.4 REVOCATION OF CURRENCY If prior to 10.30 a.m. on the second Business Day prior to the proposed Utilisation Date there shall occur any changes in national or international, financial, political or economic conditions, currency availability, currency exchange rates or exchange controls which, in the reasonable opinion (which shall be conclusive) of the Facility Agent after consultation with the Reference Banks, render it impracticable for any Advance to be denominated in the Optional Currency concerned, the Facility Agent shall give notice to the relevant Borrower to that effect before 11.00 a.m. two Business Days prior to the Utilisation Date for the making of that Advance. In that event the relevant Advance shall be denominated in Sterling unless the relevant Borrower, the Facility Agent and the Banks agree that it shall be denominated in another Optional Currency (in which case, for the purpose only of determining LIBOR to apply to that Advance, such changes shall be deemed to be made to the definition of LIBOR as the Facility Agent may reasonably determine and notify to the relevant Borrower and the Banks).

6.5 AMOUNT Subject as otherwise provided in this Agreement if a Tranche 2 Advance is to be made in an Optional Currency, each Bank will make available to the Facility Agent an amount in that Optional Currency equal to its participation in such Requested Amount in the proportion which its Commitment bears to the Total Commitments.

7.   CANCELLATION OF COMMITMENTS

7.1 TRANCHE 1 COMMITMENTS Any part of the Tranche 1 Commitments not borrowed hereunder shall be cancelled automatically at the close of business in London on the expiry of the Tranche 1 Availability Period.

7.2 TRANCHE 2 COMMITMENTS The Tranche 2 Commitments shall be cancelled at close of business in London on the last day of the Tranche 2 Availability Period.

7.3 VOLUNTARY CANCELLATION Services may, on giving not less than three Business Days' prior written notice to the Facility Agent (which shall promptly give notice of the same to the Banks) at any time cancel or reduce the Tranche 1 Commitments or the Tranche 2 Commitments in whole or in part (but, if in part, by a minimum of L20,000,000 and in whole multiples of L2,500,000 in each case) without incurring any penalty or other cost, provided that such cancellation or reduction may only be effected to the extent of the amount of the Tranche 1 Commitments or Tranche 2 Commitments (as the case may be) undrawn on the date therefor taking into account any repayment or prepayment of any Utilisation due to be made on that date. Any such notice by Services shall be irrevocable and shall specify the date upon which the reduction is to become effective and the amount of the reduction.

7.4  REDUCTION CONSEQUENT ON REPAYMENT OR PREPAYMENT

     (a) Subject to Clause 7.4(b), the Tranche 1 Commitments shall be reduced and cancelled (such reduction being applied pro rata as between the Tranche 1 Commitments of all of the Banks), by the amount of any repayment or prepayment of any Tranche 1 Advance made pursuant to any provision of this Agreement.

     (b) Each Bank's Tranche 1 Commitment shall be reduced and cancelled by the amount of any prepayment of that Bank's participation in any Tranche 1 Advance made pursuant to any of Clauses 13.6, 14.5, 15.2 or 16.

7.5 LIMITATIONS Save as expressly provided in this Agreement any amount of the Commitments cancelled or otherwise extinguished under this Agreement may not be reinstated. Save as expressly provided in this Agreement none of the Commitments may be reduced or cancelled under this Agreement.

8.   REPAYMENT

8.1 REPAYMENT OF THE TRANCHE 1 ADVANCES Each Borrower, subject to the application of Clause 9, shall repay the Tranche 1 Advances made to it in full on the Final Repayment Date.

8.2 REPAYMENT OF THE TRANCHE 2 UTILISATIONS Each Borrower shall repay the full amount of each Tranche 2 Advance made to it on the last day of the Interest Period relating to that Tranche 2 Advance, provided always that each Tranche 2 Utilisation then outstanding shall be repaid in full on the Final Repayment Date.

9.   PREPAYMENT

9.1 PROHIBITION No Borrower may prepay all or any part of any Utilisation except as expressly provided in this Agreement.

9.2  VOLUNTARY PREPAYMENT

     (a) Subject to Clause 9.2(b), Services, on giving not less than five Business Days' prior written notice to the Facility Agent (which shall promptly give notice of the same to the Banks) specifying, inter alia, the amount and date for prepayment and identifying the Utilisation concerned, may procure that any Utilisation is prepaid at any time in whole or in part by the Borrower by which it was made, provided that any prepayment shall be (if in part) in the case of a Tranche 1 Advance or a Tranche 2 Utilisation of an amount which is at least L20,000,000 (or its equivalent in other currencies, in the case of a Tranche 2 Utilisation) (and, if more, a whole multiple of L2,500,000).

     (b) Any such prepayment and any prepayment pursuant to Clause 9.3 shall be applied pro rata against the participations of the Banks in the Utilisation prepaid.

9.3  MANDATORY PREPAYMENT FROM NET PROCEEDS  Subject to Clause 9.4 below, if:

     (a) any of the assets, business or undertaking of any member of the Services Group are disposed of; or

     (b) any insurance proceeds are recovered by a member of the Group which represent Net Proceeds,

     (c) any funds are received by Services which represent the proceeds of an equity subscription in it (other than any equity subscription made by EnergyCo to the extent permitted by Clause 21.6(e)); or

     (d) prior to the Asset Split and if thereafter on the date of receipt of funds: (i) the amount of the Total Commitments exceeds 75% of the amount of the Total Commitments as at the date hereof, or (ii) PA does not have senior long term debt ratings of BBB+ or better (from Standard & Poors Ratings Group) and Baa1 or better (from Moody's Investor Services Inc.), any funds are received by any member of the Services Group which represent the proceeds of any Hybrid Preferred Securities, subject to the proviso set out below unless the Majority Banks shall otherwise consent in writing, Services shall apply, or shall procure that there shall be applied, promptly an amount equal to the Net Proceeds arising from the disposal or recovery or subscription in or towards prepayment of the Utilisations in accordance with this Clause 9, Provided that the foregoing shall not apply:

     (i) to Net Proceeds arising from a disposal of trading stock or a supply of services, gas and/or electricity, in each case in the ordinary course of trading; or

     (ii) to Net Proceeds arising from a disposal of assets not constituting trading stock which are to be replaced by other assets being acquired for use for like purposes and are so replaced within three months of the date of such disposal (save to the extent the Net Proceeds exceed the acquisition cost of those other assets); or

     (iii)  to Net Proceeds arising from any disposal permitted by Clause 21.3
            (a) or (c)(ii)(A), (D), (E), (G), (I) or (J); or

     (iv) to Net Proceeds arising from any insurance recovery where Net Proceeds arising out of the same or related claims do not exceed L25,000,000 in the aggregate and/or (with respect only to any excess) Services confirms such excess Net Proceeds are to be applied in the reinstatement of the asset in respect of which such recovery was made or purchasing a like replacement asset; or

     (v) to Net Proceeds arising from a transfer or other disposal of assets by a Licenceholder pursuant to the securitisation of electricity receivables; or

     (vi) to Net Proceeds arising after the Unconditional Date of any sale-and-leaseback arrangements up to a maximum aggregate amount of L75,000,000 (or its equivalent in other currencies); or

     (vii) to Net Proceeds arising as a result of any disposal referred to in the Structure Memorandum and carried out as contemplated therein; or

     (viii) to Net Proceeds arising from disposals (other than those falling within paragraphs (i) to

            (vii) above and (ix) below) made during any annual Accounting Period the aggregate consideration for which (taken together) does not exceed an amount equal to ten per cent. (10%) of the consolidated gross assets of the PA Group shown in the audited Accounts of the PA Group most recently delivered to the Facility Agent pursuant to Clause 21.2(a)(i)(I) (or, at any time prior to the delivery of such Accounts, of the TEG Group shown in the Base Financial Statements) provided and to the extent that such Net Proceeds are applied within one year of receipt in or towards acquiring other assets to be used in the course of the PA Group's business without any breach of Clause 21.10(a); or

     (ix) to 50% of the Net Proceeds arising from any other disposals which do not fall to be dealt with under paragraphs (i) to (viii) above provided and to the extent that such 50% portion of the Net Proceeds is applied within one year of receipt in or towards acquiring other assets to be used in the course of the PA Group's business carried on without breaching Clause 21.10(a).

9.4  AVAILABILITY OF NET PROCEEDS  Where:

     (i) applicable law and/or the terms of a licence of a member of the PA Group restrict the ability of a member of the PA Group to make Net Proceeds available;

     (ii) a member of the PA Group is prohibited by section 151 et seq. Companies Act 1985 from applying Net Proceeds; or

     (iii) Net Proceeds cannot be remitted to any of Australia, USA or United Kingdom,


in each case for the purpose of funding any prepayment required pursuant to Clause 9.3 consequent on the receipt of those Net Proceeds, then such prepayment shall only be required to be made when and to the extent that those Net Proceeds can be made available for such purpose without breaking the terms of such licence or such law. Services will and will procure that the relevant member of the PA Group will use all reasonable endeavours to obtain as soon as reasonably practicable any consent or complete any procedure which may be required under the terms of such licence or such law (as the case may be) in order for such Net Proceeds to be so made available.

9.5  GENERAL PROVISIONS RELATING TO PREPAYMENT

     (a) Any notice of prepayment given under this Agreement shall be irrevocable, and Services or the Borrower named in such notice shall be bound to prepay (or, in the case of Services, to procure prepayment) in accordance with such notice.

     (b) Amounts repaid and prepaid in respect of any Tranche 1 Advance under any provision of this Agreement may not be reborrowed hereunder.

     (c) Amounts repaid or prepaid pursuant to Clause 8.2 or 9.2 in respect of Tranche 2 Utilisations may, prior to the Final Repayment Date but subject to the terms of this Agreement, be redrawn as Tranche 2 Utilisations. Any amounts repaid or prepaid in respect of Tranche 2 Utilisations under any other provision of this Agreement may not be redrawn.

     (d) Any prepayment of any Advance under any provision of this Agreement shall be made together with interest accrued on the amount prepaid, but (subject to Clause 25.2(c)), without premium or penalty.

9.6 ORDER OF APPLICATION The amount required to be applied in prepayment pursuant to Clauses 9.3 and 9.4 shall be applied as follows:

     (a) first, in prepayment of the Tranche 1 Utilisations until repaid or prepaid in full;

     (b) second, against the Tranche 2 Advances (pro rata) in prepayment thereof (and cancellation of the corresponding amount of the Tranche 2 Commitments); and

     (c) third, against the Tranche 2 Utilisations not otherwise prepaid in accordance with (b) above, in prepayment thereof (and cancellation of the corresponding amount of the Tranche 2 Commitments).

9.7  DATE OF PREPAYMENT

     (a) If any Obligor becomes obliged to prepay or procure the prepayment of any amount under Clauses 9.3 or 9.4 the prepayment shall be made on the next Interest Date relating to the Advance to be repaid (or forthwith in the case of an outstanding Documentary Credit) and pending such application shall be deposited in an interest bearing blocked account (the "BLOCKED ACCOUNT") in the name of the relevant Borrower held with the Facility Agent, unless Services by not less than 5 Business Days' written notice to the Facility Agent has specified that an immediate prepayment is to be made in which case the prepayment shall be made on or within 5 Business Days after the date of such recovery, disposal, claim, sale or subscription, as the case may be.

     (b) So long as any Utilisation remains outstanding or any of the Commitments are available for utilisation (whether or not subject to conditions precedent), no amount shall be withdrawn from any Blocked Account except for immediate application in making any required prepayment or accelerated repayment or as provided in (c) below.

     (c) The Facility Agent or the relevant Obligor shall be entitled (but not obliged) to apply the whole or any part of the sums standing to the credit of any Blocked Account in the name of any Obligor in or towards payment of any unpaid sums at any time due from the Obligor under this Agreement.

10.  INTEREST PERIODS

10.1 SELECTION AND AGREEMENT The relevant Borrower shall give notice to the Facility Agent not later than (in the case of any Advance denominated in Sterling) 10.00 a.m. on the Business Day prior to, or (in the case of any Advance denominated in an Optional Currency) three Business Days prior to the commencement of each (or the) Interest Period relative to any Advance made hereunder (or in the Request therefor in the case of the first Interest Period relative to any Tranche 1 Advance or the Interest Period in the case of any Tranche 2 Advance) specifying the duration of such Interest Period, which in the case of any Tranche 1 Advance or Tranche 2 Advance shall be of one, two, three or six months, or in each case such other duration as may be agreed (or deemed agreed in accordance with Clause 10.4(c)) by the Facility Agent after consultation with the Reference Banks or as may be required in order to comply with Clause 10.3 (provided that if such duration is over six months then the Facility Agent may only agree with the unanimous consent of the Banks participating in such Advance and Provided further that with respect to any Interest Period commencing prior to the earlier of (i) the date on which the Facility Agent notifies Services that the general syndication of the Facilities has been completed (which the Facility Agent shall do promptly upon it being so completed) and (ii) six months of the Unconditional Date, such Interest Periods shall, subject to Clause 10.4(c) be of one month's duration unless the Facility Agent and Services otherwise agree). If the relevant Borrower fails to specify the duration of an Interest Period for any Advance the duration of that Interest Period shall be three months subject as otherwise required in order to comply with any other provision of this Agreement.

10.2 SPLITTING Subject to Clause 10.4(d), the relevant Borrower may, in any notice given pursuant to Clause 10.1 (or in any Request therefor) split any Tranche 1 Advance into any number of separate Tranche 1 Advances (each having an Interest Period of a different duration, separately designated in such notice or Request), provided that each such separate Advance must be of a minimum amount of L20,000,000. Each Advance resulting from any such splitting shall continue as a separate Advance unless and until consolidated with another Advance having the same Tranche designation.

10.3 RESTRICTIONS ON SELECTION

     (a) Each Borrower shall use its reasonable endeavours to ensure the selection by it of the duration of Interest Periods pursuant to Clause
          10.1 so that the Final Repayment Date will also be an Interest Date relative to all outstanding Advances.

     (b) If it appears to the Facility Agent in good faith that the requirements of paragraph (a) above will not be met by a Borrower's selection of any Interest Period, the Facility Agent, on behalf of and after consultation with that Borrower, may (but shall not be obliged to) select a different duration for such Interest Period (which shall prevail over that selected by that Borrower) in order to facilitate the meeting of such requirements.

10.4 DURATION AND CONSOLIDATION

     (a) The first (or the) Interest Period relative to each Advance shall commence on its Utilisation Date and end on the last day of the period selected or provided for in accordance with this Clause. Any subsequent Interest Periods in relation to a Tranche 1 Advance shall commence on the expiry of the immediately preceding Interest Period relating thereto and end on the last day of the period so selected or provided therefor. If any Interest Period for any Advance would otherwise end on a day which is not a Business Day, such Interest Period shall end instead on the next Business Day.

     (b) If any Interest Period relating to any Tranche 1 Advance expires on an Interest Date relative to (respectively) another Tranche 1 Advance then, with effect from such Interest Date, such Tranche 1 Advances, subject to Clauses 10.1, 10.2 and 10.3, shall be aggregated and consolidated to form (respectively) a single Tranche 1 Advance.

     (c) Any Borrower in its Request for a Tranche 1 Advance shall be entitled to specify that the first Interest Period in respect of such Tranche 1 Advance shall be of a period (the "SHORT PERIOD") other than one, two, three or six months (but in any event a period greater than 14 days but not exceeding six months) and where the last day of the period selected is an Interest Date relative to another Tranche 1 Advance then the Facility Agent and the Reference Banks shall be deemed to have agreed that the first Interest Period in respect of such Advance shall be the Short Period.

     (d) PA shall use its reasonable endeavours to procure (i) that the Tranche 1 Advances shall be aggregated and consolidated to form not more than 20 Tranche 1A Advances and five Tranche 1B Advances outstanding at any one time; and (ii) that until the earlier of the date 6 months after the date of the first Utilisation and the conclusion of general syndication, Interest Periods for all Advances shall be selected so as to facilitate so far as possible syndication and the effecting of all transfers pursuant thereto on Interest Dates relative to the outstanding Advances.

10.5 NOTIFICATION The Facility Agent will notify the relevant Banks and Services and (if different) the relevant Borrower of the duration of each Interest Period relating to each Advance promptly after ascertaining the same.

11.  INTEREST

11.1 RATE The rate of interest applicable to each Advance for each (or the) Interest Period relative to it shall be the rate per annum determined by the Facility Agent to be the aggregate of:

     (a)  the Margin;

     (b)  LIBOR relative to such Advance for such Interest Period; and

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

     (c) the Additional Cost, if any, relative to such Advance from time to time during such Interest Period.

11.2 DUE DATES Save as otherwise provided herein, interest accrued on each Advance for each Interest Period relative thereto shall be paid by the Borrower in respect of such Advance in the currency of the Advance relative thereto in arrear on the last day of such Interest Period and also, in the case of an Interest Period of a duration exceeding six months, on the last day of each consecutive period of six months from the first day of such Interest Period.

11.3 DEFAULT INTEREST If any Obligor fails to pay any amount payable by it under this Agreement on the due date therefor, such Obligor, on demand by the Facility Agent from time to time, shall pay interest on such overdue amount (including overdue default interest) in the currency in which such overdue amount is for the time being denominated from the due date up to the date of actual payment, both before and after judgment, at a rate determined by the Facility Agent to be one per cent. (1%) per annum above that which would be payable if such overdue amount constituted, during the period of non-payment thereof, an Advance made to such Obligor in the same currency as the overdue amount for successive Interest Periods of such duration of up to three months as the Facility Agent, after consultation with Services to the extent practicable in the circumstances, may designate from time to time. Such rate shall be determined or redetermined on the first Business Day of each such Interest Period. In calculating the amount of default interest due from the Guarantor in respect of any overdue amount due from any Borrower, the amount of default interest accrued due from such Borrower and the amount of overdue default interest accrued due from the Guarantor shall not be double counted.

11.4 BANK BASIS Interest shall accrue from day to day, and be computed on the basis of a year of 365 days (or, where customary in the relevant financial market, 360 days in respect of interest on Advances made in an Optional Currency) for the actual number of days elapsed.

11.5 DETERMINATION CONCLUSIVE; NOTIFICATION Each determination of a rate of interest by the Facility Agent under this Agreement shall, in the absence of manifest error, be conclusive and shall be promptly notified to Services, the relevant Borrower and the Banks.

12.  PAYMENTS

12.1 FUNDS, PLACE AND CURRENCY Payment under this Agreement to the Facility Agent shall be made in freely transferable funds for same day value on the due date at such times and in such manner as the Facility Agent may specify to the party concerned as being customary at the time for the settlement of transactions in the currency in which the amount concerned is denominated to such account of the Facility Agent at such bank or office as the Facility Agent shall designate by at least three Business Days' notice to the party liable.

12.2 APPLICATION Each payment received by the Facility Agent for the account of another person pursuant to Clause 12.1 shall:

     (a) in the case of a payment received for the account of any Borrower, be made available by the Facility Agent to that Borrower by application, on the date and in the funds of receipt:

          (i) first, in or towards payment of any amounts then due and payable (and unpaid) by that Borrower under this Agreement; and

          (ii) second, in payment to such account as that Borrower shall have properly designated for the purpose in the relevant Request or otherwise in writing; and

     (b) in the case of any other payment, be made available by the Facility Agent to the person for whose account the payment was received (in the case of a Bank, for the account of its Facility Office) on the date and in the currency and funds of receipt to such account of the person with the office or bank in the country of the currency concerned as that person shall have previously notified to the Facility Agent for the purposes of this Agreement.

The Facility Agent (or the Security Agent in the case of monies received pursuant to the Security Documents) shall promptly distribute monies received for the account of the Banks among the Banks pro rata to their respective entitlements and in the funds and currency of receipt, provided that the Facility Agent or Security Agent (as the case may be) may deduct therefrom any amount due to the Facility Agent pursuant to Clause 12.4 or 31.2.

12.3 CURRENCY

     (a) Interest accrued under this Agreement shall be payable in the currency in which the relevant amount in respect of which it has accrued was denominated during the period of accrual.

     (b) The principal of each Advance shall be repaid or prepaid in the currency in which it is denominated.

12.4 RECOVERY OF PAYMENTS Unless the Facility Agent shall have received notice from a Bank or Borrower not later than (in the case of any Sterling amount) 3.00 p.m. on the Business Day prior to, or (in the case of any amount denominated in an Optional Currency) 11.00 a.m. on the second Business Day prior to the date upon which such Bank or Borrower (the "PARTY LIABLE") is to pay an amount to the Facility Agent for transfer to any Borrower or any Bank respectively (the "PAYEE") that the Party Liable does not intend to make that amount available to the Facility Agent on the due date, the Facility Agent may assume that the Party Liable has paid that amount to the Facility Agent on that date in accordance with this Agreement. In reliance upon that assumption, the Facility Agent may (but shall not be obliged to) make available to the Payee(s) a corresponding sum. If that amount is not in fact so made available to the Facility Agent, the Payee(s) shall forthwith on demand repay that sum to the Facility Agent together with interest on such sum until its repayment at a rate determined by the Facility Agent to reflect its cost of funds incurred in making available the corresponding amount to that Payee(s) (any such determination to be conclusive in the absence of manifest error). The Facility Agent may make a demand on a Borrower as Payee only if and to the extent that the Facility Agent has demanded the appropriate funds from the relevant Bank and those funds have not been paid by that Bank forthwith after the demand. The provisions of this Clause are without prejudice to any rights the Facility Agent and the Payee may have against the Party Liable.

12.5 NON-BUSINESS DAYS Whenever any payment under any Finance Document shall become due on a day which is not a Business Day, the due date for that payment shall be extended to the next Business Day. During any such extension of the due date for payment of any principal, interest shall be payable on such principal at the rate payable on the original due date.

12.6 APPROPRIATIONS Other than in the case of prepayment to a specific Bank permitted by the terms of this Agreement, in the case of a partial payment by any Obligor of amounts due and payable under any Finance Document, the Facility Agent, or as the case may be, the Security Agent may appropriate such payment towards such of the amounts due and payable by such Obligor under this Agreement as the Facility Agent or, as the case may be, the Security Agent may with the approval of the Majority Banks decide (subject to the requirement that such payment shall be appropriated first towards those overdue amounts which attract the higher Margin), and each part of any payment so appropriated towards a particular amount due and payable under any Finance Document shall be treated as received by the Facility Agent or, as the case may be, the Security Agent for the account of the Banks to whom such particular amount is due, in each case pro rata to the respective amounts thereof due to each of them from such Obligor. Any such appropriation shall override any appropriation made by any Obligor.

12.7 CERTIFICATIONS Save as otherwise provided herein, any certification or determination of a rate or amount or other matter as referred to herein and made by the Facility Agent or a Bank, as the case may be, shall be prima facie evidence of the same.

13.  TAXES

13.1 APPLICABLE TAXES As used in this Agreement, "APPLICABLE TAXES" means all Taxes imposed by or in the jurisdiction in which the relevant Obligor is resident or any other country through or out of which the relevant payment is made or by any federation or organisation of which that country may be a member or by or through any taxation authority of that country, federation or organisation on any payment by any Obligor or any Finance Party to any Finance Party, under any Finance Document, other than Taxes imposed on that payment which would not have been imposed on that payment if the Finance Party to which or for whose account that payment was made was a Recognised Bank and had made (whether as original lender or by novation in accordance with Clause 30.4) the advance in respect of which the relevant payment of interest is made.

13.2 NO SET-OFF OR DEDUCTIONS All payments to be made by any Obligor to any Finance Party under any of the Finance Documents shall be made:

     (a)  without set-off or counterclaim; and

     (b) free and clear of all and without deduction for or on account of any Applicable Taxes, except to the extent that such Obligor is compelled by law to make payment subject to the Applicable Taxes.

13.3 GROSS-UP If any Applicable Taxes or amounts in respect thereof must be deducted from any payment by an Obligor to any Finance Party under any Finance Document or any other deductions must be made from any amounts so paid by any Obligor (or from any corresponding payment by any Finance Party to any other Finance Party under or pursuant to the terms of any Finance Document), or any such payment shall otherwise be required to be made subject to any Applicable Tax, such Obligor shall pay such additional amounts as may be necessary to ensure that each Finance Party receives a net amount after deduction for and payment of all Applicable Taxes equal to the full amount which it would have received had payment not been made subject to the Applicable Tax. All Applicable Taxes required to be deducted from any payment by any Obligor to any Finance Party under any Finance Document shall be deducted and paid when due by such Obligor to the applicable Tax authorities. Each Finance Party shall notify each Obligor through the Facility Agent of the application of this Clause 13.3 to any payment then due or to become due to it under any Finance Document promptly upon its becoming aware of the same.

13.4 TAX RECEIPTS As soon as reasonably practicable after each payment by any Obligor of any Applicable Tax (or any Tax which would be an Applicable Tax save for the exception contained in Clause 13.1) on any payment by it to any Finance Party under any Finance Document, such Obligor shall deliver to the Facility Agent for the relevant payee Finance Party evidence reasonably satisfactory to the payee (including copies of relevant Tax receipts received by such Obligor, which such Obligor shall use its reasonable endeavours to obtain) that the relevant Tax has been duly remitted or accounted for to the appropriate authority.

13.5 TAX SAVING

     (a)  In respect of a Bank which is not a Treaty Bank:

          (i) In the event that, following the imposition of any Applicable Tax on any payment by (or on behalf of) any Obligor (or any corresponding payment by any Finance Party to any other Finance Party under this Agreement) in consequence of which such Obligor is required under Clause 13.3 to pay such Applicable Tax or to pay any additional amount in respect of it, any Finance Party shall in its sole opinion and based on its own interpretation of any relevant laws or regulations (but acting in good faith) receive or be granted a credit against or remission for or deduction from or in respect of any Applicable Tax payable by it or for its account (or on its behalf) or shall obtain any other relief in respect of Applicable Tax on its profits or income, which in such Finance Party's opinion in good faith is both reasonably identifiable and quantifiable by it without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so reasonably identifiable and quantifiable, being referred to as a "SAVING"), such Finance Party shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to such Obligor's obligation to repay the amount to such Finance Party if the relevant saving is subsequently disallowed or cancelled (which repayment shall be made promptly on receipt of notice by such Obligor from such Finance Party of such disallowance or cancellation), reimburse such Obligor promptly after receipt of such saving by such Finance Party with such amount as such Finance Party shall in its sole opinion (but acting in good faith) have concluded to be the amount or value of the relevant saving.

          (ii) Nothing contained in this Agreement shall interfere with the right of any such Finance Party to arrange its Tax and other affairs in whatever manner it thinks fit and, in particular, no such Finance Party shall be under any obligation to claim relief from Tax on its corporate profits, or from any similar Tax liability, in respect of the Applicable Tax, or to claim relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its Tax affairs. No Finance Party shall be required to disclose any confidential information relating to the organisation of its affairs.

     (b)  In respect of a Bank which is a Treaty Bank:

          (i) In the event that, following the imposition of any Applicable Tax on any payment by (or on behalf of) any Obligor (or any corresponding payment by any Finance Party to any other Finance Party under this Agreement) in consequence of which such Obligor is required under Clause 13.3 to pay such Applicable Tax or to pay any additional amount in respect of it, any Finance Party shall receive or be granted a credit against or remission for or deduction from or in respect of any Applicable Tax payable by it or for its account (or on its behalf) or shall obtain any other relief in respect of Applicable Tax on its profits or income, which is both reasonably identifiable and quantifiable by it without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so reasonably identifiable and quantifiable, being referred to as a "SAVING"), such Finance Party shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to such Obligor's obligation to repay the amount to such Finance Party if the relevant saving is subsequently disallowed or cancelled (which repayment shall be made promptly on receipt of notice by such Obligor from such Finance Party of such disallowance or cancellation), reimburse such Obligor promptly after receipt of such saving by such Finance Party with such amount as such Finance Party shall have concluded acting reasonably to be the amount or value of the relevant saving.

          (ii) In compliance with the foregoing paragraph (b)(i), such Finance Party shall arrange its Tax and other affairs in whatever manner it thinks fit save that it shall claim relief from Tax on its corporate profits, or from any similar Tax liability, in respect of the Applicable Tax, promptly and act reasonably in all such circumstances to seek to obtain reliefs, credits or deductions available to it so as to obtain a saving which can be remitted to the relevant Obligor. No Finance Party shall be required to disclose any confidential information relating to the organisation of its affairs.

     (c) Each Finance Party will notify the relevant Obligor through the Facility Agent promptly of the receipt by such Finance Party of any saving and of such Finance Party's opinion as to the amount or value of that saving.

     (d)  In respect of United States withholding tax:

          (i) GENERAL Each Finance Party that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the laws of the United States of America or any treaty (including any protocol thereto or official exchange of notes by applicable governmental authorities with respect thereto) to which the United States is a party shall deliver to Services (with a copy to the Facility Agent) either a properly executed United States Internal Revenue Service Form W-9, or two copies of either United States Internal Revenue Service Form 1001 or Form 4224 (or any subsequent versions thereof or successors thereto) or, in the case of a Finance Party claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code ("IRC") with respect to such payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Finance Party is not a bank for purposes of Section 881(c) of the IRC, is not a 10-percent shareholder (within the meaning of Section 871(h)(3) of the IRC) of Services and is not a controlled foreign corporation (within the meaning of Section 864(d)(4) of the IRC)), properly completed and duly executed by such Finance Party claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments by Services under this Agreement.

          (ii) TIME FOR SUBMITTING DOCUMENTATION Each Finance Party shall deliver to Services the documentation required to be provided under clause (i) above on or before the date such Finance Party becomes a party to this Agreement (save that any Finance Party which is a party hereto on the date hereof shall deliver such documentation to Services on the Business Day next following the Unconditional Date) and on or before the date, if any, such Finance Party changes its Office by designating a different Facility. In addition, each Finance Party shall deliver such forms promptly upon the obsolescence or inability of any form previously delivered by such Finance Party. Notwithstanding any other provision of this Clause, a Finance Party shall not be required to deliver any form pursuant to this Clause 13.5 that such Finance Party is not legally able to deliver.

          (iii) NOTICE OF CHANGE IN DOCUMENTATION If any Finance Party determines that it is unable to submit any documentation that it is obligated to submit pursuant to this Clause 13.5, or that such Finance Party is required to withdraw or cancel any form or certificate it previously submitted, such Finance Party shall promptly notify Services and the Facility Agent of that fact.

13.6 RIGHT TO PREPAY In the event that any such Applicable Tax is required to be deducted from any payment to be made by any Borrower to any Finance Party under this Agreement (or on any corresponding payment by the Finance Party to any other Finance Party under this Agreement) and, in consequence, any Borrower is or would be obliged under Clause 13.3 to pay any additional amounts to such Finance Party in respect of the Applicable Tax, such Borrower may prepay the whole (but not part) of the then outstanding amount of such Finance Party's participation in the Utilisations made by it, together with all interest and other charges accrued on those participations and all other amounts payable to such Finance Party under the Finance Documents, on giving not less than ten Business Days' prior written notice to such Finance Party (through the Facility Agent).

13.7 RECOGNISED BANK Each Finance Party (other than Goldman Sachs Credit Partners, L.P.) confirms to each Obligor that it is a Recognised Bank and agrees to notify Services promptly if it becomes aware that (a) it is no longer a Recognised Bank, or (b) Clause 13.3 may for any other reason apply in respect of payments made to it or to the Facility Agent for its account.

13.8 FILINGS Each Treaty Bank has submitted at the time of becoming a Bank, the appropriate Inland Revenue form (being at the date hereof Form FD13 in the case of the United States/United Kingdom double tax treaty) to the relevant tax authorities and, if such form is returned to such Bank by such tax authority, such Bank shall then promptly submit such form to the United Kingdom Inland Revenue (FICO Dept.). If a Treaty Bank is or becomes unable for any reason to submit such form or a Treaty Bank becomes aware that such a form previously submitted by it is no longer valid or becomes incorrect for any reason, such Treaty Bank shall notify Services as promptly as practicable. Each Treaty Bank shall take such other action (including the filing of any other forms) to claim exemption from taxation as may be reasonably requested by Services.

14.  MARKET DISRUPTION

14.1 DISRUPTION EVENTS If, in relation to any Advance or proposed Advance and any (or the) Interest Period relative thereto:

     (a) no (or where there is more than one Reference Bank, only one) Reference Bank supplies an interest rate to the Facility Agent as required by the definition of LIBOR after the Facility Agent has requested such a rate from the Reference Banks; or

     (b) the Facility Agent shall have received notification from a Bank or Banks whose participations in such Advance constitute at least fifty per cent. (50%) by value of such Advance that by reason of circumstances affecting the London interbank eurocurrency market (in the case of any Optional Currency) or the London interbank market (in the case of Sterling):

          (i) matching deposits for the same period as such Interest Period will not be readily available to them in the London interbank eurocurrency market (in the case of any Optional Currency) or the London interbank market (in the case of Sterling) (as the case may be) in sufficient amounts in the ordinary course of business to fund their respective participations in such Advance for such Interest Period; or

          (ii) whilst such deposits are so available, the cost of such deposits exceeds LIBOR as determined in relation to such Advance for such Interest Period,

the Facility Agent shall promptly give written notice of such determination or notification to the relevant Borrower, Services (if different) and each of the Banks.

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

14.2 EFFECT The giving of any notice by the Facility Agent pursuant to Clause 14.1(a) or 14.1(b) shall not relieve any Bank of any obligation it may have under this Agreement to advance, on the relative Utilisation Date, its participation in any Advance (including any Advance for which a Request was given prior to such notice by the Facility Agent).

14.3 NEGOTIATION AND SUBSTITUTE BASIS During the period of 15 days after the giving of any notice by the Facility Agent pursuant to Clause 14.1, the Facility Agent (in consultation with the Banks) shall negotiate with the relevant Borrower and Services in good faith with a view to ascertaining whether a substitute basis (a "SUBSTITUTE BASIS") may be agreed for the making of further Advances and/or the maintaining of any existing Advances to which such notice by the Facility Agent related for the current Interest Period relative to those Advances. If a Substitute Basis is agreed by all the Banks, the relevant Borrower and Services it shall apply in accordance with its terms from the commencement of such Interest Period. The Facility Agent shall not agree any Substitute Basis on behalf of any Bank without the prior consent of that Bank.

14.4 COST OF FUNDS If a Substitute Basis is not so agreed by the relevant Borrower, Services and all the Banks by the end of the 15 day period, each Bank's participation in each then existing Advance to which the notice by the Facility Agent related shall bear interest during the current Interest Period relative thereto at the rate certified by such Bank to be its cost of funds (from such sources as it may reasonably select out of those sources then available to it) for such Interest Period in relation to such Advance, plus the applicable Margin.

14.5 RIGHT TO PREPAY Where Clause 14.4 applies the relevant Borrower, upon giving not less than five Business Days' prior written notice (through the Facility Agent) to any Bank, may prepay the whole (but not part) of the participation of that Bank in all (but not some only of) the existing Advances to which the notice by the Facility Agent related and, if so specified in the notice, in all (but not some only of) the other outstanding Utilisations of that Borrower, together with all interest accrued on those Advances and all other amounts payable under this Agreement in connection with the Utilisations prepaid.

14.6 REVIEW OF SUBSTITUTE BASIS So long as any Substitute Basis is in force or Clause 14.4 shall apply in relation to any Advance, the Facility Agent, in consultation with the relevant Borrower, Services and each Reference Bank shall from time to time, but not less often than monthly, review whether or not the circumstances referred to in Clause 14.1 still prevail with a view to returning to the normal interest provisions of this Agreement.

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

15.  INCREASED COSTS

15.1 INCREASED COSTS  Subject to Clause 15.3, if the result of:

     (a) any change after the date hereof in or the introduction after the date hereof of, or any change after the date hereof in the interpretation, administration or application by any competent court, authority or organisation in the relevant jurisdiction of, any law, regulation or treaty or in or of any official directive or official request from, or the rules of, any governmental, fiscal, monetary or regulatory (including self-regulatory) authority, organisation or agency (whether or not having the force of law but, if not having the force of law, being a regulation, treaty, official directive, official request or rule which it is the practice of banks in the relevant jurisdiction to comply with) after the date hereof which affects banks or financial institutions of the same type as any Finance Party in that jurisdiction; or

     (b) compliance by any Finance Party (or any Holding Company of such Finance Party) with any such change or introduction;

including, in each case without limitation, those relating to Taxation, change in currency of a country, reserves, special deposit, cash ratio, liquidity, cash margin or capital adequacy requirements or other forms of banking, fiscal, monetary or regulatory controls, is that:

     (i) any Finance Party (or any Holding Company of such Finance Party which is regulated as a financial institution or as a Holding Company of a financial institution) incurs an increased cost as a result of its (or such Finance Party's) having entered into, and/or performing and/or maintaining and/or funding its (or such Finance Party's) obligations under, any Finance Document; or

     (ii) any Finance Party (or any such Holding Company of such Finance Party) incurs an increased cost in making, funding or maintaining all or any advances comprised in a class of advances or acceptances formed by or including its (or such Finance Party's) participation in some or all of the Utilisations made or to be made under this Agreement; or

     (iii) any amount receivable by any Finance Party under any Finance Document is reduced (save to the extent matched by a reduction in the cost of providing the Facilities) or the effective rate of return to any Finance Party (or any such Holding Company of such Finance Party) under any Finance Document or on its (or such Holding Company's) capital employed for the purposes of this Agreement is reduced; or

     (iv) any Finance Party (or any such Holding Company of such Finance Party) makes any payment or forgoes any interest or other return on or calculated by reference to any amount received or receivable by it (or by such Finance Party) from any Obligor or the Facility Agent or the Security Agent or any other Finance Party under any Finance

            Document;

and such increased cost (or the relevant proportion thereof), reduction, payment, forgone interest or other return is not compensated for by any other provision of this Agreement (including, without limitation, by any Additional Cost payable pursuant to Clause 11.1(c)), then and in each such case:

     (A) such Finance Party shall notify Services through the Facility Agent in writing of that event promptly upon its becoming aware of the event including, in reasonable detail, particulars of the event;

     (B) subject as provided below and to Clause 2.4(a), within five Business Days after receipt by any Borrower (directly or through Services) of a written demand from time to time by such Finance Party through the Facility Agent accompanied by a certificate of such Finance Party specifying the amount of compensation claimed and setting out the calculation of the amount in reasonable detail, such Borrower shall pay to the Facility Agent for the account of such Finance Party (or, as the case may be, Holding Company of such Finance Party) such amount as shall compensate such Finance Party (or such Holding Company) for such increased cost (or, in the case of (i) or (ii) above, the portion of such increased cost as is attributable to its making, funding or maintaining Advances or maintaining its obligation, if any, to participate in Utilisations under this Agreement), reduction, payment or forgone interest or other return. Nothing in this Clause shall oblige any Finance Party (or any Holding Company of such Finance Party) or the Facility Agent or the Security Agent to disclose any confidential information relating to the organisation of its affairs. Notwithstanding the foregoing, any claim by any Finance Party pursuant to this Clause 15.1 in respect of any period more than 90 days before such Finance Party gave notice pursuant to paragraph (A) above of the relevant event shall be disallowed.

15.2 RIGHT TO PREPAY Where Clause 15.1 applies the relevant Borrower, upon giving not less than five Business Days' notice to that Finance Party (being a Bank) may prepay the whole (but not part only) of that Finance Party's participation in all (and not some only of) the outstanding Utilisations, together with all interest and other charges on or in respect thereof, and all other amounts payable by it under the Finance Documents to such Finance Party, provided always that any such notice by such Borrower is given whilst circumstances exist entitling such Finance Party to claim compensation under this Clause 15.

15.3 EXCEPTIONS Clause 15.1 shall not apply so as to oblige Services or any other Borrower to compensate any Finance Party for Applicable Taxes (to the extent that the provisions of Clause 13.3 fully and effectively compensate therefor) or for any Taxes which would have been Applicable Taxes save only for any failure by the relevant Finance Party to satisfy the exception to Clause
13.1 or for any increased cost, reduction, payment or forgone interest or other return:

     (a) resulting from any change in or the introduction of, or any change in the interpretation or application of, any law, regulation, treaty, directive, request or rules relating to, or any change in the rate of, Taxation on the overall net income of such Bank imposed in the jurisdiction in which such Finance Party's principal office for the time being is situate or on the overall net income of such Finance Party's Facility Office imposed in the jurisdiction in which that office is situate; or

     (b) resulting from the implementation by the applicable authorities having jurisdiction over such Finance Party and/or its Facility Office of any directive of the European Union in existence as at the date hereof and/or the matters set out in the statement of the Basle Committee on Banking Regulation and Supervisory Practices dated July, 1988 and entitled "International Convergence of Capital Measurement and Capital Standards", in each case to the extent, at the rates and according to the timetable provided for therein as at the date hereof; or

     (c) attributable to such Finance Party after the date of this Agreement entering into a commitment to lend to a third party which is, at the time that commitment is entered into, in breach of any law, regulation, treaty, directive, request or rule relating thereto as aforesaid.

16.  ILLEGALITY

If any change after the date hereof in or the introduction after the date hereof of any law, regulation, treaty or (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of banks in the relevant jurisdiction to comply) official directive or rule of any governmental, fiscal, monetary or regulatory (including self-regulatory) authority, organisation or agency, having jurisdiction (together "LAWS"), or any change after the date hereof in the interpretation, administration or application of Laws by a competent court or the relevant authority, organisation or agency or compliance by any Finance Party with any such change or introduction of Laws or change in interpretation, administration or application of Laws, shall make it (or make it apparent that it is) unlawful or a breach of Laws for any Finance Party to make available or fund or maintain the Utilisations or any part of the Utilisations under this Agreement or to give effect to its obligations and exercise its rights as contemplated by this Agreement, that Finance Party may, by notice to Services through the Facility Agent, declare that to the extent necessary to avoid any such illegality or breach of Laws its obligations to Services and the other Borrowers under the Finance Documents shall be terminated forthwith or, if later, on the latest date to which the obligations may remain in effect without causing the Finance Party to be in breach of Laws, whereupon:

     (a) PREPAY Each Borrower will forthwith, or by such later date as shall be immediately prior to the illegality or breach in question taking effect, prepay such part of such Finance Party's participation in the Utilisations made by such Borrower together with all interest and other charges accrued thereon to the date of the prepayment and all other amounts payable to such Finance Party under the Finance Documents as shall be necessary to avoid any such illegality or breach by such Finance Party of any Laws; and

     (b) COMMITMENTS To the extent necessary to avoid any such illegality or breach of Laws such Finance Party's Commitments shall be cancelled and reduced to nil.

17.  MITIGATION

17.1 MITIGATION If circumstances arise in respect of any Finance Party which would, or upon the giving of notice would, result in the operation of Clause 13, 14, 15 or 16 to the detriment of any Borrower:

     (a) such Finance Party shall promptly upon becoming aware of the same notify the Facility Agent and Services and, upon the written request of such Borrower, shall enter into discussions with Services and such Borrower with a view to determining what mitigating action might be taken by such Finance Party, including discussion of the possibility of a change in its Facility Office or transfer of its participation in the Facilities and its Commitments to another bank; and

     (b) at the request of Services, the Facility Agent will enter into discussions with Services with a view to determining what mitigating action might be taken by the Facility Agent with respect to the administration of this Agreement by the Facility Agent.

Without limiting or reducing the obligations of the Obligors (or any of them) under Clauses 13, 14, 15 or 16, the relevant Finance Party, shall upon the written request of Services take such reasonable steps as may be practical and open to it to mitigate or remove the effects of such circumstances including, without limitation, a change in its Facility Office or transfer of its participation in the Facilities and its Commitments to another bank (or termination of its Commitments and prepayment of its participation in the Utilisations coupled with the assumption by another bank of a like participation and Commitment) reasonably acceptable to or nominated by the relevant Borrower and Services or the restructuring of its participation in this Agreement in a manner which will avoid the circumstances in question and on terms acceptable to the Facility Agent, such Finance Party and the relevant Borrower and Services, provided that nothing in this Clause shall oblige any Finance Party or the Facility Agent to take any such step if, in the opinion of such Finance Party or the Facility Agent (such opinion being conclusive), as the case may be, any such step might reasonably be expected to have an adverse effect upon its business, operations or financial condition or the management of its Tax affairs or its return in relation to its participation in the Utilisations.

17.2 COSTS AND EXPENSES Any costs and expenses reasonably incurred by any Finance Party pursuant to this Clause 17 shall be paid by the relevant Borrowers within five Business Days after receipt of a written demand specifying the same in reasonable detail.

18.  GUARANTEE

18.1 GUARANTEE In consideration of the Finance Parties entering into this Agreement and/or becoming party to this Agreement pursuant to a Substitution Certificate or otherwise and/or participating or agreeing to participate in any Utilisation, each Guarantor hereby irrevocably and unconditionally and jointly and severally:

     (a) guarantees to each Finance Party on demand, as principal obligor and not merely as surety (or similar in any applicable jurisdiction), prompt performance by each other Obligor of all its payment obligations to such Finance Party under the Finance Documents and the payment of all sums payable now or in the future to such Finance Party by each other Obligor under or in connection with the Finance Documents when and as the same shall become due;

     (b) undertakes with each Finance Party that, if and whenever any other Obligor does not pay any amount when due from it to such Finance Party under or in connection with any Finance Document, such Guarantor will on demand pay such amount as if such Guarantor instead of such other Obligor were expressed to be the primary obligor, together with interest on that sum at the rate per annum from time to time payable by that other Obligor on that sum from the date when that sum becomes payable by such Guarantor under this Agreement until payment of that sum in full; and

     (c) indemnifies each Finance Party on demand against any loss or liability suffered by it under any Finance Document as a result of any obligation guaranteed by such Guarantor being or becoming unenforceable, invalid or illegal.

18.2 CONTINUING GUARANTEE This guarantee is a continuing guarantee and shall extend to the ultimate balance of all sums payable by the Obligors or any of them under the Finance Documents.

18.3 REINSTATEMENT Where any discharge (whether in respect of the obligations of any Obligor, any security for such obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on insolvency, administration, liquidation or otherwise without limitation, the liability of each Guarantor under this guarantee shall continue as if there had been no such discharge or arrangement. Each Finance Party shall be entitled to concede or compromise any claim that any such payment, security or other disposition is liable to avoidance or repayment.

18.4 WAIVER OF DEFENCES Except to the extent that such Guarantor is specifically released in writing or its obligations are specifically waived in a Waiver Letter, the obligations of each Guarantor under this Agreement shall not be affected by any circumstance, act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate such Guarantor from its obligations hereunder in whole or in part, including without limitation and whether or not known to any Obligor or any Finance Party:

     (a) any time, indulgence or waiver granted to or composition with any other Obligor or any other person; or

     (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or take up or enforce any rights or remedies against any security or any other Obligor or any other person or any non-presentment or non-observance of any formality or other requirements in respect of any instruments or any failure to obtain the full value of any security; or

     (c) any legal limitation, disability, incapacity, lack of power, authority or legal personality of, or dissolution or change in the members or status of, or other circumstance relating to any other Obligor or any other person; or

     (d) any variation (however fundamental and whether or not involving any increase in the liability of any other Obligor thereunder) or replacement of any Finance Document or any other document or security (including without limitation any Substitute Basis agreed pursuant to Clause 14 and any agreement contemplated by this Agreement) so that references to such Finance Document or other document or security in this guarantee shall include each such variation or replacement; or

     (e) any unenforceability, illegality, invalidity or frustration of any obligations of any other Obligor or any other person under any Finance Document or any other document or security, or any failure of any other Obligor or proposed additional Obligor to become bound by the terms of any other Finance Document, in each case whether through any want of power or authority or otherwise; or

     (f) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any other Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order, to the intent that such Guarantor's obligations under this Agreement shall remain in full force and this guarantee be construed accordingly as if there were no such circumstance, act, omission, matter or thing.

18.5 IMMEDIATE RECOURSE Each Guarantor waives any right it may have of first requiring any Finance Party to proceed against or enforce any other rights or security of or claim payment from or file any proof or claim in any insolvency, administration, winding up, bankruptcy or liquidation proceedings relating to, any other Obligor or any other person before claiming from such Guarantor under this Agreement.

18.6 PRESERVATION OF RIGHTS Until all amounts which may be or become payable by any and all Obligors to such Finance Party under or in connection with the Finance Documents have been irrevocably paid and discharged in full (whether by any Borrower or Guarantor or otherwise), after a claim has been made pursuant to this guarantee each Finance Party may:

     (a) refrain from applying or enforcing any other security, monies or rights held or received by such Finance Party, as the case may be, in respect of (or capable of being applied in respect of) such amounts or apply and enforce the same in such manner and order as such Finance Party sees fit (whether against such amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

     (b) hold in a suspense account (with liability to pay interest on the monies held therein at the rate payable to its corporate customers for deposits in the same currency on like terms and in like amounts) any monies received from any Guarantor or on account of any Guarantor's liability under this Agreement.

18.7 NON-COMPETITION Until all amounts which may be or become payable by any and all Obligors to any Finance Party under or in connection with the Finance Documents have been irrevocably paid in full (whether by any Borrower or Guarantor or otherwise), no Guarantor shall, after a claim has been made on it pursuant to this guarantee:

     (a) be subrogated to any rights, security or monies held, received or receivable by any Finance Party or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of any Obligor's liability under any Finance Document and, to the extent that any Guarantor is so subrogated or entitled by law, such Guarantor hereby (to the fullest extent permitted by law) waives and agrees not to exercise those rights or security or that right of contribution or indemnity;

     (b) be entitled or claim to rank as a creditor in the insolvency, administration, winding-up, bankruptcy or liquidation of any Obligor in competition with any Finance Party unless otherwise required by the Facility Agent or by law (in which case the proceeds, if any, of any claim in respect of any rights, security or monies of any Finance Party to which such Guarantor was subrogated, filed by such Guarantor with a receiver or other similar official, will be paid by such Guarantor to the Facility Agent to be applied in accordance with the provisions of the Finance Documents); or

     (c) be entitled to receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor or exercise any right of set-off as against any Obligor (and, without prejudice to the foregoing, each Guarantor shall forthwith pay to the Facility Agent for the Finance Parties an amount equal to any such set-off in fact exercised by it and forthwith pay or transfer, as the case may be, to the Finance Parties any such payment or distribution or benefit of security in fact received by it).

18.8 ADDITIONAL SECURITY This guarantee shall be in addition to and shall not in any way be prejudiced by any other security (including, without limitation, the Security Documents) now or hereafter held by any Finance Party as security for or capable of being applied against the obligations of any Obligor.

18.9 CERTIFICATE A certificate of the Facility Agent as to any amount due from any Borrower under this Agreement shall, in the absence of manifest error, be prima facie evidence of such amount as against each Guarantor.

19.  ADDITIONAL BORROWERS, GUARANTORS AND SECURITY

19.1 ADDITIONAL BORROWERS

     (a) PA shall use reasonable endeavours to ensure that each of the members of the TEG Group identified in the Borrowings List as intended to become a Borrower (or, where more than one member of the PA Group is identified in respect of any particular Refinancing Debt, whichever of those members is selected by PA to be the borrower of any funds borrowed to refinance that Refinancing Debt) shall do so as soon as the procedures set out in Sections 155 - 158 of the Companies Act 1985 have been completed and the Unconditional Date has occurred in order that the Borrowings identified in the Borrowings List shall be refinanced (as and to the extent required by Clause 21.9) by Tranche 1B Advances and/or Tranche 2 Advances borrowed by them, and that all conditions precedent applicable under Part II of the Seventh Schedule in respect of the making of Utilisations by those members of the TEG Group shall be satisfied as promptly as practicable.

     (b) PA shall use its reasonable endeavours to ensure that any procedures set out in Sections 155-158 Companies Act 1985 required to be completed to permit the relevant members of the TEG Group to refinance the Borrowings identified in the Borrowings List as required by Clause 19.1(a) shall be implemented:

          (i) if the requirements of section 429 Companies Act 1985 for the implementation of the procedures set out therein shall be met with respect to the Offer, promptly after the completion of those procedures; or

          (ii) if such requirements shall not be met within the period specified in section 429(3) Companies Act 1985, promptly after the expiry of such period.

     (c) In order for any wholly owned Subsidiary of PA to become a Borrower, it and Services (for itself and on behalf of the existing Borrowers and Guarantors) shall execute and deliver to the Facility Agent a duly completed Borrower Accession Agreement. If all the Banks confirm to the Facility Agent their agreement to the relevant Subsidiary becoming a Borrower (which confirmation is deemed given in respect of the members of the TEG Group referred to in Clause 19.1(a)), the Facility Agent shall execute such Borrower Accession Agreement for itself and on behalf of the other Finance Parties.

     (d) Subject to Clause 19.1(e), upon execution of such Accession Agreement by the relevant Subsidiary as Additional Borrower, Services and the Facility Agent, such Subsidiary shall become an Additional Borrower in accordance with the terms hereof and thereof. If included in the Borrower Accession Agreement, the Additional Borrower's right to make Utilisations hereunder may be limited in accordance with the terms so included.

     (e) The obligations of the Finance Parties to such Additional Borrower with respect to the making of the first Utilisation to it under this Agreement are subject to the condition precedent that the Facility Agent shall have received in form and substance satisfactory to it (acting reasonably) each of the documents listed in Part II of the Seventh Schedule.

19.2 ADDITIONAL GUARANTORS

     (a) The Obligors shall procure that, subject to any provision of law prohibiting the relevant person from becoming an Additional Guarantor, the companies identified in Part III of the Seventh Schedule shall in the case of Peabody Investments, Inc., by the date of the Asset Split and in any other case, as soon as the procedures set out in Sections 155-158 Companies Act 1985 have been completed and the Unconditional Date has occurred, each become an Additional Guarantor by (i) executing and delivering to the Facility Agent a Guarantor Accession Agreement (duly executed by Services for itself and on behalf of the existing Borrowers and Guarantors) and (ii) delivering to the Facility Agent each of the documents listed in Part II of the Seventh Schedule, each in form and substance satisfactory to the Facility Agent (acting reasonably).

     (b) Where any such prohibition as is referred to above exists, each Obligor shall use its reasonable endeavours lawfully to overcome the prohibition.

     (c) Services shall use its reasonable endeavours to ensure that any procedures set out in Section 155-158 Companies Act 1985 required to be completed (I) to permit the companies identified in Part III of the Seventh Schedule to give such guarantees, (II) to permit the Companies identified in Part III of the Seventh Schedule to accede to the terms of the Debenture as Chargors as required by Clause 19.3(a) and
          (III) to permit the other parties thereto to enter into the Tax Sharing Agreement, shall be implemented:

          (i) if the requirements of section 429 Companies Act 1985 for the implementation of the procedures set out therein shall be met with respect to the Offer, promptly after the completion of those procedures; or

          (ii) if such requirements shall not be met within the period specified in S.429(3) Companies Act 1985, promptly after the expiry of such period.

19.3 ADDITIONAL SECURITY

     (a)  The Obligors shall procure that:

          (i) the Debenture is executed and delivered to the Security Agent by Services, PA and Finance on or before the Unconditional Date;

          (ii) save where and to the extent that (but only for so long as) the relevant company is subject to any prohibition from doing so in any agreement to which any member of the TEG Group is a party as at the date hereof in respect of any Refinancing Debt, the companies identified in Part III of the Seventh Schedule other than

                 Peabody Investments, Inc. accede to the terms of the Debenture as Chargors (as defined therein) to secure their own obligations as Borrowers under the Finance Documents as soon as reasonably practicable after the date of the first Utilisation; and

          (iii) in the case of Peabody Investments, Inc. by the date of the Asset Split and in any other case as soon as the procedures set out in Sections 155-158 Companies Act 1985 have been completed, the companies identified in Part III of the Seventh Schedule accede to the terms of the Debenture as Chargors (as defined therein) to guarantee and secure the obligations under the Finance Documents of the Obligors from time to time.

     (b) Where any such prohibition as is referred to above exists, the Obligors shall use their reasonable endeavours lawfully to overcome the prohibition.

     (c) The Obligors shall at their own expense and as soon as reasonably practicable following a request from the Security Agent execute and do all such assurances, acts and things as the Security Agent may reasonably require (i) for perfecting or protecting the security intended to be afforded by the Security Documents (and shall deliver to the Security Agent such directors and shareholders resolutions, title documents and other documents as the Security Agent may reasonably require), or (ii) for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets.

20.  REPRESENTATIONS AND WARRANTIES

20.1 REPRESENTATIONS AND WARRANTIES ON AND FROM THE DATE HEREOF     On and from
the date hereof, each Obligor (or in the case of Clause 20.1(1), Services and PA only) represents and warrants to each of the Finance Parties (but, in the case of any Obligor other than Services, only in relation to itself and its Subsidiaries or Material Subsidiaries for the time being (as the case may be)) that:

     (a) STATUS It is (and each of its Material Subsidiaries is) a company, duly incorporated and validly existing under the laws of the place of its incorporation and has the power to own its property and assets and carry on its business as it is now being and will be conducted.

     (b) POWERS AND AUTHORITY It has the corporate power to enter into and perform the Finance Documents and any other Transaction Documents to which it is a party and the transactions to be implemented pursuant thereto and has taken all necessary corporate action to authorise its entry into and performance of those documents and transactions.

     (c) LEGAL VALIDITY Subject to the Reservations, this Agreement constitutes, and any and each other Transaction Document to which it is or will become a party (when executed by it or on its behalf) will constitute, its legal, valid and binding obligations and (without limiting the generality of the foregoing) any Security Document to which it is a party creates the security interests which that Security Document purports to create or, as the case may be, accurately evidences a security interest which has been validly created.

     (d) NON-CONFLICT The entry into and performance by it of this Agreement and any and each other Transaction Document to which it is a party and the transactions to be implemented pursuant to those documents do not and will not conflict with:

          (i) any law or regulation or any official or judicial order applicable to it or any Licence or any Licence Undertaking;

          (ii) its memorandum or articles of association, statutes, by-laws or other constitutional or governing documents or any of its resolutions (having current effect); or

          (iii) any agreement or instrument to which it or any Subsidiary of it is a party or which is binding upon any of them or on its assets or those of any such Subsidiary (other than those agreements or instruments referred to in the Borrowings List to the extent that the liability is not materially greater than that indicated in the Borrowings List) in such a manner or to such an extent as to have a Material Adverse Effect, nor will it result in the creation or imposition of any Encumbrance on any of its assets or those of any Subsidiary (save for any Encumbrance permitted to exist by the terms of this Agreement).

     (e)  NO DEFAULT

          (i) no Event of Default has occurred and is continuing which has not been waived; and

          (ii) no event has occurred and is continuing which has not been waived and which constitutes or which, with the giving of notice or expiry of any grace or cure period, is reasonably likely to constitute a default under or in respect of any other agreement or document to which it or any Material Subsidiary of it is a party (and any such event which by reason of express provisions in any such agreement or document requires satisfaction of a condition as to materiality (including, without limitation the existence or absence of an opinion or determination as to materiality) before it may constitute a default shall not be considered reasonably likely to constitute a default unless that condition is satisfied) in such a manner or to such an extent as to have a Material Adverse Effect.

     (f) CONSENTS Any and all authorisations, approvals, consents, licences, exemptions, filings, registrations and other matters required on the part of any Obligor or TEG or any Material Subsidiary pursuant to any law or the terms of the Licence or any Licence Undertaking for or in consequence of (i) the Offer, and/or (ii) the entry into and performance by it of and/or the validity of any of the Finance Documents and/or the Transaction Documents to which it is a party or the transactions to be implemented pursuant thereto and/or (iii) the continued carrying on of the business of TEG and the Services Group in the ordinary course, have been obtained or effected or will be obtained or effected prior to the date required by law, in each case, to the extent that failure to do so would have a Material Adverse Effect, save (in the case of (ii)) for the filing in the United Kingdom of the prescribed particulars of the Security Documents pursuant to section 395 of the Companies Act 1985 (as amended), the registration of the transfers of the shares which are the subject of mortgages and other Encumbrances created by the Security Documents and other filings and registrations necessary in connection with the enforcement of the Security Documents.

     (g)  ACCOUNTS

          (i) Its Accounts most recently delivered to the Facility Agent under Clause 21.2 (a) have been prepared, save as disclosed in notes to or accompanying those Accounts, in accordance with the provisions of Clause 21.2(d) and (in the case of audited annual Accounts) present a true and fair view of or (in the case of unaudited Accounts) fairly present its and (if consolidated Accounts) its Subsidiaries' financial position as at the Accounting Date to which the same were prepared and/or (as appropriate) the results of operations and (in the case of annual Accounts) cashflow during the Accounting Period ending on the relevant Accounting Date, subject, in the case of quarterly and monthly Accounts, to normal year end adjustments and to the lack of notes thereto.

          (ii) Each of the information, reports and documents delivered to the Facility Agent under Clause 21.2(b) was true and accurate in all material respects as of the date thereof and did not omit any material information required to be included therein.

          (iii) (I) The Model was prepared in accordance with the Applicable Accounting Principles with due care, (II) to the best of Services's and PA's knowledge and belief (reasonable enquiry having been made) the Model taken as a whole together with the assumptions on which it is based is not misleading in any material respect, and all projections and assumptions used for the purposes of the Model were arrived at after careful consideration and to the best of Services's and PA's knowledge and belief were based on reasonable grounds. All such projections are illustrative exercises but the actual results may be materially affected by changes in economic and other circumstances. The reliance which can be placed on the projections is a matter of commercial judgment. No representation or warranty is made that any projection will be achieved.

     (h) LITIGATION No litigation, arbitration or administrative or regulatory proceedings or investigations for which process or initiation claims have been served on it or any of its Material Subsidiaries and, to its knowledge, no litigation, arbitration, administrative or regulatory proceedings involving it or any of its Material Subsidiaries are pending or threatened, which are reasonably likely to be determined adversely to it or to such Subsidiary, and which, if so adversely determined, would have a Material Adverse

          Effect.

     (i) TAX LIABILITIES No claims are being or are reasonably likely to be asserted against it or any of its Subsidiaries with respect to Taxes which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined, would have a
          Material Adverse Effect.   It and each of its Subsidiaries is not
          materially overdue in the filing of any Tax returns required to be filed where failure to make such filing would have a Material Adverse Effect, and it and any of its Subsidiaries had paid all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than any being contested in good faith by appropriate process in respect of which adequate reserves are being maintained) non-payment, or a claim for payment, of which would in each such case have a Material Adverse Effect.

     (j) ENCUMBRANCES No Encumbrance exists over its or any of its Subsidiaries' assets which would cause a breach of Clause 21.3(a) of this Agreement.

     (k) INFORMATION MEMORANDUM (This representation and warranty is given only upon issue and approval by Services in writing of an Information Memorandum). All material factual information in relation to the PA Group contained in the Information Memorandum was true (or, in the case of information provided by any person other than Services or PA or its or their advisors or relating to TEG or any of its Subsidiaries, was true to the best of Services's or PA's knowledge and belief) in all material respects at the date (if any) ascribed thereto in the Information Memorandum. Any and all expressions of opinion or intention in relation to the PA Group and any projections in relation to the PA Group contained in the Information Memorandum were arrived at after careful consideration and to the best of Services's and PA's knowledge and belief (reasonable enquiry having been made) were based on reasonable grounds. All such projections are illustrative exercises but the actual results may be materially affected by changes in economic and other circumstances. The reliance which can be placed on the projections is a matter of commercial judgment. No representation or warranty is made that any projection will be achieved. In all other respects, the Information Memorandum, taken as a whole, as of its date (insofar as based on information provided by any person other than Services or PA or its or their advisors or relating to TEG or any of its Subsidiaries, to the best of Services's or PA's knowledge or belief) was not misleading in any material respect in relation to the PA Group and did not omit to disclose any matter failure to disclose which would result in any material information in relation to the PA Group contained in the Information Memorandum being misleading in any material respect in the context of this Agreement.

     (l) ACQUIRED ASSETS All of the Shares which are acquired by it (whether pursuant to the Offer, the implementation of the procedures set out in section 429 et seq. Companies Act 1985 or by transfer from PGH) will be beneficially owned by PA and PA will be entitled forthwith (but subject to registration in the shareholders' register of TEG of the transfer of those Shares, which registration will be completed as soon as reasonably practicable) to become the legal registered owner of such Shares free from all Encumbrances, claims and competing interests whatsoever save as expressly permitted or created pursuant to the Finance Documents.

     (m) OWNERSHIP OF ASSETS Save to the extent disposed of without breaching the terms of any of the Finance Documents, it and each of its Subsidiaries has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary properly to conduct its business the absence of which would have a Material Adverse Effect.

     (n)  DOCUMENTS

          (i) The documents delivered to the Facility Agent by or on behalf of any Obligor pursuant to Clause 4.1 and any other provision of the Finance Documents were genuine and in the case of copy documents, were true, complete and accurate copies in all material respects, of originals which had not been amended, varied, supplemented or superseded in anyway which would be likely to affect materially and adversely the interests of the Banks under the Finance Documents (taken as a whole), save as consented to pursuant to a Waiver Letter.

          (ii) The Press Release and Offer Document and any other documents relating to the Offer furnished to the Facility Agent, contain all the material terms of the Offer. The terms of the Offer set out in the Offer Document correspond to the terms of the Offer set out in the Press Release in all material respects.

     (o)  ENVIRONMENTAL MATTERS

          (i) It and its Subsidiaries have obtained any and all requisite Environmental Licences required for the carrying on of its business as currently conducted and have at all times complied in all material respects with (A) the terms and conditions of such Environmental Licences and (B) all other applicable Environmental Law which in each case, if not obtained and complied with, would have a Material Adverse Effect, and there are to its knowledge no circumstances which may prevent or interfere with such compliance to that extent in the future.

          (ii) No Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any site or premises (whether or not owned, leased, occupied or controlled by any Obligor or any of its Subsidiaries and including any offsite waste management or disposal location utilised by any Obligor or any such Subsidiary) in circumstances where this would be likely to result in the imposition of a liability on any Obligor which would have a Material Adverse Effect.

          (iii) There is no Environmental Claim (whether in respect of any site previously or currently owned or occupied by any member of the Services Group or otherwise) pending or threatened, and there are no past or present acts, omissions, events or circumstances that would be likely to form the basis of any Environmental Claim

                 (whether in respect of any site previously or currently owned or occupied by any member of the Services Group or otherwise), against that Obligor or any of its Subsidiaries which in each case is reasonably likely to be determined against that Obligor or Subsidiary and which if so decided would have a Material Adverse Effect.

     (p)  SERVICES AND PA   At the first Utilisation Date, save as arises or is
          contemplated under or in connection with the Transaction Documents or the Offer or referred to in the Structure Memorandum and save also for Offer Costs, neither Services nor PA will have any material commitments or indebtedness.

     (q)  LICENCE

          (i) Each Licenceholder has been duly authorised by either the Director General or the Secretary of State under Section 6 of the Act to generate and/or supply (as appropriate in each case) electricity and each Licence is in full force and effect except to the extent a replacement licence(s) is/are to be granted to a member or members of the TEG Group or (after the Unconditional Date) the PA Group in its place (if such replacement licence(s) is/are then required by statute or by regulation by a company to carry on the business of the relevant Licenceholder as carried on as at the date hereof), when such replacement licence(s) is/are to be in full force and effect;

          (ii) no Licenceholder is in contravention of or, as a result of the implementation of the Offer or the consummation of the transactions herein or therein contemplated, would be in contravention of:

                 (A)     any term or condition of any Licence; or

                 (B) any requirement of the Act or any regulations made thereunder; or

                 (C) any other statutory requirement or any final order or confirmed provisional order made under the Act; or

                 (D) any undertaking given by it to the Director-General or the Secretary of State in relation to the conduct of its business as a generator of electricity or as a public electricity supplier (as the case may be), the contravention or consequence of which is reasonably likely to have a Material Adverse Effect;

          (iii) neither the Director-General nor the Secretary of State has given notice to revoke a Licence except where a replacement licence(s) is/are to be granted to a member or members of the TEG Group or (after the Unconditional Date) the PA Group in its place (if such replacement licence(s) is/are then required by statute or by regulation by a company to carry on the business of the relevant Licenceholder as carried on as at the date hereof);

          (iv) save as described in writing to the Facility Agent no amendment of any of the terms of a Licence has been made or proposed which is reasonably likely to have a Material Adverse Effect; and

          (v) there are no Licence Undertakings, other than those copies (or a reasonable summary) of which have been delivered to the Facility Agent.

     (r)  STRUCTURE MEMORANDUM   All those matters (including, without
          limitation, capitalisations, reorganisations, transfers, debt repayments and receipts) as described in the Structure Memorandum which are indicated in the Structure Memorandum to occur prior to or at or immediately after first Utilisation hereunder have been or will at or immediately after such Utilisation Date be completed in all material respects as contemplated thereby. Each flow of funds shown in the Structure Memorandum as occurring prior to or at or immediately after first Utilisation hereunder has been or will be completed substantially as contemplated in the Structure Memorandum.

20.2 REPETITION The representations and warranties set out in Clause 20.1 shall survive the execution of this Agreement and the making of each Utilisation hereunder and shall be made on the date hereof and (other than the representations and warranties set out in Clause 20.1(g)(iii)) shall, subject to Clause 24.4, be deemed to be repeated on the date of delivery of each Request hereunder and on each Utilisation Date and on each Interest Date, with reference to the facts and circumstances then subsisting, as if made at each such time, provided that:

     (a) the representation and warranty set out in Clause 20.1(k) shall be made only on the date of issue and approval by Services or PA in writing of any Information Memorandum;

     (b)  the representations and warranties set out in Clauses 20.1 (h), (i),
          (l), (n)(ii), (p) and (r) shall not be repeated after the first Utilisation Date; and

     (c) prior to the Unconditional Date the representation and warranty set out in Clause 20.1(q)(v) shall be qualified by the actual knowledge of Services and PA.

21.  UNDERTAKINGS

21.1 DURATION The undertakings in this Clause 21 shall remain in force from and after the date hereof and so long as any amount is or may be outstanding under this Agreement or any Commitment is in force and, in the case of any Obligor other than Services, are given only in relation to itself and its Subsidiaries for the time being.

21.2 INFORMATION AND ACCOUNTING STANDARDS

     (a) ACCOUNTS Services shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the
          Banks:

          (i)  as soon as practicable after the end of each annual Accounting
               Period:

               (I) (and in any event within 180 days thereof) the audited consolidated accounts of itself and of the PA Group for such Accounting Period;

               (II) (and in any event within 180 days thereof) the audited accounts of itself and each Material Subsidiary for such Accounting Period, to the extent required to be prepared by law,

               in each case comprising at least an audited (in the case of PA, consolidated) balance sheet and profit and loss account and in the case of the PA Group, cash flow statement for such Accounting Period;

          (ii) (I) as soon as practicable (and in any event within 90 days) after the end of the first quarterly Accounting Period to commence after the Unconditional Date, an unaudited profit and loss statement, balance sheet and cash flow statement of the PA Group for such quarterly Accounting Period in the form customarily prepared by management; and

               (II) as soon as practicable (and in any event within 60 days) after the end of each quarterly Accounting Period commencing with the second quarterly Accounting Period to commence after the Unconditional Date (or, if PA wishes, any earlier Accounting Period ending after the first Utilisation Date), the unaudited consolidated accounts of the PA Group for such quarterly Accounting Period showing at least the detailed information necessary to determine PA's compliance with its obligations under Clause 23.1, and in each case comprising at least a consolidated balance sheet, profit and loss account and cash flow statement for such Accounting Period;

          (iii) at the same time as the Accounts for any annual Accounting Period are delivered (or, if not delivered, required to be delivered) pursuant to paragraph (i) above:

               (I) a report of the Auditors setting out in reasonable detail computations establishing, as at the date of such Accounts, whether each of the financial ratios set out in Clause 23.1 were complied with; and

               (II) a certificate signed by the Chief Financial Officer, stating that, so far as he is aware upon due inquiry, as at the date of such certificate no Default has occurred and is then continuing which has not previously been waived pursuant to a Waiver Letter or providing details of any such Default of which he is aware upon due inquiry and of the remedial action proposed to be taken; and

               (III) a certificate signed by the Chief Financial Officer identifying the Material Subsidiaries and setting out the result for each of them of the calculation of the tests provided for in the definition of Material Subsidiary in Clause 1.1 to determine the identity of the Material Subsidiaries and applied by reference to such Accounts;

          (iv) at the same time as the Accounts for any quarterly Accounting Period are delivered (or, if not delivered, required to be delivered) pursuant to paragraph (ii) above a certificate, signed by the Chief Financial Officer:

               (I) setting out in reasonable detail computations establishing, as at the date of such Accounts, whether each of the financial ratios set out in Clause 23.1 was complied with; and

               (II) stating that, so far as he is aware upon due inquiry as at the date of such certificate no Default has occurred and is then continuing which has not been previously waived pursuant to a Waiver Letter or providing details of any such Default of which he is aware upon due inquiry and of the remedial action proposed to be taken;

          (v) at the same time as delivered to the Director General pursuant to Condition 2 of Part II of any Licence held by any member of the Services Group, copies of the accounting statements delivered to the Director General pursuant thereto after the Unconditional Date;

          (vi) as soon as practicable after the Unconditional Date (and in any event no later than the date of delivery, or, if not delivered, the last date for delivery, of Accounts pursuant to Clause 21.2(a)(ii) for the first full quarterly Accounting Period commencing after the Unconditional Date) consolidated unaudited accounts of the PA Group prepared on a pro forma basis for the three consecutive quarterly Accounting Periods last commencing (on a pro forma basis as described below) before the Unconditional Date, showing at least the detailed information necessary to determine the PA Group's compliance with its obligations under Clause 23.1 and comprising at least a consolidated balance sheet, profit and loss account and cash flow statement for such Accounting Periods and all prepared as if:

               (I) the Unconditional Date had occurred on the first day of the first of those three pro forma Accounting Periods (and as if PA had then been in existence);

               (II) all Utilisations had been made on dates falling at the same intervals after the Unconditional Date taken to have occurred as aforesaid as was the case relative to the actual Unconditional Date (but nevertheless applying the actual interest rates determined and applicable hereunder); and

          (vii) accounts and other written financial information of EnergyCo required to be supplied to the EnergyCo Lenders pursuant to the EnergyCo Facility Agreement at such time as they are delivered to them.

     (b) NOTIFICATIONS Services shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the
          Banks:

          (i) promptly after becoming aware of the same being instituted or threatened and that, in the case of (A) below, the same could reasonably be expected to have a Material Adverse Effect, details of any material litigation, arbitration or administrative proceedings involving it or any of its Subsidiaries which:

                 (A) could reasonably be expected to have a Material Adverse Effect; or

                 (B) involves the Director General, the Secretary of State, any Licence held by any member of the Services Group or any Licence Undertaking;

          (ii) promptly, such further information regarding its financial condition, business and assets and that of the Services Group and/or any member thereof (including any requested explanation of any item in any Accounts) as the Facility Agent or the Majority Banks through the Facility Agent may reasonably request from time to time (subject to any duty of confidentiality);

          (iii) promptly, upon being notified of the same, details of all transfers of shares (other than pursuant to the Debenture) by any member of the Services Group in the share capital of any Obligor, and details of any issue or transfer of shares (other than pursuant to the Debenture) in the capital of any Material Subsidiary made by any member of the Services Group after the date hereof to any person who is not a member of the PA Group;

          (iv) written details of any Default promptly after becoming aware of the same, and of any remedial steps being taken and/or then proposed to be taken in respect of that Default;

          (v) during the period from the date of issue and approval by Services of the Information Memorandum to the earlier of (A) the date six months thereafter, and (B) the close of general syndication of the Facilities as determined and confirmed to Services by the Facility Agent, Services will notify the Facility Agent in reasonable detail of any matters (whether occurring prior to or after the date of approval and issue of the Information Memorandum) which (to the knowledge of the Chief Financial Officer and, after the Unconditional Date only, of the executive directors of TEG) cause the Information Memorandum taken as a whole when read without knowledge of such matters to be inaccurate or misleading in any material respect;

          (vi) promptly upon becoming aware that any modifications to the Licence are being proposed by the Director-General or the Secretary of State and/or that any Licence Undertaking is being requested by the Director General or the Secretary of State, reasonable details thereof, to be updated from time to time to reflect any changes, provided that such details shall be required to be reported to the Facility Agent hereunder, only to the extent that if such proposed modifications were to be made to the Licence or any such Licence Undertaking given, compliance with such modification or undertaking would have a Material Adverse Effect;

          (vii) promptly upon EnergyCo and/or Services making any filing (which is or will be available for public inspection) with the Securities and Exchange Commission, a copy thereof;

          (viii) or to the English legal advisers to the Facility Agent, the Offer Document and each draft of the Offer Document produced on after the date of the Press Release and delivered to TEG; and

          (ix) on the date on which Accounts are first furnished in accordance with Clause 21.2(a)(ii) and (vi), a certificate signed by the Chief Financial Officer identifying the Material Subsidiaries and setting out the result for each of them of the calculation of the tests provided for in the definition of Material Subsidiary in Clause 1.1. to determine the identity of the Material Subsidiaries, applied by reference to such Accounts.

     (c)  AUDIT AND ACCOUNTING DATES    PA will ensure that:

          (i) the annual Accounts to be delivered to the Facility Agent pursuant to Clause 21.2(a)(i)(I) are audited by the Auditors;

          (ii) PA shall at all times have duly appointed Auditors or, in the event of resignation of the Auditors, shall appoint replacement Auditors within a reasonable time;

          (iii) each financial year and each quarterly Accounting Period of the PA Group shall end on an Accounting Date; and

          (iv) each of its financial years and each financial year of each Subsidiary (other than any Licenceholder and its Subsidiaries) shall end on an Accounting Date in December, and no member of the PA Group will change its financial year end (other than to an Accounting Date in December) without the prior written consent of the Facility Agent.

     (d)  ACCOUNTING STANDARDS       PA will ensure that all consolidated
          Accounts of the PA Group shall be prepared in accordance with the Applicable Accounting Principles and (except in the case of annual audited Accounts provided pursuant to Clause 21.2(a)(i)(I)) in substantially the same format and with substantially the same headings and other characterisations as in the Base Financial Statements, or shall indicate in notes to or a letter accompanying such Accounts any material departures from the Applicable Accounting Principles and/or such format, headings and characterisations.

     (e)  DEPARTURES     Where any consolidated Accounts of the PA Group have
          been prepared in any respect so as to depart materially from the Applicable Accounting Principles and/or the format, headings and characterisations as applied and/or set out in the Base Financial Statements, Services shall provide or procure that there is provided to the Facility Agent a written explanation of such departure which the Facility Agent shall forward to the Banks. If the Majority Banks and PA agree, such departure shall become part of the Applicable Accounting Principles. If the Majority Banks and PA do not so agree, the Facility Agent and PA shall negotiate in good faith to agree to any amendments to this Agreement (including, but not limited to, any amendment required to be made to the covenants set out in Clause 23.1 (and the related definitions in Clause 1.1)) which would, if such a departure were to become part of the Applicable Accounting Principles ensure that the Finance Parties position and the protection afforded to them pursuant to Clauses 23.1 and 23.2 is maintained. If such amendments are made to this Agreement then such departures shall become part of the Applicable Accounting Principles. Unless and until such agreement or amendment (as the case may be) is made, such departure shall not become part of the Applicable Accounting Principles and the Majority Banks may require that PA include in each Reconciliation Statement a statement that such departure has not altered any of the numerical information required for the purpose of establishing whether or not PA is in compliance with its obligations under Clause 23.1 or (if it has) setting out the effects of such alteration in reasonable detail.

21.3 SECURITY VALUE

     (a) NEGATIVE PLEDGE No Obligor will, and each Obligor will procure that no other member of the Services Group will, create or permit to subsist any Encumbrance on the whole or any part of its respective present or future businesses, assets or undertakings, except for the following:

          (i)    Encumbrances constituted or evidenced by the Security
                 Documents;

          (ii) Encumbrances expressly permitted by a Waiver Letter, provided that, except to the extent permitted by any of the following exceptions, the principal amount of the indebtedness secured by such Encumbrances shall not at any time be increased beyond the amount so permitted, save as permitted by a further Waiver Letter;

          (iii) Encumbrances arising by operation of law (or by agreement to the same effect) in the ordinary course of business and not as a result of any default or omission on the part of any member of the Services Group, including without limitation (but subject as aforesaid) (A) any rights of set-off with respect to demand or time deposits with financial institutions and bankers' liens with respect to property held by financial institutions, save in each case where such arrangements are deliberately established for the purpose of affording security to the bank or financial institution concerned and (B) Encumbrances with respect to Taxes;

          (iv) Encumbrances over goods and documents of title to goods (and related insurances) created or arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

          (v) Encumbrances over assets (other than the Shares) acquired by members of the PA Group and existing at the date of their acquisition but not created in contemplation of their acquisition, provided that the maximum principal amount secured by any such Encumbrances is not prohibited by Clause
                 21.4 and shall not be increased beyond the maximum principal amount secured thereby at the date of such acquisition unless otherwise permitted pursuant to the other provisions of this Clause;

          (vi) Encumbrances over credit balances on accounts of members of the PA Group with a bank or financial institution created in order to facilitate the operation of such accounts and other accounts of such members of the PA Group with the same bank on a net balance basis with or without credit balances and debit balances on the various accounts being netted off for interest purposes or to comply with any net limit, or for cash management purposes, or as part of a back-to-back or similar arrangement;

          (vii) any Encumbrance created under or in connection with or arising out of any pooling and settlement and onshore transportation arrangements or agreements (including but without limitation the Pooling and Settlement Agreement (in the case of electricity) and the Network Code (in the case of gas)) of the electricity or gas generation, transportation, distribution and/or supply industry or telecommunications or water industry or energy or energy- related business or any transactions or arrangements entered into in a form usual in any such industry or business;

          (viii) any Encumbrance on Cash and Cash Equivalent Investments deposited in satisfaction of any requirement to place margin deposits to secure obligations in respect of Derivative Transactions provided that the aggregate of such deposits shall not at any time exceed an amount equal to the aggregate of (i) L10,000,000 or the equivalent in other currencies, and
                 (ii) an amount (the "SUPPLEMENTAL AMOUNT") equal to ten percent (10%) of the amount by which the Total

                 Commitment at the date hereof exceed the Total Commitments at the relevant date Provided such Supplemental Amount has been used to secure obligations in respect of Derivative Transactions effected in connection with Borrowings or Hybrid Preferred Securities the net proceeds of which have been used to repay the Facilities permanently;

          (ix) the right of a counterparty to two or more Derivative Transactions effected with the same member of the PA Group to close out such Derivative Transactions if applicable margin and other requirements are not met and apply any proceeds to any resulting balance due;

          (x) any Encumbrance over goods purchased in the ordinary course of business arising by virtue of retention of title clauses in suppliers' standard terms of business, (or on terms more favourable to the PA Group) securing only the unpaid purchase price of goods supplied;

          (xi) any Encumbrance created by or over the shares or any other ownership interest in or loans to and/or the assets of a Project Finance Subsidiary;

          (xii)  any Encumbrance listed in the Tenth Schedule;

          (xiii) any Encumbrance created over shares and/or other securities held in any clearing system or listed on any exchange which arise as a result of such shares and/or securities being so held in such clearing system or listed on such exchange as a result of the rules and regulations of such clearing system or exchange;

          (xiv) any Encumbrance created by or over the shares of or any other ownership interest in or loans to and/or the assets of any Subsidiary (incorporated in a country other than the United Kingdom, other than where the sole or principal activity of such Subsidiary is to act as the holding company of any other Subsidiaries as described in this paragraph (xiv)) and whose sole or principal activity is (or, after the acquisition, construction or development thereof, is intended to be) the ownership (whether in whole or in part) and/or operation of a facility for the production of heat or generation of electricity and/or a network for the distribution and/or supply of gas, electricity and/or heat, and/or other energy-related facility, or activities related thereto in each such case not within the United Kingdom, or to act as a holding company for one or more such Subsidiaries.

          (xv) any Encumbrance existing on or over the assets of a person (other than a person which is a member of the TEG Group at the date of this Agreement) when it becomes a member of the Services Group after the date of this Agreement, but only if:

                 (A) the Encumbrance was not created in contemplation of that person becoming a member of the Services Group; and

                 (B) the maximum principal amount of the indebtedness secured by the Encumbrance is not subsequently increased unless otherwise permitted pursuant to any other provision of this Clause 21.3;

          (xvi) any Encumbrance over any asset (other than the Shares) acquired by a member of the Services Group after the date of this Agreement as security for, or for indebtedness incurred to finance or refinance (within 6 months of the acquisition of that asset), all or part of the consideration for that acquisition and/or any facility required for working capital and/or general corporate purposes for the business and/or persons so acquired and/or any related Derivative Transactions;

          (xvii) any Encumbrance created pursuant to a sale and leaseback, hire purchase or other similar transaction to secure the obligations of a member of the Services Group;

          (xviii) any Encumbrance arising pursuant to a finance lease as defined by the Applicable Accounting Principles;

          (xix) any Encumbrances over cash deposited with a bank (a) securing liabilities in respect of a letter of credit issued by such bank in support of obligations of a member of the PA Group which obligations are on the Borrowings List or which obligations do not constitute Borrowings, or (b) collateralising obligations of any member of the PA Group incurred in respect of any obligation on the Borrowings List; and

          (xx) Encumbrances (other than over the Shares and shares in the capital of a member of the Services Group) not otherwise permitted pursuant to paragraphs (i)-(xix) (inclusive) above together securing indebtedness in an aggregate principal amount not exceeding at any time L75,000,000 (or its equivalent in other currencies),

          Provided that, PA may at any time require by not less than 5 Business Days notice to the Facility Agent that any Borrowing is secured (PARI PASSU with or on a basis subordinated to the Facilities) by the Encumbrances constituted or evidenced by the Security Documents where:

          (A) all of the net proceeds of that Borrowing are applied in prepayment in part or in whole of the Facilities;

          (B)  that Borrowing:

               (I)    does not have a maturity date,

               (II) is not voluntarily prepayable (otherwise than pro rata with the Facility), and

               (III)  does not amortise

               before the Final Repayment Date;

          (C) the creditors in respect of that Borrowing (or their agent or trustee) have entered into an intercreditor agreement providing that, so long as any amounts or commitments remain owed to or available from any Finance Party, the Banks shall maintain control of voting rights with respect to the Encumbrances constituted or evidenced by the Security Documents (except to the extent otherwise provided in that intercreditor agreement on terms approved (which approval shall not be unreasonably withheld) by the Majority Banks); and

          (D) immediately after that Borrowing and partial prepayment, no Default will be continuing.

               (b)    TRANSACTIONS SIMILAR TO SECURITY      No Obligor will, and
                      each Obligor will procure that no member of the Services Group will, save as permitted by a Waiver Letter purchase any asset on terms providing for a retention of title by the vendor or on conditional sale terms or on terms having a like substantive effect to any of the foregoing, except for assets purchased in the ordinary course of business as provided in Clause 21.3(a)(x) above and any assets in respect of which, if the same were the subject of any Encumbrance arising as a result of such transaction, such Encumbrance would not be prohibited by the terms of Clause 21.3(a).

     (c) DISPOSALS No Obligor will, and each Obligor will procure that no member of the Services Group will, save as permitted by a Waiver Letter or by Clause 21.3 (a), either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of:

          (i) any Shares and any shares in EE or in any Holding Company thereof;

          (ii) all or any substantial part of the assets or undertaking of the Group taken as a whole (not being an asset referred to in paragraph (i) above), other than:

               (A)    disposals in the ordinary course of trading;

               (B) in any annual Accounting Period, disposals of assets by any member of the PA Group, (I) the gross value of which (based, in relation to a disposal occurring before the first delivery of any Accounts in accordance with Clause 21.2(a)(i)(I), on the Base Financial Statements, and in relation to disposals occurring thereafter, on the audited consolidated Accounts of the PA Group most recently delivered to the Facility Agent) when aggregated with all other disposals by each member of the PA Group during such annual Accounting Period not permitted by any other paragraph of this Clause 21.3(c)(ii), does not exceed an amount equal to 10% of the consolidated gross assets of the TEG Group as shown in the Base Financial Statements or, as the case may be, the PA Group as shown in such Accounts and (II) in respect of which the Net Proceeds of such disposal will be applied (A) within one year of receipt in or towards acquiring for any member of the PA Group assets of a type ordinarily employed in the operation of any business permitted by Clause 21.10(a) or (B) in prepayment of any Utilisation in accordance with Clause 9.3;

               (C) disposals of plant and equipment or other like assets, not required for the efficient operation of its business;

               (D) transfer of cash unless otherwise prohibited by the terms of the Finance Documents;

               (E) the disposal of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

               (F) the disposal or securitisation of electricity receivables of any Licenceholder or gas receivables of members of the TEG Group;

               (G) disposals by one member of the PA Group to another member of the PA Group save that any such disposal by an Obligor may only be made to a member of the PA Group which is not an Obligor if such disposal is (i) expressly permitted hereby (including any loan pursuant to Clause 21.5 and any Distributions pursuant to Clause 21.6) or (ii) not otherwise prohibited hereby and is made on arm's-length terms;

               (H) disposals of assets not otherwise permitted pursuant to paragraphs (A)-(G) above or (I)-(J) below, the consideration for which (including any amount of intercompany debt repaid to any member of the continuing Group), when aggregated with the consideration for all other such disposals in the same annual Accounting Period do not exceed L50,000,000 (or its equivalent in other currencies);

               (I) the Asset Split and all such other matters as are contemplated by the Structure Memorandum; and

               (J)    sale and leaseback transactions (subject to Clause 9.3).

          All disposals (save those permitted pursuant to paragraph (D), (G), (I) or (J)) shall be made on arm's-length terms or on terms more favourable to the PA Group.

     (d) PARI PASSU RANKING Each Obligor undertakes that its obligations under this Agreement rank and will at all times rank at least PARI PASSU in right and priority of payment and in point of security (save by reason of and to the extent of the security afforded thereto by the Security Documents) with all its other present and future unsecured and unsubordinated obligations, other than obligations applicable generally to companies incorporated in its jurisdiction of incorporation which have priority by operation of law (including, without prejudice to the generality of the foregoing, in respect of employees' remuneration, Taxes and like obligations).

21.4 LIABILITIES

     (a)  THIRD PARTY GUARANTEES   No Obligor will incur or permit to be
          outstanding from it, save as permitted by a Waiver Letter, any Borrowing falling within the provisions of paragraph (e) of the definition of that term in Clause 1.1, with respect to any person which is not an Obligor other than any such Borrowing arising under:


          (i)    the Finance Documents, or

          (ii) the endorsement of negotiable instruments for the purpose and in the ordinary course of carrying on the relevant entity's trade (if and to the extent that the same would fall within the definition of Borrowings in Clause 1.1), or

          (iii) any guarantee, indemnity, letter of credit or similar assurance against financial loss given under or in connection with any pooling and settlement or onshore transportation arrangements or agreements of the electricity or gas generation, transportation, distribution and/or supply industry (including (but without limitation) the Pooling and Settlement Agreement (in the case of electricity) and the Network Code (in the case of gas)) or telecommunications or water industry or energy or energy-related business or in connection with any transactions or arrangements entered into in a form usual in any such industry or business (if and to the extent that the same would fall within the definition of Borrowings in Clause 1.1), or

          (iv)   the Gas Framework Agreement, or

          (v) arrangements created to facilitate the operation of accounts of members of the PA Group and other accounts of members of the PA Group with the same bank or financial institution on a net balance basis with (or without) credit balances and debit balances on the various accounts being netted off for interest purposes or to comply with any net limit, or for cash management purposes, or as part of a back-to-back or similar arrangement, or

          (vi) (to the extent such guarantees are in respect of Borrowings referred to in paragraph 21 under the heading Citizens Power LLC in, or in Note 1 to, the Borrowings List) guarantees by TEG in respect of obligations of Citizens,

                 Provided that such guarantees by TEG shall, unless otherwise agreed by the Majority Banks, be released within 270 days after the first Utilisation Date, or

          (vii) guarantees by the member of the TEG Group existing at the Unconditional Date in respect of Borrowings identified in the Borrowings List which remain outstanding without breaching Clause 21.9, other than any such guarantees and Borrowings referred to in (vi) above, or

          (viii) guarantees of obligations of the nature and type described in Clause 21.3(a)(xix), or

          (ix) guarantees not otherwise permitted pursuant to paragraphs (i) to (viii) (inclusive) above in aggregate principal amount not exceeding at any time L50,000,000 (or its equivalent in other currencies).

     (b) SUBSIDIARY BORROWINGS Each Obligor shall procure that, from the date falling six months after the first Utilisation Date, any Subsidiary which is not a Guarantor, save for EE and any Subsidiary of EE from time to time, shall not incur any Borrowings save for:

          (i) Borrowings incurred by any Subsidiary of PA which becomes a Project Finance Subsidiary within 6 months of the date upon which such Borrowings were incurred;

          (ii) obligations specified in the Borrowings List or incurred and applied to refinance any such obligations;

          (iii) Borrowings referred to in paragraph (e) of the definition thereof;

          (iv) Borrowings owed by one member of the PA Group to another member of the PA Group;

          (v) Borrowings owed by any person (other than a person which is a member of the TEG Group at the Unconditional Date) when it becomes a member of the Services Group after the Unconditional Date, but only if:

                 (A) such Borrowings were not created in contemplation of that person becoming a member of the Services Group; and

                 (B) the maximum principal amount of such Borrowings is not subsequently increased unless otherwise permitted pursuant to any other provision of this Clause 21.4;

          (vi) Borrowings owed or incurred under overdraft arrangements available to the Services Group or any member thereof (provided they are available to the Obligor) as at the Unconditional Date but only if the maximum available principal amount of such Borrowings is not subsequently increased unless otherwise permitted pursuant to any other provision of this Clause 21.4;

          (vii) Borrowings owed or incurred under facilities available to Peabody Resources Limited or any of its Subsidiaries as at the Unconditional Date but only if the maximum available principal amount of such Borrowings is not subsequently increased unless otherwise permitted pursuant to any other provision of this Clause 21.4;

          (viii) Borrowings not otherwise permitted pursuant to paragraphs (i) to (vii) (inclusive) above in aggregate principal amount not exceeding at any time an amount equal to L50,000,000 (or its equivalent in other currencies) less the amount of Borrowings from time to time taking the benefit of Clause 21.4(a)(viii),

21.5 LOANS OUT No Obligor will, and each Obligor will procure that no member of the Services Group will, be the creditor in respect of any Borrowings, save for:

     (a)  any Borrowing approved pursuant to a Waiver Letter;

     (b)  any Borrowing:

          (i)    under paragraph (b) of the definition of "Borrowing" in Clause
                 1.1 where trade credit is extended by any member of the Group on normal commercial terms and in the ordinary course of its business; and

          (ii)   under paragraph (c) of the definition of "Borrowing" in Clause
                 1.1 where moneys are received in the ordinary course of business;

     (c) loans made by one member of the PA Group to another member of the PA Group the proceeds of which are used in the ordinary course of business of the borrower carried on in compliance with the terms of this Agreement;

     (d) loans made to trade customers of the PA Group in the ordinary course of business the purpose of which is to facilitate trade between such customers and members of the PA Group;

     (e) Borrowing not otherwise permitted in an aggregate amount for the PA Group as a whole at any time outstanding not exceeding L20,000,000 (or its equivalent in other currencies);

     (f) finance leases entered into in the ordinary course of business (which for the avoidance of doubt, shall include the lease of the Kings Lynn Power Station, on the terms in all material respects, as at the date hereof);

     (g) any Borrowing between any of Services, Finance, EnergyCo or PA not otherwise prohibited hereby;

     (h)  any Borrowing resulting from Cash or Cash Equivalent Investments;

     (i) loans from TEG (in an amount not exceeding L20,000,000) to Regent Capital Trust Corporation Limited in respect of The Energy Group Employee Benefit Trust; or

     (j) loans made to a Project Finance Subsidiary or any person in which a member of the PA Group has an interest.

21.6 DISTRIBUTIONS, SUBORDINATED DEBT AND SHARE CAPITAL:

     (a) PA will not and will procure that none of its Subsidiaries will, save as permitted by a Waiver Letter:

          (i) pay any Interest in respect of any Subordinated Debt or repay or prepay any amount of principal (or capitalised interest) of or in respect of any Subordinated Debt or purchase or enter into any sub-participation arrangements in respect of any amount of the Subordinated Debt (collectively "SUBORDINATED PAYMENTS"); or

          (ii) declare, make or pay any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) (the "DIVIDENDS") on or in respect of the share capital of PA (or any class of its share capital) or distribute any dividend or share premium reserve of PA; or

          (iii) pay (other than to a member of the PA Group) any amount (the "EXCESS AMOUNT") pursuant to the Tax Sharing Agreement in respect of any period where such amount is in excess of the amount by which the aggregate of the payments by the PA Group to the United Kingdom tax authorities in respect of that period is or will be reduced as a result of the UK tax losses made or to be made available to the PA Group in consequence of such payment; or

          (iv) make any loans to EnergyCo or any Affiliate thereof which is not a member of the PA Group; or

          (v) redeem, repurchase, defease, retire, return or repay any of its equity share capital (as defined in Section 744 of the Companies Act 1985) or resolve to do so other than where such redemption, repurchase, defeasement, retirement or repayment occurs between members of the PA Group;

          Provided that:

          (A) PA, EE or any Hybrid Preferred Securities Subsidiary may pay in cash Subordinated Payments; and

          (B)    PA may declare and pay in cash Dividends; and

          (C)    PA may make loans to Services or Finance (the "SERVICES
                 LOANS"); and

          (D)    PA may pay any Excess Amount; and

          (E) PA may redeem, repurchase, defease, retire, return or repay any of its share capital ("REDEMPTION PAYMENTS"),

          (such Subordinated Payments, Dividends, Services Loans, Redemption Payments and Excess Amounts together being the "DISTRIBUTIONS") in accordance with Clause 21.6(b) or (e) of this Agreement.

     (b) In addition to Distributions permitted or not prohibited by Clause 21.6(e)(ii)(bb) and (cc) and (e)(iv), PA shall be entitled, subject to the proviso below, to pay a Distribution in respect of any quarterly Accounting Period at any time after the tenth Business Day after delivery to the Facility Agent pursuant to Clause 21.2(a)(i) or (ii) of the consolidated Accounts of PA for the quarterly Accounting Period (accompanied by a certificate as referred to in Clause 21.2(a)(iv)) in an amount equal to:

          (i) if PA has on the proposed payment date senior long term debt ratings of BBB+ or better (from Standard & Poor's Rating Group) and Baal or better (from Moody's Investor Services Group) (both ratings being required contemporaneously), the greater of (i) L10,000,000, and (ii) one hundred per cent (100%) of Adjusted Net Income for that quarterly Accounting Period; or

          (ii) if PA has on the proposed payment date senior long term debt ratings of BBB- or better (from Standard & Poor's Rating Group) and Baa3 or better (from Moody's Investor Services Group) (both ratings being required contemporaneously), the greater of (i) L10,000,000, and (ii) fifty per cent (50%) of Adjusted Net Income for that quarterly Accounting Period; or

          (iii) if it has neither of such debt ratings on the proposed payment date the greater of (i) L10,000,000, and (ii) twenty-five per cent (25%) of Adjusted Net Income for that quarterly Accounting Period;

          Provided that notwithstanding the foregoing:

                 (I) if on the last Accounting Date (for which Accounts have been delivered to the Facility Agent pursuant to Clause 21.2(a)(ii)) prior to the proposed date for payment of the Distribution, Consolidated Net Total Borrowings exceeded 68% of the sum of (i) Adjusted Capital and Reserves and (ii) Consolidated Net Total Borrowings (both as calculated by reference to the quarterly Accounts delivered pursuant to Clause 21.2(a)(ii) in respect of the quarterly Accounting Period ended on that Accounting Date and the certificate relating thereto delivered pursuant to Clause 21.2(a)(iv)), the amount payable by way of Distribution as aforesaid shall be limited so that the aggregate Distributions paid by PA during the quarterly Accounting Period in which such Distribution is paid and the three immediately preceding quarterly Accounting Periods shall not exceed the Fixed Sterling Equivalent of $100,000,000 unless PA delivers to the Facility Agent a certificate substantially in the form of the Twelfth Schedule confirming INTER ALIA that such Distributions are required to meet contractual obligations of EnergyCo; and

                 (II) no Distribution may be paid if any Event of Default or any Default falling within Clause 24.1(a) has occurred and is continuing at the time for payment or would occur or be continuing immediately after the payment (whether or not caused by such payment) or as a result of the payment.

     (c) CERTIFICATION OF PAYMENT AMOUNTS Where any payment of Distributions is proposed to be made in accordance with paragraph (b)(ii) or (iii) of this Clause but only where such proposed Distribution is an amount greater than L10,000,000, then, PA shall, prior to making such payment, provide to the Facility Agent not less than 5 Business Days before the proposed date for payment a certificate signed by the Chief Financial Officer in a form reasonably satisfactory to the Facility Agent showing (i) the date and amount of such proposed payment and
          (ii) such calculations in reasonable detail as are necessary to show that such payment is justified in terms of Clause 21.6(b).

     (d)  TIMING OF CERTAIN DISTRIBUTIONS   Without prejudice to the
          restrictions set out in the foregoing provisions of this Clause 21.6 relating to Distributions, Services shall ensure that payments (other than to any member of the PA Group) pursuant to the Tax Sharing Agreement are not made earlier than is provided for in the Tax Sharing Agreement.

     (e)  SHARE CAPITAL AND DEBT   Services will not, and no Obligor will, and
          each Obligor will procure that no other member of the Services Group will, save as permitted by a Waiver Letter and save for the conversion and payments which are permitted in (and subject to the proviso of) Clause 7.2 of the Intercreditor Agreement:

          (i) save as contemplated by the Structure Memorandum, issue any new share capital or grant any option to any person to subscribe for any shares in its capital:

                 (aa) save that Finance may issue to Services and/or PA may issue to Finance share capital of a type carrying no mandatory redemption rights and no fixed dividend (provided always that such shares are charged immediately upon their issue to the Security Agent pursuant to the terms of the Debenture and, if required by the Security Agent, registered in its name in the books of Finance or PA (as the case may be)) and save also that Services may issue shares to EnergyCo or (provided that the Net Proceeds of the issue are used to prepay outstandings under the Facilities in accordance with the terms of Clause 9.3) effect an IPO of shares representing less than 25% of the issued share capital of Services; and

                 (bb) save that any member of the PA Group may issue share capital to another member of the PA Group (provided that if the Security Agent or the Banks already have security over the shares of the issuer of any such new shares then Services will procure that the member of the Group to whom such new shares are issued promptly provides security over such shares to the Security Agent and the Banks to the reasonable satisfaction of the Security Agent); or

          (ii) repay or prepay any amount of principal, capitalised interest or interest pursuant to the EnergyCo/Services Loan Agreement and/or Services/PA Loan Agreement and/or the PA Note and/or in respect of any Subordinated Debt other than (aa) as permitted pursuant to this Clause 21.6 and the terms of the Intercreditor Agreement, (bb) under the PA Note or (cc) with respect to the PA/Peabody Note, interest may be paid to the extent that Peabody Global or, as the case may be, Peabody Investments has declared or will promptly declare a dividend payment at least equal to the proceeds of such interest payment; or

          (iii) redeem, repurchase, defease, retire, return or repay any shares where a Default is continuing or will occur as a result thereof; or

          (iv) make any payment in respect of Hybrid Preferred Securities or any Subordinated Debt incurred in connection therewith where a Default is continuing or will occur as a result thereof.

21.7 ENVIRONMENTAL MATTERS Each Obligor will and will procure that each member of the Group will:

     (a) obtain all requisite Environmental Licences and comply in all material respects with (i) the terms and conditions of all Environmental Licences applicable to it and (ii) all other applicable Environmental Law in each case where failure to do so would have a Material Adverse Effect;

     (b) promptly upon receipt of the same, notify the Facility Agent and the Security Agent of any claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which it is aware would, if substantiated, have a Material Adverse Effect.

21.8 INSURANCE Each Obligor will, and will procure that each member of the Services Group will, insure and keep insured all its property and assets (including those taken in lease) of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by persons carrying on the same class of business as that carried on by it in a similar location and in a sum or sums and with deductibles and other terms consistent with prudent market practice for companies carrying on a similar business in a similar location. Each Obligor will, and will procure that each member of the Services Group will, with reasonable promptness after becoming aware of the relevant requirement effect and maintain all insurances required by any applicable law or by the Licence.

21.9 REFINANCING DEBT The members of the PA Group indicated in the Borrowings List as being the debtors in respect of Refinancing Debt which is to be refinanced (or, where more than one member is indicated in respect of any particular Refinancing Debt, whichever of those members is selected by PA to be the borrower of any funds borrowed to refinance that Refinancing Debt) shall accede as Borrowers hereunder in order to enable the relevant member to borrow hereunder to refinance the relevant Refinancing Debt.

Services shall procure that:

     (a) within three months of the Unconditional Date the Refinancing Debt (other than that which is identified in the Borrowings List as being permitted to remain outstanding on its existing terms or terms negotiated in compliance with the terms hereof) shall be repaid or prepaid in full save to the extent that to do so would breach the prohibition set out in Section 151 of the Companies Act 1985; and

     (b) as soon as the procedures set out in Section 155 et seq. of the Companies Act 1985 required to be implemented to permit the repayment of Refinancing Debt not required to be repaid or prepaid in accordance with paragraph (a) above by reason of the exception relating to
          Section 151 of the Companies Act 1985 have been completed all such Refinancing Debt shall be repaid or prepaid (other than that which is identified in the Borrowings List as being permitted to remain outstanding as aforesaid).

Services shall ensure that any renegotiated terms applicable to any Refinancing Debt (other than (A) that denominated according to the Borrowings List in the currency of the Czech Republic or (B) that incurred pursuant to the Rent Factoring Agreement) which is identified in the Borrowings List as being permitted to remain outstanding shall not be more favourable in terms of all-in return in any material respect to the creditors therefor than the terms of this Agreement applicable to Utilisations by PA or on terms satisfactory to the Majority Banks (acting reasonably).

21.10     GENERAL UNDERTAKINGS

     (a) CHANGE OF BUSINESS No Obligor will, and each Obligor will procure that no other member of the Services Group will, save as permitted by a Waiver Letter, carry on any business other than those which are usual for energy companies (including, without limitation, electricity distribution, supply, generation and trading, and business activities related to the gas, telecommunications and water industries or the energy or energy related business) or reasonably incidental or ancillary to any such business provided that any member of the Services Group may continue to carry on any business which it carries on as at the date hereof.

     (b) MERGERS No member of the Services Group shall enter into any merger or consolidation with any other person, save that (i) members of the PA Group may do so (whether by winding-up or otherwise) with other members of the PA Group provided that the security provided for in the Security Documents (taken as a whole) will not be materially prejudiced thereby, and (ii) Finance may do so (whether by winding-up or otherwise) with Services.

     (c) HOLDING COMPANY Save as permitted by a Waiver Letter, none of Services, Finance or PA shall carry on any business (other than the provision of administrative services to members of the Services Group and the holding of shares and making of loans as provided for below) or acquire any assets other than Cash, Cash Equivalent Investments or shares or loans which (i) in the case of Services, are shares in Finance or a share in PA held as nominee for Finance or loans to Finance or PA or (to the extent permitted by Clauses 21.5 and 21.6) EnergyCo, or (ii) in the case of Finance, are shares in PA or loans to PA or Services, or (iii) and subject to Clause 2.6 in the case of PA, are Shares acquired in TEG by PA or loans to any member of the PA Group or (subject to Clause 21.6) to Services or Finance, and in the case of (i), (ii) and (iii) are or become on acquisition mortgaged, pledged or otherwise charged to the Security Agent pursuant to the Security Documents, provided that the foregoing restriction shall cease to apply to PA immediately upon any merger of it and TEG (whether by liquidation of TEG or otherwise).

     (d) ARM'S-LENGTH TERMS No Obligor will, and each Obligor will procure that no other member of the Services Group will, enter into any material transaction with any person otherwise than on arm's length terms, save as permitted by a Waiver Letter, and save for (i) loans made by one member of the Services Group to a member of the PA Group or by PA to Services or Finance, (ii) disposals by one member of the Services Group to a member of the PA Group permitted by Clause 21.3(c), (iii) transactions entered into on terms more favourable to a member of the PA Group than would have been the case had the transaction been entered into on arm's length terms, (iv) transactions expressly permitted by this Agreement, and (v) other transactions between members of the PA Group not otherwise prohibited by the terms of this Agreement.

     (e) AMENDMENTS TO DOCUMENTS No Obligor will, and each Obligor will procure that no other member of the Services Group, save as permitted by a Waiver Letter, will or will agree to amend, supplement, supersede or waive any term of the Transaction Documents in any manner which would materially and adversely affect the interests of the Banks under the Finance Documents taken as a whole without the prior written consent of the Majority Banks.

     (f) CONSTITUTIONAL DOCUMENTS No Obligor will, and each Obligor will procure that no other member of the Services Group will, save as permitted by a Waiver Letter or as required by law, amend or seek or agree to amend or replace the memorandum or articles of association or other constitutional documents or by-laws of any member of the Services Group in any way which would materially and adversely affect the interests of the Banks under the Finance Documents (taken as a whole), provided that if any such undertaking would not be enforceable (having regard to the rule in RUSSELL V. NORTHERN BANK DEVELOPMENT CORPORATION LIMITED & ORS) against any Obligor it shall not be given by that Obligor.

     (g) COMPLIANCE WITH LAWS Each Obligor will, and will procure that each other member of the Services Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether domestic or foreign, having jurisdiction over it or any of its assets, failure to comply with which would have a Material Adverse Effect.

     (h) CONSENTS Each Obligor will, and will procure that each other member of the Services Group will, obtain, promptly renew from time to time and maintain in full force and effect, and if so requested promptly furnish certified copies to the Facility Agent of all such material authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation or under any Licence or any Licence Undertaking:

          (i) to enable each Obligor to perform its respective material obligations under the Finance Documents to which it is a party or required for the validity or enforceability of such Finance Documents or of any security provided for thereby; and/or

          (ii) to carry on its business as it is being conducted from time to time where failure to obtain, renew or maintain any such authorisation, approval, consent, licence or exemption or non-compliance with the terms of the same would have a Material Adverse Effect.

     (i) PENSION SCHEMES Services shall procure that all pension schemes maintained by or for the benefit of any member of the Services Group and/or any of its employees are maintained and operated in all material respects in accordance with all applicable laws from time to time and will ensure that all such pension schemes are funded substantially in accordance with the governing provisions of such schemes with any shortfall in funding advised by actuaries of recognised standing, being rectified in accordance with such governing provisions.

     (j) SYNDICATION Services shall ensure that such members of the Services Group as the Facility Agent may reasonably require shall provide reasonable assistance to the Facility Agent and the Arrangers in the preparation of the Information Memorandum for syndication of the Facilities and comply with all reasonable requests for information from potential syndicate members made through the Facility Agent or an Arranger in each case until the earlier of conclusion of the general syndication (as notified to Services by the Facility Agent) or the date falling six months after the Unconditional Date.

     (k) LICENCE UNDERTAKINGS Services shall procure that on and from the Unconditional Date the relevant Licenceholder will:

          (i) take all appropriate steps efficiently to perform and discharge the duties and functions of a generator of electricity or, as the case may be, public electricity supplier in accordance with the provisions of the Act and, in particular, to comply with:

                 (A)     the terms and conditions of the Licence;

                 (B) the provisions of any final order or confirmed provisional order made under the Act; and

                 (C) all undertakings given by it to the Director-General and/or the Secretary of State in respect of the matters referred to in Section 25(5) of the Act,

                 where failure to take all appropriate steps would have or would be reasonably likely to have a Material Adverse Effect;

          (ii) not consent to any material amendment to the terms and conditions of the Licence or to the giving of or amendment to any Licence Undertaking if that amendment or Licence Undertaking would have (whether immediately or in the course of time prior to the Final Repayment Date) a Material Adverse Effect and, if the amendment is required pursuant to a law or regulation applying to the United Kingdom electricity distribution, supply or generation industry as a whole, within 30 days Services and the Facility Agent (on behalf of the Banks), have not agreed new terms for this Agreement acceptable to the Majority Banks;

          (iii) not consent to any revocation of any Licence except where a replacement licence(s) is/are to be granted to a member or members of the PA Group in its place (if such replacement licence(s) is/are then required by statute or by regulation by a company to carry on the business of a Licenceholder as carried on as at the date hereof);

          (iv) promptly and in any event not less than 10 Business Days prior to it so doing, where such is practicable having regard to the period of notice given to such Licenceholder, inform the Facility Agent of any Licence Undertaking to be given by it to the Director General and/or the Secretary of State and of any material amendment to be made by it to the terms and conditions of the Licence;

          (v)    promptly supply to the Facility Agent:

                 (A) certified copies of all notices or orders served on it by the Director General or the Secretary of State in exercise of the powers conferred on him by the Act;

                 (B) details of any references relating to it to the Monopolies and Mergers Commission after the signing of this Agreement ; and

                 (C) details of the exercise or purported exercise by the Secretary of State or the Director General of the powers conferred on them by the Fair Trading Act 1973, the Competition Act 1980 and/or Section 12 of the Act relating to it or any business carried on by it and regulated thereby;

          (vi) ensure that at all times the Licenceholder has sufficient working capital to finance the performance and discharge of its duties as a generator of electricity or, as the case may be, public electricity supplier, in accordance with the provisions of the Act and the terms and conditions of its Licence; and

          (vii) not permit any person other than a member of the PA Group to perform or manage on its behalf any of its functions as a public electricity supplier as set out in the relevant Licence and the Act.

     (l) OFFER DOCUMENT Upon reasonable notice being given by the Facility Agent and at its reasonable request, Services shall procure that PA shall explain or give details of any item in any draft of the Offer Document and discuss with the Arrangers the contents thereof (such explanation and/or details being to the best of its knowledge and belief, in respect of any item relating to TEG and/or the TEG Group).

     (m) OFFER TERMINATION DATE Promptly upon the occurrence of the Offer Termination Date, PA shall give notice to the Facility Agent (who shall notify the Banks of the same) that the same has occurred.

     (n) SECTION 428 Promptly upon acquisition by it of 90% in value of the share capital in TEG to which the Offer relates, PA shall implement the procedures set out in Section 429 of the Companies Act 1985 and use its reasonable endeavours to acquire 100% of the issued share capital of TEG within 6 weeks of its implementation of such procedure.

     (o) HEDGING DOCUMENTS PA will effect the interest rate hedging transactions described in the letter referred to in Clause 4.1(d) in amounts, and by the times contemplated in such letter.


     (p) STRUCTURE MEMORANDUM As soon as permitted by relevant law after the Unconditional Date, Services shall procure that:

          (i) the American Depositary Shares in the capital of TEG shall be delisted from the New York Stock Exchange; and

          (ii) those steps contemplated by the Structure Memorandum, not completed as at the date hereof, shall be completed substantially in accordance with and as set out in the Structure Memorandum.

     (q) ASSET SPLIT Services will procure that within 270 days of the first Utilisation Date the Asset Split shall have occurred.

     (r) 2000 COMPLIANCE PA shall ensure that all computers and other systems used by the members of the PA Group, whose failure (individually or collectively) to be year 2000 compliant would have a material adverse effect on the Borrowers' and Guarantors' ability to perform their respective payment obligations under this Agreement will be year 2000 compliant by 30 September 1999.

     (s) GENERATION SHARES Services will ensure that for so long as Eastern Generation Limited remains a member of the Services Group (other than as a direct Subsidiary of EE) it shall be a direct Subsidiary of Eastern Group plc or a chargor under the Debenture.

22.  THE OFFER

     (a)  Each of Services and PA undertakes that:

          (i) without the prior agreement of the Majority Offer Banks (such agreement being conclusively evidenced by a written notice from the Facility Agent to Services and, in the case of sub-paragraphs (A) and (C), not to be unreasonably withheld or delayed) neither PA nor, in respect of sub-paragraph (C) only, Services will:

                 (A) amend or vary in any material respect any material term or condition of the Offer, other than by virtue of any extension of the time for acceptance of the Offer;

                 (B) take or permit to be taken any step as a result of which the offer price stated in the Offer is, or may be required to be, increased beyond the level agreed between PA and the Banks from time to time;

                 (C) issue or allow to be issued on its behalf any press release or other publicity, the text of which has not been previously agreed with the

                         Arrangers, which makes reference to the Facilities or to some or all of the Finance Parties unless the publicity is required by law, a court, the Code or any stock exchange (in which case Services or PA (as the case may be) shall notify the Facility Agent and the Banks as soon as practicable upon becoming aware that the publicity is required);


          (ii) in all material respects relevant in the context of the Offer, it will comply with the Code (subject to any applicable waivers by the Panel), the Financial Services Act 1986, the Companies Act 1985 and all other applicable statutes, laws and regulations;

          (iii) it will keep the Facility Agent informed as to the status and progress of the Offer and, in particular, will from time to time and promptly on request give to the Facility Agent reasonable details as to the current level of acceptances of the Offer (including a copy of every certificate delivered by the receiving agent to PA and/or its advisers pursuant to the
                 Code) and such other matters relevant to the Offer as the Facility Agent may reasonably request.

     (b) PA undertakes that, without the prior agreement of the Majority Offer Banks, PA will not decide, declare or accept that valid acceptances in respect of less than 90 per cent. in nominal value of TEG securities to which the Offer relates shall be required for fulfilment of the condition set out in paragraph (a) of Appendix 1 to the Press Release, Provided that the Majority Offer Banks shall not unreasonably withhold or delay giving its agreement if it is shown to their reasonable satisfaction that PA will achieve acceptances sufficient to enable it to give notice under section 429 of the Companies Act 1985 in relation to the shares to which the Offer relates.

     (c)  PA shall keep the Facility Agent informed and consult with it as to:

          (i) the terms of any undertaking or assurance proposed to be given by it, any of its Affiliates or any member of the TEG Group to the Director General of Electricity Supply, the Director General of Gas Supply or the Secretary of State for Trade and Industry in connection with the Offer;

          (ii) the terms of any modification to any of the Licences proposed in connection with the Offer;

          (iii) any terms proposed in connection with any authorisation or determination necessary or appropriate in connection with the Offer, including those from the Secretary of State for Trade and Industry and the Foreign Investment Review Board of Australia.

          If any of such proposed undertakings, assurances, modifications or terms are, where applicable, of a type materially more onerous than those already agreed in principle between PacifiCorp and the Office of the Electricity Regulator or, as the case may be, any other relevant regulatory authority, and the Majority Offer Banks (acting reasonably) state that in their opinion such proposed undertaking(s), assurance(s), modification(s) and/or term(s), or compliance therewith, would materially and adversely affect the ability of the PA Group to comply with its material obligations under the Finance Documents, PA shall promptly request the Panel to confirm (and shall use its reasonable endeavours to ensure that the Panel does confirm) that the Panel will not object to the lapsing of the Offer as a result of the non-satisfaction of whichever of conditions (b) to (f) in Appendix 1 to the Press Release is relevant. If the Panel gives a confirmation substantially in those terms, PA shall at the earliest opportunity declare the Offer lapsed by reason of the non-fulfilment of such condition(s).

     (d) If PA becomes aware (whether through notice from the Agent or any Bank or otherwise) of a circumstance or event which is or could reasonably be construed to be covered by any condition of the Offer (other than those contained in paragraphs (a) to (j) of Appendix 1 to the Press Release) which, if not waived, would entitle PA (with the Panel's consent, if needed) to lapse the Offer, PA shall promptly notify the Facility Agent.

     (e) If a circumstance or event occurs of the nature referred to in (d) above and the Majority Offer Banks, acting reasonably, state that in their opinion such circumstance or event would materially and adversely affect the ability of the PA Group to comply with its material obligations under the Finance Documents, PA shall promptly request the Panel to confirm (and shall use its reasonable endeavours to ensure that the Panel does confirm) that the Panel will not object to the lapsing of the Offer as a result of the non-satisfaction of that condition. If the Panel gives a confirmation substantially in those terms, PA shall not waive, that condition or treat it as fulfilled and shall declare the Offer lapsed at the earliest opportunity.

23.  FINANCIAL RATIOS

23.1 FINANCIAL UNDERTAKINGS  Services and PA will procure that:

     (a) CONSOLIDATED NET TOTAL BORROWINGS TO THE SUM OF ADJUSTED CAPITAL AND RESERVES AND CONSOLIDATED NET TOTAL BORROWINGS: Consolidated Net Total Borrowings at all times during the periods set out below shall not be more than Y per cent. of the sum of Adjusted Capital and Reserves and Consolidated Net Total Borrowings on such Accounting Date, where Y has the value indicated for such Accounting Date in such table:

          PERIOD
          (TO 31 DECEMBER)                                  Y%

          1998                                              76
          1999                                              74
          2000                                              72
          2001                                              70
          2002                                              68

     (b) CONSOLIDATED EBITDA TO CONSOLIDATED TOTAL NET INTEREST PAYABLE Consolidated EBITDA for any period comprising an annual Accounting Period of PA or four (taking into account the provisions of Clause 23.2) consecutive quarterly Accounting Periods of PA (taken together as one period) ending on any Accounting Date falling closest to the date specified in the table below, shall not be less than Y times Consolidated Total Net Interest Payable for such period, where Y has the value indicated for such Accounting Date in such table:

          ACCOUNTING DATE                              Y
          (BEFORE ANY ADJUSTMENT)
          (TO 31 DECEMBER)

          1998                                         1.9x
          1999                                         2.1x
          2000                                         2.25x
          2001                                         2.5x
          2002                                         2.75x

23.2 INITIAL CONSOLIDATED EBITDA TO CONSOLIDATED TOTAL NET INTEREST PAYABLE TESTS The first test of the covenant set out in Clause 23.1(b) shall be made in respect of a period ending on the expiry of the quarterly Accounting Period commencing on, or (if none) on the expiry of the first quarterly Accounting Period commencing after, the Unconditional Date. The first three tests of such covenant shall be made in respect of periods which shall include such number of pro forma Accounting Periods commencing before the Unconditional Date as shall be required in order that each test is made for a period comprising four quarterly Accounting Periods and on the basis of pro forma Accounts for those pro forma Accounting Periods delivered to the Facility Agent pursuant to Clause 21.2(a)(vi) and Accounts delivered to the Facility Agent pursuant to Clause 21.2(a)(ii).

24.  DEFAULT

24.1 EVENTS OF DEFAULT Each of the events set out below is an Event of Default (whether or not caused by any reason outside the control of any or all of the Obligors or of any other person):

     (a) NON-PAYMENT Any Obligor does not pay on the due date any amount payable by it to any Finance Party under any Finance Document at the place, in the currency and in the funds expressed to be payable, provided that this sub-clause shall not apply
          (i) to unpaid amounts which are paid in full within three Business Days of the due date where the failure to pay such amount on its due date is due solely to technical or administrative error, failure or delay in the transmission of funds; or (ii) to unpaid amounts (other than of principal of or interest or fee on any Utilisation) which are paid in full within five Business Days of the due receipt by the relevant Obligor of written notice from the Facility Agent requiring the failure to be remedied; or

     (b)  BREACH OF OBLIGATION

          (i)    Any Obligor fails to comply with any provision of Clause 23;
                 or

          (ii) Any Obligor fails to comply with any other provision of this Agreement (irrespective of whether or not such provision is valid and enforceable against such Obligor) and/or any other provision of any other Finance Document in respect of which any Finance Party has the benefit and, if such failure is capable of remedy within such period, such Obligor shall have failed to remedy such failure within 21 days after the receipt by the relevant Obligor of written notice from the Facility Agent to such Obligor requiring the failure to be remedied; or

          (iii) Any Obligor shall do any of the things prohibited in Clauses 21.6(a) or 21.6(e), or any of the things prohibited in Clause 21.10(g) shall be done to or by any Obligor, whether or not (having regarding to the rule in RUSSELL V. NORTHERN BANK DEVELOPMENT CORPORATION LIMITED & ORS.) such undertaking is enforceable against that Obligor, and, in each case, the thing, if remediable, shall not have been remedied within 21 days after the receipt by the relevant Obligors of written notice from the Facility Agent to such Obligor requiring the thing to be remedied; or

     (c) MISREPRESENTATION/BREACH OF WARRANTY Any representation, warranty or statement made or repeated by or on behalf of any Obligor to any Finance Party, in any Finance Document or in any certificate or statement delivered to any Finance Party by or on behalf of any Obligor or other member of the Services Group under or in connection with any Finance Document, is incorrect or misleading in any respect which is material when made or deemed to be made or repeated by reference to the facts and circumstances then subsisting and, if the circumstances causing such misrepresentation are capable of remedy within such period, such Obligor shall have failed to remedy such circumstances within 21 days after the receipt by the relevant Obligors of written notice from the Facility Agent to such Obligor requiring the circumstances causing such misrepresentation to be remedied; or

     (d) INVALIDITY Any of the Finance Documents (other than any Documentary Credit or Substitution Certificate) shall cease to be in full force and effect in any material respect or shall cease to (or be alleged by any Obligor not to) constitute the legal, valid and binding obligation of any Obligor party to it or, in the case of any Security Document, fail to (or be alleged by any Obligor not to) provide effective security in favour of the Security Agent and the Banks over the assets over which security is intended to be given by that Security Document, in each case in a manner and to an extent materially adverse to the interests of the Banks under the Finance Documents (taken as a whole) or it shall be unlawful for any Obligor to perform any of its material obligations under any of the Finance Documents, provided that where the relevant Finance Documents are re-executed by the relevant Obligors in the same form in all material respects and none of the circumstances described in this paragraph apply in respect of those Finance Documents as so re-executed by the relevant Obligors and the interests of the Banks under the Finance Documents are not continuing to be materially and adversely affected as a result of any of the foregoing circumstances having occurred, the relevant Event of Default under this paragraph shall be treated as having been cured; or

     (e)  CROSS-DEFAULT

          (i) Any Borrowings (other than Project Finance Borrowings and any Borrowings made by one member of the Services Group from another such member) of any member or members of the Services Group (taken together) aggregating L30,000,000 (or its equivalent in other currencies) or more at any one time outstanding become (or become capable of being declared) due and payable or due for redemption before their normal maturity date or are placed on demand, in each case by reason of the occurrence of an event of default (howsoever characterised);

          (ii) Any Borrowings (other than Project Finance Borrowings and any Borrowings made by one member of the Services Group from another such member) of any member or members of the Services Group (taken together) aggregating L30,000,000 (or its equivalent in other currencies) or more are not paid when due (whether falling due by demand, at scheduled maturity or otherwise) nor within any applicable grace period provided for in the document evidencing or constituting those Borrowings unless being disputed in good faith; or

          (iii) If funds aggregating L30,000,000 (or its equivalent in other currencies) are outstanding in respect thereof, any commitment for or underwriting of any facility for Borrowings (other than Project Finance Borrowings and any Borrowings made by one member of the Services Group from another such member) aggregating L30,000,000 (or its equivalent in other currencies) or more of any member or members of the Services Group (taken together) is cancelled or suspended by the provider of that facility by reason of the occurrence of an event of default (howsoever characterised).

          For the purpose of this Clause 24.1(e) any amount arising pursuant to any arrangement falling within paragraph (f) of the definition of Borrowing in Clause 1.1 which is capable of being declared due and payable before its normal due date by reason of the occurrence of an event of default (howsoever characterised) shall be deemed to be the Negative

          Termination Amount in respect of such arrangement and shall be aggregated with all other relevant amounts accordingly; or

     (f) LIQUIDATION Any order is made or resolution passed or any legal proceedings are initiated or are consented to by any Obligor or any Material Subsidiary, or any petition shall be presented or legal proceedings commenced by any person (and not, where that person is unconnected with that Obligor or Material Subsidiary save for being a creditor of such member, discharged or stayed within twenty-one days in the case of both legal proceedings and such petition), for the suspension of payments generally or for any process giving protection against creditors or for the dissolution, termination of existence, liquidation, winding-up, bankruptcy or other like process, in each case with respect to the Obligor or any Material Subsidiary save to the extent any such liquidation is made to effect a merger of two companies permitted under the terms of Clause 21.10(b); or

     (g) MORATORIUM A moratorium in respect of all or any debts of any Obligor or Material Subsidiary or a composition or an arrangement with creditors generally of such Obligor or Material Subsidiary or any other arrangement whereby its affairs and/or assets are submitted to the control of or are protected from its creditors is applied for, ordered or declared save where the relevant company is, in good faith, contesting such application, moratorium, composition or arrangement by appropriate proceedings diligently pursued and such application, moratorium, composition or arrangement is discharged within 21 days; or

     (h) ADMINISTRATOR An application is made for the appointment of an administrator (as such term is used in the Insolvency Act 1986) or similar official in relation to any Obligor or Material Subsidiary or an administrator or administrative receiver is appointed in respect of any Obligor or Material Subsidiary save where the relevant company is, in good faith, contesting such application or appointment by appropriate proceedings diligently pursued and such application is not discharged or appointment rescinded within 21 days or an effective resolution is passed by the directors or shareholders of any Obligor or Material Subsidiary for such an application to be made; or

     (i) RECEIVER A liquidator or provisional liquidator (save as excepted in paragraph (f) above) or, a trustee, receiver, administrative receiver, manager (being a person acting on behalf of all or any creditors) or similar officer is appointed in respect of any Obligor or Material Subsidiary or in respect of (or takes possession of) all or any part of its assets with a value in excess of L30,000,000 (or the equivalent in other currencies); or

     (j) INSOLVENCY Any Obligor or Material Subsidiary is declared or deemed pursuant to any applicable legislation to be insolvent or is or is deemed pursuant to any applicable legislation to be unable, or admits in writing its inability, to pay its debts as they fall due or stops or threatens to stop payment of its debts generally or becomes insolvent within the terms of any applicable law excluding Section 123(1)(a) of the Insolvency Act 1986; or

     (k) DISTRESS Any distress, execution, attachment, sequestration or other like process affects any Obligor or Material Subsidiary save where (i)
          (I) the relevant member is, in good faith, contesting the distress, execution, attachment, sequestration or other like process by appropriate proceedings diligently pursued, or (II) such process is discharged within 21 days or (III) such process is being pursued in respect of an amount due not exceeding L30,000,000 and (ii) the ability of any Obligor to comply with its obligations under the Finance Documents will not be materially and adversely affected whilst such distress, execution, attachment, sequestration or other process is being so contested; or

     (l) ANALOGOUS PROCEEDINGS There occurs, in relation to any Obligor or Material Subsidiary in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any part of its assets is subject, any event which, in the reasonable opinion of the Majority Banks, corresponds in that country or territory with any of the events mentioned in paragraphs
          (f) to (k) (inclusive) above or any Obligor or Material Subsidiary otherwise becomes subject, in any of those countries or territories, to any proceedings relating to insolvency, bankruptcy, liquidation, reorganisation or dissolution having a similar effect to the events mentioned in paragraphs (f) to (k) (inclusive) above; or

     (m) CESSATION Any Obligor or Material Subsidiary ceases to carry on all or a substantial part of its business (save in consequence of any reorganisation, reconstruction, amalgamation or merger permitted under this Agreement or approved pursuant to a Waiver Letter or save as may result from any disposal of assets permitted by the terms of this Agreement or any solvent liquidation, dissolution or winding up of any Material Subsidiary (not being an Obligor, other than in the event of such liquidation made to effect a merger of two companies permitted under the terms of Clause 21.10(b))); or

     (n) CONTROL Without the prior written consent of the Majority Banks, any single person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers), other than one or more of PacifiCorp and any of its Affiliates acquires control (as defined in Section 416 of the Income and Corporation Taxes Act 1988) of Services; or

     (o) PROCEEDINGS There is current or pending at the Unconditional Date or there shall occur thereafter any litigation, arbitration, administrative, regulatory or other proceedings or enquiry including without limitation any such by the Office of Fair Trading, the Monopolies and Mergers Commission, the Department of Trade and Industry, or any equivalent body in any other jurisdiction or the European Commission or any division of any thereof or authority deriving power from any thereof) concerning or arising in consequence of any of the Transaction Documents and/or the implementation of any matter or transaction provided for in the Transaction Documents or otherwise concerning or involving any Obligor or Material Subsidiary and, in each case the same has a Material Adverse Effect; or

     (p) EXPROPRIATION The authority or ability of any Obligor or Material Subsidiary to conduct its business (i) is wholly curtailed by any seizure, expropriation, intervention, renationalisation or other action by or on behalf of any governmental, regulatory or other authority or (ii) is substantially curtailed by any seizure, expropriation, intervention, renationalisation, or other action by or on behalf of any governmental, regulatory or other authority which is reasonably likely to have a Material Adverse Effect; or

     (q)  DISTRIBUTION BUSINESS/GENERATION BUSINESS

          (i) The PA Group, ceases, or threatens to cease, to carry on the Distribution Business; or

          (ii) Any change is made in the statutory or regulatory requirements applicable to the Distribution Business or the Generation Business, which has, or any new statutory or regulatory requirements are imposed on it which have, a Material Adverse Effect and, if the changed or new statutory or regulatory requirements apply to the United Kingdom electricity distribution, supply or generation industry as a whole, within 30 days Services and the Facility Agent (on behalf of the Banks) have not agreed new terms for this Agreement acceptable to the Majority Banks; or

     (r)  REVOCATION AND MODIFICATION OF LICENCE

          (i) The Secretary of State gives notice in writing of the revocation of a Licence for any reason or a Licence ceases to be in full force and effect in any material respect, in each case except where a similar licence(s) is/are granted to a member or members of the PA Group in its place or where such Licence is no longer required (by law or regulation) to be held by any Licenceholder in order that it may carry on any business carried on by such Licenceholder on the date hereof.

          (ii) Without prejudice to paragraph (i) above, any legislation (whether primary or subordinate) removing, reducing or qualifying the duties of the Secretary of State and/or the Director-General with regard to the creditors or the ability of the Licenceholder to raise finance under a Licence or of generators of electricity or public electricity suppliers generally is enacted and the enactment has a Material Adverse Effect.

          (iii) Any amendment is made to the terms and conditions of a Licence and the amendment has a Material Adverse Effect and, if the amendment is required pursuant to a law or regulation applying to the United Kingdom electricity distribution, supply or generation industry as a whole, within 30 days Services and the Facility Agent (on behalf of the Banks) have not agreed new terms for this Agreement acceptable to the Majority Banks; or

     (s) COMPLIANCE WITH ACT Any member of the PA Group fails to comply with a final order (within the meaning of Section 25 of the Electricity Act) or with a provisional order (within the meaning of that section) which has been confirmed under that section (and not since been revoked) or any provisions of the Act detailing the rights, powers, authorities, obligations and duties of the Secretary of State or the Director-General or the manner in or time at which they are to be exercised, are repealed or amended in a manner which has (or is likely to have) a Material Adverse Effect; or

     (t) POOLING AND SETTLEMENT AGREEMENT Any notice requiring EE to cease to be a party to the Pooling and Settlement Agreement is given to EE or any member of the PA Group under Clause 66.1.3 or 66.2.2 of the Pooling and Settlement Agreement or EE or any member of the PA Group otherwise ceases to be a party to the Pooling and Settlement Agreement save where another member of the PA Group becomes a party in its place; or

     (u)  INTERCREDITOR AGREEMENT

          (i) Any Affiliate of Services (other than a member of the Services Group) party thereto fails to comply with any provision of the Intercreditor Agreement or the Powercoal Intercreditor Agreement and, if such failure is capable of remedy within such period, such party shall have failed to remedy such failure within 14 days after the earlier of the relevant party becoming aware of such default (provided that such 14 day period shall be suspended from the date on which any such party notifies the Facility Agent of such failure, to the date on which the Facility Agent confirms to the relevant party that such remedy is required) and receipt by the relevant party of written notice from the Facility Agent to such party requiring the failure to be remedied; or

          (ii) Any representation, warranty or statement made or repeated by or on behalf of any Affiliate of Services (other than a member of the Services Group) party thereto, in the Intercreditor Agreement or in the Powercoal Intercreditor Agreement or in any certificate or statement delivered by or on behalf of any Obligor or other member of the Services Group under or in connection with the Intercreditor Agreement or in the Powercoal Intercreditor Agreement, is incorrect or misleading in any respect which is material when made or deemed to be made or repeated by reference to the facts and circumstances then subsisting and, if the circumstances causing such misrepresentation are capable of remedy within such period, such Obligor shall have failed to remedy such circumstances within 14 days after the earlier of the relevant Obligor becoming aware of such misrepresentation (provided that such 14 day period shall be suspended from the date on which any Obligor notifies the Facility Agent of such misrepresentation, to the date on which the Facility Agent confirms to the relevant Obligor such remedy is required) and receipt by the relevant Obligor of written notice from the Facility Agent to such Obligor requiring the circumstances causing such misrepresentation to be remedied; or

          (iii) Any of the Intercreditor Agreement or the Powercoal Intercreditor Agreement is not or ceases to be in full force and effect in any material respect or shall cease to (or be alleged by any party not to) constitute the legal, valid and binding obligation of any Affiliate of Services (other than a member of the Services Group) party thereto, in each case in a manner and to an extent to be materially adverse to the interests of the Banks under the Intercreditor Agreement or in the Powercoal Intercreditor Agreement or it shall be unlawful for any such Affiliate to perform any of its material obligations under the Intercreditor Agreement or the Powercoal Intercreditor Agreement provided that where the relevant agreement is re-executed by the relevant party in the same form in all material respects and none of the circumstances described in this paragraph apply in respect of that agreement as so re-executed by the relevant party and the interests of the Banks under that agreement are not continuing to be materially and adversely affected as a result of any of the foregoing circumstances having occurred, the relevant Event of Default under this paragraph shall be treated as having been cured;

          and in each such case in the reasonable opinion of the Majority Banks the interest of the Banks under the Finance Documents (taken as a whole) shall be materially prejudiced thereby;

     (v) MATERIAL ADVERSE EFFECT Any event or series of events whether related or not occurs which has a Material Adverse Effect; or

     (w) ASSET SPLIT AND CERTAIN GUARANTEES (i) The Asset Split shall not have occurred and been completed in all material respects as indicated in the Structure Memorandum within 270 days of the first Utilisation Date, or (ii) any of the guarantees referred to in Clause 21.4(a)(vi) shall not be discharged or released within 270 days of the first Utilisation Date.

24.2 SANCTIONS Subject where applicable, to Clauses 24.4 and 24.3, upon the occurrence of an Event of Default and at any time thereafter while the same is continuing and has not been waived pursuant to a Waiver Letter, the Facility Agent may, and shall if so directed by the Majority Banks, by notice to
Services:

     (a)  declare than an Event of Default has occurred; and/or

     (b) declare that the Total Commitments shall be cancelled or reduced forthwith to the level specified by the Facility Agent, whereupon the same shall be so cancelled and all fees payable in relation to the amount of the Total Commitments so cancelled or reduced shall become immediately due and payable; and/or

     (c) declare that all or part of the Advances to some or all of the Borrowers be payable on demand, whereupon (to the extent so declared) they shall immediately become payable by the relevant Borrower on demand by the Facility Agent (and if and to the extent any such demand is subsequently made those Advances (to the extent so declared and demanded), together with accrued interest on and all other amounts accrued under this Agreement in respect of the Advances so declared and demanded, shall be immediately due and payable); and/or

     (d) demand that all or part of the Advances to some or all of the Borrowers, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon (to the extent so demanded) they shall become immediately due and payable; and/or

     (e) require the payment to the Facility Agent of a sufficient sum to cover the Outstanding Liability Amounts under some or all outstanding Documentary Credits issued for the account of some or all of the Borrowers, whereupon the same shall become immediately due and payable by the relevant Borrowers and, once paid, shall be held by the Facility Agent in an interest bearing account for application in reimbursing the LC Bank or the Banks forthwith for all payments made or to be made under such outstanding Documentary Credits.

24.3 CLEAN UP PERIOD If during the period ending on the date six (or if it relates to Citizens, nine) months from the first Utilisation Date any event or circumstance which (but for this Clause 24.3) would constitute a Default (the "POTENTIAL EVENT OF DEFAULT") shall exist which consists of, or is a direct consequence of any event or circumstance which occurred in relation to TEG or any of its Subsidiaries (or its or any of their business, assets or liabilities) on or before the Unconditional Date, then the following shall apply:

     (a) Services or PA or TEG shall notify the Facility Agent of that fact by fax promptly after becoming aware thereof, giving a reasonable description of:

          (i) the Potential Event of Default and (so far as known to them) its causes; and

          (ii) any remedial action in relation to that Potential Event of Default which Services and/or PA and/or TEG propose to take or procure is taken;

     (b) that Potential Event of Default shall not constitute a Default, and the Facility Agent shall not with respect to that Potential Event of Default (but, for the avoidance of doubt, not so as to restrict the Facility Agent's rights to take such action with respect to any other Event of Default which is not a Potential Event of Default) be entitled to take any of the actions set out in Clause 24.2, until (assuming that the Potential Event of Default is then continuing as an Event of Default) six (or if it relates to Citizens, nine) months after the first Utilisation Date,

Provided that (A) the foregoing shall not apply with respect to any Potential Event of Default under any of the Clauses 24.1(a), (d), (e)(i) (in consequence only of Borrowings being declared due and payable or capable of being declared due and payable which are not Refinancing Debt), (f), (g), (h), (i), (j), (l) (only to the extent analogous to (f) to (j) inclusive), (n), (p), (q), (r), (s),
(t) or (v) in each case irrespective of whether or not that Potential Event of Default occurred in consequence of any event or circumstance which occurred before the Unconditional Date, and (B) any Potential Event of Default shall nevertheless constitute a Default for the purposes of Clause 4.3, save (in the case only of a Potential Event of Default consisting of a Default arising under Clause 24.1(b)(ii), (c) or (e) (i) (in consequence as aforesaid)) where it is demonstrated to the reasonable satisfaction of Citibank, N.A. that such Potential Event of Default is likely to be cured within six (or if it relates to Citizens, nine) months after the first Utilisation Date without any Material Adverse Effect occurring.

24.4 CERTAINTY OF FUNDING

     (i) No Finance Party shall be entitled to prevent the funding of the Offer or exercise any right of rescission or set-off or similar right (whether on the basis of misrepresentation or Event of Default or otherwise) until after the Offer Termination Date if to do so would prevent the funding of the Offer in accordance with Clause 4.2.

     (ii) No Finance Party shall be entitled, until after the Offer Termination Date, to exercise any other right or remedy referred to in Clause 24.2(a) to (e) or under any other Finance Document unless:

          (a)  a breach of Clause 22 (other than Clause 22(a)(i)(C), (ii) or
               (iii) or 22(d)) shall have occurred and be continuing which has not been waived by a Waiver Letter; or

          (b)  any of the representations and warranties in Clause 20.1(a), (b),
               (c), (d)(i) or (ii), (n) or (p) is incorrect in any material respect when made or repeated, ignoring any references to Subsidiaries (other than PA), TEG, its Subsidiaries and their respective businesses and assets; or

          (c) any Event of Default falling within any of paragraphs (f) to (j) inclusive and (l) (only to the extent analogous to (f) to (j) inclusive) of Clause 24.1 has occurred and is continuing with respect to Services, Finance or PA and has not been waived by a Waiver Letter.

24.5 NO BREACH FROM ASSET SPLIT ARRANGEMENTS The Finance Parties acknowledge and agree that PA may require certain borrowing facilities on and only for the day that the Asset Split takes place in order to complete the Asset Split. Such borrowing and any security granted in respect thereof shall be permitted hereunder and all necessary consents, waivers or exclusions required under the Finance Documents are now granted. Save for the purposes of and where necessary to give effect to this Clause any such borrowings, the interest payable on them and the security given in connection therewith shall be ignored for all purposes of the Finance Documents.

25.  INDEMNITIES

25.1 CURRENCY INDEMNITY

     (a) If any amount payable by any Obligor under or in connection with any Finance Document is received by any Finance Party in a currency (the "PAYMENT CURRENCY") other than that agreed to be payable under that Finance Document (the "AGREED CURRENCY"), whether as a result of any judgement or order or the enforcement of the same, the liquidation of such Obligor or otherwise and the amount produced by converting the Payment Currency so received into the Agreed Currency at market rates prevailing at or about the time of receipt of the Payment Currency is less than the amount of the Agreed Currency due under that Finance Document, then the Obligors shall, as an independent and additional obligation, indemnify each Finance Party for the deficiency and any loss sustained as a result.

     (b) The above indemnities shall constitute separate and independent obligations of each of the Obligors from their other obligations under the Finance Documents and shall apply irrespective of any indulgence granted by any Finance Party. The Obligors shall pay the reasonable costs of making any conversion from the Payment Currency to the Agreed Currency.

     (c) Each Obligor waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable under that Finance Document.

25.2 OTHER INDEMNITIES The Obligors shall indemnify each Finance Party against any losses (excluding loss of the applicable Margin save in the case of paragraphs (a) and (b) below), charges or expenses which such Finance Party may sustain or incur as a consequence of:

     (a)  the occurrence of any Default; or

     (b)  the operation of Clause 2.5 or 24.2; or

     (c) any repayment or prepayment of an Advance or payment of an overdue amount being made otherwise than on its Interest Date; or

     (d) (other than by reason of default by any Finance Party) any Utilisation not being made (or not being made in full) to any Borrower after a Request has been given pursuant to Clause 5 or Clause 6 (as the case may be), including but not limited to any losses, charged or expenses on account of funds acquired, contracted for or utilised to fund any amount payable under this Agreement, any amount repaid or prepaid or any Utilisation (as the case may be). A certificate of such Finance Party as to the amount of any such loss or expense shall be prima facie evidence in the absence of manifest error.

25.3 INDEMNITY RELATING TO FACILITIES

     (a) Services agrees to indemnify each Finance Party and any Holding Company or subsidiary of any Finance Party and each of their respective directors, officers and employees against any and all claims, damages, liabilities, costs and expenses (including reasonable legal fees) which may be incurred by or asserted against such Finance Party or any such Holding Company or Subsidiary or their respective directors, officers and employees in connection with or arising out of any such proceedings, actions or enquiry by any regulatory authority of a type referred to in Clause 24.1(o) (ignoring the provision as to materiality contained therein) or any litigation or other proceedings (other than between Finance Parties) connected with the Offer except to any extent resulting from the gross negligence or wilful misconduct of any person otherwise entitled to be indemnified under this indemnity. It is agreed that:

          (i) each Finance Party shall notify Services promptly in reasonable detail of any potential claim by it or any Holding Company or Subsidiary of it or any of their respective directors, officers or employees on Services under this Clause
                 25.3 promptly upon its becoming aware of that potential claim; and

          (ii) if Services wishes any Finance Party to enter into any negotiations with a view to settlement of any dispute with any third party likely to give rise to any claims, damages, liability, costs and expenses for which a claim may be made under this Agreement, it shall notify that Finance Party accordingly, which Finance Party will then enter into such negotiations in good faith on a without prejudice basis but shall not be bound so to settle unless such Finance Party is agreeable so to settle (such agreement not to be unreasonably withheld); and

          (iii) any payments required to be made by reason of this indemnity shall be in addition to any other amounts provided for in this Agreement or agreed to be paid in respect of the Facilities.

     (b) Each Finance Party shall give promptly to Services such details and copies of legal opinions and process served concerning (or concerning the circumstances giving rise to) any claims, damages, liabilities, costs and expenses which may form the basis of any claim by it on Services hereunder, as Services may reasonably request.

     (c) At the request of Services, from time to time, each Finance Party will discuss with Services and will give careful consideration in good faith to the views of Services concerning the appointment of professional advisers in connection with any such claims, damages, liabilities, costs and expenses (and in connection with the circumstances giving rise thereto and any proceedings current, pending or threatened relating thereto) and the conduct of any proceedings, and will use reasonable endeavours to procure that (once appointed) all professional advisers acting for it in relation thereto shall do likewise and that where possible and where such Finance Party does not reasonably consider that it is against such Finance Party's best interest, one firm of professional advisers only is appointed to represent all of the Finance Parties.

     (d) Notwithstanding the foregoing provisions of this Clause 25.3, no Finance Party shall be required to disclose to Services or any other Obligor any matter with regard to which it is under a duty of non-disclosure. All information which may be disclosed by any Finance Party pursuant to this Clause 25.3 shall be disclosed on the same conditions as to confidentiality, as are set out in Clause 33.

26.  AGENTS, ARRANGERS AND BANKS

26.1 APPOINTMENT Each Bank hereby appoints the Facility Agent and the Security Agent to act as its agent hereunder and with respect to the Finance Documents and irrevocably authorises the Facility Agent on such Bank's behalf to:

     (a) enter into any Borrower Accession Agreement, Guarantor Accession Agreement or Security Agreement (whereupon and by which act such Bank shall become bound thereby); and

     (b) perform such duties and exercise such rights and powers under the Finance Documents as are specifically delegated to such Agent by the terms thereof, together with such rights and powers as are reasonably incidental thereto.

Each Agent shall have only those duties and powers which are expressly specified in the Finance Documents. Each Agent's duties under the Finance Documents are intended to be of a mechanical and administrative nature.

26.2 MAJORITY BANK'S DIRECTIONS In the exercise of any right or power granted and as to any matter not expressly provided for by the Finance Documents, each Agent shall act in accordance with the instructions of the Majority Banks or as this Agreement may require and shall be fully protected in so doing. Any such instructions shall be binding on all the Banks. Subject to Clauses 26.7 and 26.16, in the absence of any such instructions and/or any relevant requirement contained in any Finance Document, each Agent may act or refrain from acting with respect to such right or power and as to any such matter as it shall see fit.

26.3 RELATIONSHIP

     (a) The relationship between each Bank and each Agent is that of principal and agent. Nothing herein (other than in relation to the Security Agent and the Security Documents as to which the Security Agent shall be a trustee for the Banks) shall constitute the Facility Agent a trustee or (save, with regard to any Bank, as necessarily results from its agency relationship with that Bank) fiduciary for any Bank, any Obligor or any other person.

     (b) No Agent shall be liable to any Obligor for any breach by any Bank of this Agreement or be liable to any Bank for any breach by any Obligor of any Finance Document.

26.4 DELEGATION Without prejudice to its obligations hereunder, each Agent may act under the Finance Documents through its personnel and through agents selected by it with reasonable care (who shall be entitled to the same protections as those given to the Agents under this Clause 26).

26.5 DOCUMENTATION Neither any Agent or any of the Arrangers nor any of its officers, employees or agents shall be responsible to any Bank or to each other for:

     (a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document in connection therewith; or

     (b)  the collectability of amounts payable thereunder; or

     (c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or other document in connection therewith.

26.6 DEFAULT No Agent shall be required to ascertain or inquire as to the performance or observance by any Obligor of the terms of any Finance Document or any other document in connection therewith. No Agent shall be deemed to have knowledge of the occurrence of any Default unless that Agent has received notice from a party hereto describing such Default and stating that such notice is a "Notice of Default". If any Agent receives such a notice of default or officers of any Agent engaged in the performance of that Agent's functions under the Finance Documents otherwise acquire actual knowledge that a Default has occurred, that Agent shall give notice thereof promptly to the Banks. Each Agent shall take or refrain from taking such action with respect to such Default as shall be directed by the Majority Banks, provided that nothing herein contained shall oblige any Agent to institute any legal action or proceedings on behalf of any Bank. Until any Agent shall have received such directions, it may (but shall not be obliged to) take or refrain from taking such action with respect to such Default as it shall see fit.

26.7 EXONERATION Neither Agent nor any of its officers, employees or agents shall be liable to any Bank for any action taken or omitted under or in connection with any Finance Document unless caused by its or their gross negligence or wilful misconduct.

26.8 RELIANCE Each Agent may rely on any communication or document reasonably believed by it to be genuine and correct and may rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify. Each Agent may engage, pay for and rely on legal or other professional advisers selected by it and shall be protected in so relying.

26.9 CREDIT APPROVAL Each of the Banks severally represents and warrants to each Agent and each of the Arrangers that it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and their related entities and other parties considered by it to be relevant in connection with its participation in this Agreement and has not relied exclusively on any information, including the Information Memorandum provided to such Bank by any Agent or any Arranger in connection herewith. Each Bank represents, warrants and undertakes to each Agent and each Arranger that it shall continue to make its own independent appraisal of the creditworthiness of the Obligors and other parties considered by it to be relevant in connection with the Finance Documents and their related entities while any amount is or may be outstanding under the Finance Documents.

26.10     INFORMATION

     (a) The Facility Agent shall promptly furnish each Bank with a copy of any documents received by it under Clause 21.2. If so requested by any Bank, the Facility Agent shall furnish to such Bank (at the expense of Services) a copy of any of the documents listed in the Seventh Schedule delivered on or prior to the first Utilisation Date.


     (b) The Facility Agent shall, without any liability on its part in the event of any failure to do so except in the case of its negligence or wilful default, send to the Banks (at the expense of Services) any document (or a summary of the material details of such document) received by it from any Obligor pursuant to this Agreement which contains any information which the Facility Agent considers to be of direct and material interest and significance to the Banks and their interests under this Agreement and which can lawfully be distributed by the Facility Agent without incurring any liability to any person whatsoever.

     (c) Save as provided in paragraph (a) above neither Agent nor any Arranger shall have any duty either initially or on a continuing basis to provide any Bank with any credit or other information with respect to the financial condition or affairs of any Obligor or any of their related entities whether coming into its possession or that of any related entities of the Facility Agent or any Arranger before the entry into of this Agreement or at any time thereafter.

     (d) Unless specifically requested to do so by a Bank, neither Agent shall have any duty to request any certificates or other documents from any Obligor under any of the Finance Documents.

     (e) No Agent need disclose any information relating to any Obligor or any of their related entities or any other person if such disclosure would or might in the reasonable opinion of the Facility Agent constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.

26.11     THE FACILITY AGENT AND THE ARRANGERS INDIVIDUALLY

     (a) Each Agent and each Arranger shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Agent or an Arranger.

     (b) Each Agent and each Arranger may accept deposits from, lend money to and generally engage in any kind of banking, trust, advisory or other business whatsoever with any Obligor and their related entities and accept and retain any fees payable by any Obligors or any related entities for its own account in connection herewith and/or therewith without liability to account therefor to any Bank or any Arranger.

26.12 INDEMNITY Each Bank agrees to indemnify each Agent and each Arranger on demand (to the extent not reimbursed by any Obligor and without prejudice to the liability of any Obligor under any Finance Document) for any and all liabilities, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of its acting as an Agent under any of the Finance Documents or performing its duties thereunder or any action taken or omitted by any Agent thereunder (including, without limitation, the charges and expenses referred to in Clause 27.5 and all stamp Taxes on or in connection with any of the Finance Documents but excluding payment of its agency fee pursuant to Clause 27.3 and the normal administrative costs and expenses incidental to the performance of its agency duties hereunder save to the extent increased in consequence of a Default). Such indemnification by each Bank shall be pro rata to its Commitments. Notwithstanding the foregoing, no Bank shall be liable for any portion of the foregoing resulting from any Agent's gross negligence or wilful misconduct.

26.13 LEGAL RESTRICTIONS Each Agent may refrain from doing anything which would or might in its reasonable opinion (a) be contrary to the law of any applicable jurisdiction or any applicable official directive or regulation or
(b) render it liable to any person, and may do anything which in its reasonable opinion (acting on legal advice) is necessary to comply with any such law or directive.

26.14 RESIGNATION Each Agent may (after consultation with Services) resign by giving notice thereof to the Banks and Services and may be removed by the Majority Banks giving notice to that effect to such Agent and Services after prior consultation with Services. In that event the Majority Banks, with the consent of Services where the relevant Agent has so resigned (such consent not to be unreasonably withheld or delayed and Services shall be deemed to have consented if it has not given notice refusing consent within 14 days of receiving any request for consent) and in any event after consultation with Services to the extent practicable, may appoint a successor for the relevant Agent which shall be a reputable and experienced bank, incorporated in or having a branch in England and acting through such branch. If the Majority Banks have not, within 30 days after such notice of resignation or removal, so appointed a successor Agent which shall have accepted such appointment, the retiring Agent, after consultation with Services, shall have the right to appoint a successor Agent which shall be a reputable and experienced Bank incorporated or having a branch in England and acting through such branch. The resignation or removal of the retiring Agent and the appointment of any successor Facility Agent or Security Agent shall both become effective upon the successor Facility Agent or Security Agent notifying all the parties hereto in writing that it accepts such appointment, whereupon the successor Facility Agent or Security Agent shall succeed to the position of the retiring Facility Agent or Security Agent and the terms "FACILITY AGENT" and "SECURITY AGENT" in all of the Finance Documents shall include such successor Agent where appropriate. This Clause 26 shall continue to benefit a retiring Agent in respect of any action taken or omitted by it hereunder while it was an Agent.

26.15 ASSIGNMENTS Each Agent may treat each Bank named as a party hereto as continuing to be such a party, as entitled to payments hereunder and as acting hereunder through its Facility Office until it has received notice from such Bank to the contrary.

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

26.16     AMENDMENTS

     (a) If authorised by the Majority Banks, the Facility Agent or (in the case of the Security Documents) the Security Agent may (except where any other authority is required for the same by the express provisions of this Agreement) grant waivers or consents or (with the agreement of Services) vary the terms of the Finance Documents. Any such waiver, consent or variation so authorised and effected by the Facility Agent or, as the case may be, the Security Agent shall be binding on all the Banks and the Facility Agent or, as the case may be, the Security Agent shall be under no liability whatsoever in respect of any such waiver, consent or variation, provided always that, except with the prior written consent of all the Banks and Services, nothing in this Clause 21.16(a) shall authorise:

          (i)    the extension of any Availability Period; or

          (ii) any variation of the definition of "MAJORITY BANKS" or "MAJORITY OFFER BANKS" in Clause 1.1; or

          (iii) any extension of the date for, or alteration in the amount or currency of, or waiver of any payment of principal, interest, Margin, fee, commission or any other amount payable under any of the Finance Documents; or

          (iv)   any change to any Bank's Commitment; or

          (v)    any variation of Clauses 12.2, 13, 31.2, 33 or this Clause
                 26.16; or

          (vi) any variation of any provision wherein (before such variation ) it is provided that certain things may not be done without or may be done with the consent or approval of all the Banks.

     (b) If authorised by the Majority Banks, the Security Agent may grant any waiver or consent in relation to, or variation of the material provisions of, any Security Document (but not, for the avoidance of doubt, so as to release any security). Subject as otherwise provided for in this Agreement or any Security Document, any release of the security provided by any Security Document over the Shares requires the consent of all the Banks. Notwithstanding anything in this Agreement to the contrary, the Banks consent to the release by the Security Agent of such security constituted by the Security Documents to the extent necessary to enable Finance to be merged with or liquidated into Services and/or (provided that the successor entity remains bound by the terms hereof as if it were PA) TEG to be merged with or liquidated into PA and/or any other merger or liquidation set out in the Structure Memorandum; and the Security Agent shall effect such release at such time.

26.17     SECURITY AGENT AS TRUSTEE

     (a) The Security Agent in its capacity as trustee or otherwise shall not be liable for any failure, omission, or defect in perfecting the security constituted by any Security Document or any security created thereby including, without limitation, any failure to register the same in accordance with the provisions of any of the documents of title of the relevant Obligor to any of the property thereby charged.

     (b) The Security Agent in its capacity as trustee or otherwise may accept without enquiry such title as any Obligor may have to the property over which security is intended to be created by any Security Document.

     (c) Save where the Security Agent holds a legal mortgage over or over an interest in, real property or shares, the Security Agent in its capacity as trustee or otherwise shall not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the property charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same. The Security Agent may permit the relevant Obligor to retain all such title deeds and other documents in its possession.

     (d) Save as otherwise provided in the Security Documents, all moneys which under the trusts herein or therein contained are received by the Security Agent in its capacity as Trustee or otherwise may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Banks. Additionally, the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including any Agent) and upon such terms as the Security Agent may think fit. Any and all such monies and all interest thereon shall be paid over to the Facility Agent forthwith upon demand by the Facility Agent.

     (e) Each Bank hereby confirms its approval of the Finance Documents and any security created or to be created pursuant thereto and hereby authorises, empowers and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee or as otherwise provided (and whether or not expressly in the Banks' names) on its behalf.

26.18     BANKS

     (a) Each Bank (other than Goldman Sachs Credit Partners, L.P. or any Treaty Bank) represents to the Facility Agent that, in the case of a Bank which is a Bank on the date of this Agreement, on the date of this Agreement and, in the case of a Bank which becomes a Bank after the date of this Agreement, on the date it becomes a Bank it is:

          (i) a "bank" as defined in section 840A of the Income and Corporation Taxes Act 1988 and resident in the United Kingdom; and

          (ii) beneficially entitled to the principal and interest payment by the Facility Agent to it under this Agreement,

          and shall forthwith notify the Agent if either representation ceases to be correct.

     (b) The Facility Agent may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

27.  FEES, EXPENSES AND STAMP TAXES

27.1 COMMITMENT FEE

     (a) PA shall pay to the Facility Agent for each Bank a commitment fee computed at the rate of zero point five zero (0.50%) per annum on that Bank's Tranche 1 Commitment and Tranche 2 Commitment during the period from the date of this Agreement up to the Unconditional Date.

     (b) PA shall pay to the Facility Agent for each Bank a commitment fee computed at the rate per annum equal to fifty per cent. (50%) of the applicable Margin (as set out in Column 2 in the definition of Margin in Clause 1.1) from time to time on the daily unutilised balance of that Bank's Tranche 1 Commitment and Tranche 2 Commitment on and from the Unconditional Date up to and including the last day of the relevant Availability Period.

     (c) Commitment fee shall accrue from day to day and be computed on the basis of a year of 365 days for the actual number of days elapsed. Accrued commitment fee is payable to the Facility Agent quarterly in arrear from the date of this Agreement on (i) the earlier of the first occurring Utilisation Date hereunder and the expiry of the Tranche 1 Availability Period, (ii) the Final Repayment Date, and (iii) for any Bank(s) on the cancelled amount of its Commitment(s) at the time the cancellation takes effect.

27.2 FRONT END AND AGENCY FEES

     (a) PA shall pay to the Facility Agent for the account of the Arrangers front end fees in amounts and on the dates as stated in a letter dated on or around the date hereof from the Facility Agent to PA and countersigned by PA, to be distributed in the amounts and manner as heretofore agreed between the Arrangers.

     (b) PA shall pay to the Facility Agent for its own account the agency fees on the dates and in the amount agreed in the letter of even date herewith from the Facility Agent to PA and countersigned by PA.

     (c) PA shall pay to the Security Agent for its own account the agency fees on the dates and in the amount agreed in the letter of even date herewith for the Security Agent to PA and countersigned by PA.

27.3 DOCUMENTARY CREDIT ISSUANCE FEE Each Borrower shall pay to the Facility Agent on the Utilisation Date in respect of each Documentary Credit issued at its request an administration and issuance fee of L1000.

27.4 DOCUMENTARY CREDIT PER ANNUM FEE Each Borrower shall pay to the Facility Agent for distribution amongst the Banks pro rata to their respective Commitments between it and the Banks in the case of payments arising under (a) below, or for distribution to the LC Bank in the case of payments arising under
(b) below a fee equivalent to the aggregate of:

     (a) the Margin applied on the Outstanding Liability Amount of each Documentary Credit issued at its request; and

     (b) (in the case of Documentary Credits issued by the LC Bank) an additional point two zero per cent. (0.20%) per annum applied on that portion of the face amount of each Documentary Credit for which the LC Bank is counter-indemnified by the Banks (other than itself where the LC Bank is also the Bank) pursuant to Clause 5.6, in each case in respect of the period between the date of issue of the Documentary Credit and the earlier of its Expiry Date and the date on which its Outstanding Liability Amount has been reduced to nil.

The fee shall accrue from day to day and be calculated on the basis of a 365 day year for the actual number of days elapsed and shall be payable quarterly in arrears and on the Expiry Date of such Documentary Credit.

27.5 INITIAL AND DOCUMENTATION EXPENSES

     (a) Subject to Clause 27.5(c) below, on the date of the first Utilisation if demanded before such date and otherwise promptly on demand by the Facility Agent after such date, PA shall reimburse the Facility Agent for the reasonable out-of-pocket charges and expenses incurred by it in respect of the fees and expenses of its legal advisers incurred in connection with the negotiation, preparation, printing and execution of the Finance Documents (including any thereof which may be executed at any time after the date of this Agreement other than any Substitution Certificate), together in all cases with all value added and similar Taxes applicable to the same.

     (b) Subject to Clause 27.5(c) below, PA shall reimburse the Facility Agent within 30 days of demand for the reasonable out-of-pocket charges and expenses (including, but not limited to, the fees and expenses of legal advisers) incurred by it or the Arrangers in connection with the syndications of the Finance Documents and the Commitments and Utilisations thereunder prior to the Syndication Date and the execution of any further Finance Documents (other than any Substitution Certificate) from time to time, together with all value added tax and similar Taxes applicable to the same.

     (c) Where this Agreement provides that any document or other information is to be copied or provided by the Facility Agent to all or any of the Banks or the Security Agent (including, without limitation, as contemplated in Clause 26.10(a) or (b)) PA will promptly on demand reimburse the Facility Agent for the reasonable out-of-pocket charges and expenses incurred by it in so copying or providing such document or other information, together with all value added and similar Taxes applicable to the same.

     (d) Upon the occurrence of the Unconditional Date the out-of-pocket charges and expenses referred to in Clause 27.5(b) shall be deemed not to include internal costs so incurred by the Arrangers.

27.6 EXPENSES OF ADMINISTRATION, ENFORCEMENT, WAIVER AND AMENDMENT Services (or the relevant Borrower where in the reasonable opinion of the Facility Agent such amounts are referable to a particular Borrower) shall reimburse each of the Finance Parties promptly on demand for the out-of-pocket charges and expenses (including the fees and expenses of legal advisers and notaries and the fees and expenses of any accountants or other professional advisers (a) incurred by any of them in connection with the enforcement of, or the preservation of any rights under, any of the Finance Documents, (b) reasonably incurred by any of them in connection with any waiver or consent which may at any time be sought by any Obligor under or in relation to any of the Finance Documents, and (c) reasonably incurred by any of them in connection with any variation of or supplement to any of the Finance Documents (other than any Substitution Certificate or a variation or supplement requested by a Finance Party), together, in each case, with all value added and similar Taxes applicable to the same.

27.7 STAMP TAXES PA shall pay or indemnify the Finance Parties against any and all stamp, registration and similar Taxes (excluding such Taxes as are imposed by a jurisdiction other than the United Kingdom) which may be or become payable in connection with the entry into, performance or enforcement against any of the Obligors or any of the Finance Documents (other than any Substitution Certificate).

28.  WAIVERS, REMEDIES CUMULATIVE

28.1 WAIVERS No failure to exercise and no delay in exercising any right, power or privilege under any Finance Document by any of the Finance Parties shall operate as a waiver of the same, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of the same, or the exercise of any other right, power or privilege. No waiver by any of the Finance Parties shall be effective unless it is in writing.

28.2 REMEDIES CUMULATIVE The rights and remedies of each of the Finance Parties in this Agreement may be exercised as often as necessary and are cumulative and not exclusive of any rights or remedies provided by law.

29.  NOTICES

29.1 ADDRESS Except as otherwise stated in this Agreement, all notices or other communications hereunder to any party hereto shall be made by letter or by facsimile transmission (and, in the case of communications to any Obligor shall be copied to PacifiCorp by facsimile transmission at such facsimile number as shall be notified in writing to the Facility Agent by PacifiCorp from time to time) and shall be deemed to be duly given or made when delivered (in the case of letter or facsimile transmission) to such party addressed to it at its address or telex number or facsimile number, and for such attention, specified in the relevant Part of the First Schedule or the Second Schedule, or at such other address or telex number or facsimile number as such party may after the date of this Agreement specify for such purpose to the others by notice.

29.2 NON-WORKING DAYS A notice or other communication received on a non-working day or after 5.00 p.m. on a working day in the place of receipt shall be deemed to be served on the next following working day in such place.

30.  ASSIGNMENTS, TRANSFERS AND SUBSTITUTIONS

30.1 SUCCESSORS This Agreement shall be binding upon and enure to the benefit of the Obligors, the Banks, the Facility Agent, the Security Agent and their respective successors and permitted assigns.

30.2 ASSIGNMENTS AND TRANSFERS BY OBLIGORS Save as expressly provided in this Agreement, no Obligor may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of all the Banks (but this Clause shall be without prejudice to the operation of Clause 21.10(b)).

30.3 TRANSFERS BY BANKS

     (a) Subject to Clause 30.9 and as provided below, a Bank (the "EXISTING BANK") may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement to a Recognised Bank (the "NEW BANK") provided that (i) save where the New Bank is a Bank or an Affiliate of the Existing Bank, the prior consent of Services has been obtained (such consent not to be unreasonably withheld or delayed) and
          (ii) save where the New Bank is a Bank or Affiliate of the Existing Bank the New Bank takes an assignment, transfer or novation of a minimum amount of L10,000,000 (or, if less, the whole of its Commitment).

          An Existing Bank shall not assign, transfer or novate in part (but shall not be prohibited from so doing in whole) any of its rights and/or obligations under this Agreement unless it will maintain a Commitment or Commitments aggregating a minimum amount of at least L10,000,000 as of the date immediately following the date of such transfer, provided that this sub-paragraph shall not apply to any such novations made to Goldman Sachs International Bank by Goldman Sachs Credit Partners, L.P. (or vice versa).

Notwithstanding any provision of this Agreement to the contrary:

          (i) Goldman Sachs Credit Partners, L.P. shall have the right to novate to Goldman Sachs International Bank in accordance with Clause 30.4 (the "NOVATION"), but not to assign or otherwise transfer, any of its rights and/or obligations; and

          (ii) Treaty Banks may not assign their rights under any Finance Document and may only transfer their rights and obligations by novation in accordance with Clause 30.4 (and not otherwise). Recognised Banks may not assign their rights under any Finance Document to a Treaty Bank and may only transfer their rights and obligations to a Treaty Bank by novation in accordance with Clause 30.4 (and not otherwise).

     (b) Any consent required to be given by Services under paragraph (a) above shall be deemed to have been given unless Services shall have notified the requesting party to the contrary within five Business Days after receiving the request for such consent.

     (c)  A transfer of obligations will be effective only if either:

          (i) the obligations are novated in accordance with Clause 30.4 (Procedure for substitution); or

          (ii) the New Bank confirms in writing to the Facility Agent and Services that it undertakes to be bound by the terms of the Finance Documents as a Bank in form and substance satisfactory to the Facility Agent and Services (acting reasonably). On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under the Finance Documents to the extent that they are transferred to the New Bank.

     (d) Nothing in this Agreement restricts the ability of a Bank to sub-participate or sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

     (e) On each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement (other than where such assignment, transfer or novation is made on general syndication or to an Existing Bank or an Affiliate), the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent for its own account a fee of L750.

     (f) Neither an Existing Bank nor any other Finance Party is responsible to a New Bank for:

          (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

          (ii) the collectability of amounts payable under any Finance Document or the financial condition of or the performance of its obligations under the Finance Documents by any Obligor; or

          (iii) the accuracy of any statements or information (whether written or oral) made in or in connection with or supplied in connection with any Finance Document.

     (g) Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

          (i) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank or any other Finance Party in connection with any Finance Document;

          (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force; and

          (iii) is a bank or financial institution whose ordinary business includes participation in syndicated facilities of this type.

     (h)  Nothing in any Finance Document obliges an Existing Bank to:

          (i) accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause 30.3 or Clause 30.4; or

          (ii) support any losses incurred by the New Bank by reason of the non-performance by any Obligor or its obligations under this Agreement or otherwise.

     (i) Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

30.4 PROCEDURE FOR SUBSTITUTION

     (a) Subject to satisfaction of the requirements set out in Clause 30.3(a), a novation is effected if:

          (i) the Existing Bank and the New Bank deliver to the Facility Agent (with a copy to Services) a duly completed certificate executed by the Existing Bank and the New Bank, substantially in the form of the Fourth Schedule (a "SUBSTITUTION CERTIFICATE"); and

          (ii)   the Facility Agent executes it.

          Promptly upon its receipt (by facsimile transmission or otherwise) the Facility Agent hereby agrees to execute any Substitution Certificate delivered to it and which has been duly completed and executed by Goldman Sachs Credit Partners, L.P. as Existing Bank and Goldman Sachs International Bank as New Bank or vice versa. The Facility Agent shall be permitted to rely on a facsimile copy of such Substitution Certificate.

     (b) Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Facility Agent to execute any duly completed Substitution Certificate on its behalf.

     (c) To the extent that they are expressed to be the subject of the novation in the Substitution Certificate:

          (i) the Existing Bank and the other Parties (the "EXISTING PARTIES") will be released from their obligations to each other under the Finance Documents (the "DISCHARGED OBLIGATIONS"), except for any obligation which the Existing Bank has to the LC Bank pursuant to Clause 5.6 in respect of Documentary Credits issued prior to the date on which such novation takes effect as determined below unless otherwise agreed in writing by the LC Bank (provided that the LC Bank hereby agrees to any novation from Goldman Sachs Credit Partners, L.P. to Goldman Sachs International Bank (and vice versa));

          (ii) the New Bank and the existing Parties will assume obligations towards each other under the Finance Documents which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

          (iii) the rights of the Existing Bank against the existing Parties under the Finance Documents and vice versa (the "DISCHARGED RIGHTS") will be cancelled; and

          (iv) the New Bank and the existing Parties will acquire rights against each other under the Finance Document which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, on the date of execution of the Substitution Certificate by the Facility Agent or, if later, the date specified in the Substitution Certificate and in each case, if the provisions of this Clause 30.4 are complied with.

          The discharged obligations shall not include any obligation under Clauses 13 and 15 in respect of payments made prior to the effective date of such Substitution Certificate.


30.5 REFERENCE BANKS The Facility Agent may (subject to Services giving its consent thereto, such consent not to be unreasonably withheld) nominate additional Banks or Affiliates thereof to become Reference Banks and such Banks or Affiliates shall become Reference Banks upon their indicating to the Facility Agent that they are prepared to act as such. The Facility Agent will give Services written notice of such Banks or Affiliates having become Reference Banks as soon as practical thereafter. If a Reference

Bank (or the Bank of which a Reference Bank is an Affiliate, in the case of any Reference Bank which is not itself a Bank) transfers the whole of its rights and obligations under this Agreement as a Bank or ceases to be one of the Banks, the Facility Agent, subject to agreement by Services (such Agreement not to be unreasonably withheld or delayed) will appoint another Bank to replace such Bank or Affiliate as a Reference Bank.

30.6 CHANGE OF FACILITY OFFICE Each Bank shall participate in this Agreement through its Facility Office(s) (which in the case of a non-Treaty Bank must be in the United Kingdom), but any Bank may change its Facility Office with respect to any Utilisation from time to time, on giving not less than four Business Days prior notice to the Facility Agent, to (a) any other location in the United Kingdom in the case of a non-Treaty Bank or (b) if it is a Treaty Bank to any other location in the same jurisdiction or to any other location provided (in respect of any Bank other than Goldman Sachs Credit Partners, L.P.) it does not thereby cease to be a Recognised Bank (including as referred to in the definition thereof in Clause 1.1 the filing of all appropriate applications and forms).

30.7 TAXES AND INCREASED COSTS

     (a) Subject as provided in paragraph (b) below, if any assignment or transfer of or with respect to all or any part of the rights or obligations of a Bank under this Agreement pursuant to Clause 30.3 or
          30.4 or any change in Facility Office pursuant to Clause 30.6 is made which results (or would but for this Clause result) at the time thereof in amounts becoming payable under Clauses 13 or 15.1, then the assignee, transferee, New Bank or Bank acting through its new Facility Office shall be entitled to receive such amounts only to the extent that the assignor, transferor, Existing Bank or Bank acting through its original Facility Office would have been so entitled had there been no such assignment, transfer or change in Facility Office. No such assignment, transfer or change in Facility Office shall be made if the assignee or transferee or such Bank (in the case of a change in Facility Office) would be entitled immediately afterwards to give notice under Clause 16.

     (b) The provisions of the first sentence of paragraph (a) above shall not apply (i) in relation to any assignment or transfer of or with respect to the rights or obligations of the Original Banks, provided that the same is effected by the Original Banks prior to the Syndication Date, or (ii) with respect to any novation from Goldman Sachs Credit Partners, L.P. to Goldman Sachs International Bank, or (iii) with respect to any novation by Goldman Sachs Credit Partners, L.P. to the extent that they would not have applied had such novation been effected by Goldman Sachs International Bank.

          However, the Original Banks (except with respect to novations by Goldman Sachs Credit Partners, L.P. to Goldman Sachs International Bank and except, with respect to other novations by Goldman Sachs Credit Partners, L.P., that the obligations of Goldman Sachs Credit Partners, L.P. under this paragraph as it applies thereto shall be limited to those which would apply if such novation were made by Goldman Sachs International Bank) will use reasonable endeavours (to the extent not materially prejudicial to their ability successfully to syndicate the Facilities prior to the Syndication Date) to avoid making any assignment or transfer to or in favour of any assignee, transferee or New Bank having an entitlement at the time of such assignment, transfer or novation to receive amounts payable under Clauses 15 or 16.1 in amounts greater than would have been payable by the Obligors hereunder at that time in the absence of such assignment or transfer.

30.8 TIMING Each Bank undertakes to the Facility Agent that it will not effect any assignment or transfer pursuant to Clause 30.3 and will not enter into any Substitution Certificate pursuant to Clause 30.4 on or within five Business Days before the due date for any payment to be made under any of the Finance Documents where it would have the effect of altering the amount to be paid by the Facility Agent to such Bank consequent on the receipt by the Facility Agent of such payment under the Finance Documents provided that this Clause 30.8 shall not apply to any Substitution Certificate entered into between Goldman Sachs International Bank and Goldman Sachs Credit Partners, L.P.

30.9 RESTRICTION Notwithstanding anything to the contrary contained in this Agreement, unless otherwise agreed by the Majority Banks and Services in any particular case (which agreement is hereby given in respect of any novations of any Utilisations and/or Commitments between Goldman Sachs International Bank and Goldman Sachs Credit Partners, L.P. and vice versa), each Bank may only effect an assignment or transfer of, or substitution with respect to, outstanding Utilisations and/or Commitments where the assignment, transfer or substitution relates to all Utilisations in which it participates and/or all its Commitments pro rata as between such Utilisations and/or such Commitments.

30.10 TREATY BANKS Notwithstanding anything to the contrary contained in this Agreement, no assignment, transfer or novation may be made (a) to a Treaty Bank on or prior to the Syndication Date or as part of the primary syndication of the Facilities or (b) to an Affiliate which is a Treaty Bank (save with the consent of Services).

31.  SET-OFF AND REDISTRIBUTION

31.1 SET-OFF Each Bank may (but shall not be obliged to) whilst any Default shall be continuing set off against any obligations of any Obligor due and payable by it to or for the account of such Bank under this Agreement and not paid on the due date any moneys held by such Bank for the account of such Obligor at any office of such Bank anywhere and in any currency, whether or not matured. Such Bank may effect such currency exchanges as are appropriate to implement the set-off and any usual charges and all applicable Taxes in relation to such currency exchanges shall be paid by such Obligor. Any Bank which has set off shall give prompt notice of that fact to the relevant Obligor.

31.2 REDISTRIBUTION

     (a) If at any time the proportion which any Bank (the "RECEIVING BANK") has received or recovered (whether by set-off or otherwise) on account of any sum due from any Obligor under this Agreement is greater (the amount of the excess being herein referred to as the "EXCESS AMOUNT") that the proportion received or recovered by the Bank receiving or recovering the smallest proportion (which shall include a nil receipt) in relation to the sum then due to the latter Bank from the relevant Obligor under this Agreement, then the receiving Bank shall promptly notify the Facility Agent thereof and:

          (i) the receiving Bank shall promptly and in any event within ten days of receipt or recovery of the excess amount pay to the Facility Agent an amount equal to the excess amount;

          (ii) the excess amount shall be treated as having been paid to or recovered by the receiving Bank for the account of the Facility Agent for payment to the Banks as provided in paragraph (iii) below, and the obligations of the relevant Borrower and the Guarantors to the receiving Bank shall only be reduced or discharged by the receipt or recovery by the receiving Bank of such excess amount to the extent of the receiving Bank's entitlement to payment by the Facility Agent pursuant to paragraph (iii) below; and

          (iii) the parties to this Agreement shall treat such payment as if it were a payment by the relevant Borrower or the Guarantors to the Facility Agent on account of a sum owed to the Banks and shall pay the same to the Banks (including the receiving
                 Bank) pro rata to their respective entitlements in such sum;

          Provided that where a receiving Bank is subsequently required to repay to any Obligor any amount received or recovered by it and dealt with under paragraphs (i), (ii) and (iii) above, each Bank shall promptly repay to the Facility Agent for the receiving Bank the portion of such amount distributed to it, together with interest on it at a rate sufficient to reimburse the receiving Bank for any interest which it has been required to pay to such Obligor in respect of such portion of such amount.

     (b) Where a receiving Bank has recovered any amount as a consequence of the satisfaction or enforcement of a judgement obtained in any legal action or proceedings to which it is a party, this Clause 31.2 shall not apply so as to benefit any other Bank which (being entitled so to do) did not join with the receiving Bank in such action or proceedings, unless the receiving Bank did not give prior notice of its involvement in such action or proceedings to the Facility Agent for disclosure to the other Banks.

     (c)  Each Bank shall promptly give notice to the Facility Agent of:

          (i) the institution by such Bank of any legal action or proceedings under this Agreement or in connection with this Agreement prior to such institution; and

          (ii) the receipt or recovery by such Bank or any amount received or recovered by it otherwise than through the Facility Agent.

          Upon receipt of any such notice, the Facility Agent will as soon as practicable thereafter notify all the other Banks.

31.3 LOSS SHARING Without prejudice to the foregoing provisions of this Clause 31, if it transpires for any reason that after enforcement in full of the Finance Documents any of the liabilities of any of the Obligors under the Finance Documents remain undischarged and for any reason any resulting losses are not being borne by the Banks pro rata to the amount which their respective aggregate Commitments bore to the aggregate of all the Commitments on the date on which an Enforcement Event occurred, the Banks shall make such payments inter se as shall be required to ensure that after taking into account such payments such losses are borne by the Banks pro rata. For this purpose, "ENFORCEMENT EVENT" means the Facility Agent first exercising any of its rights under Clause 24.2(b), (d) or (e) or, having exercised its rights under Clause 24.2(c), first making demand with respect to some or all of the Advances. Any assignment, transfer or substitution by a Bank pursuant to Clause 30 (whether occurring before or after an Enforcement Event) shall also be effective to assign, transfer or effect a substitution pursuant to that Clause with respect to the rights of such Bank under this Clause 31.3.

32.  GOVERNING LAW AND JURISDICTION

32.1 GOVERNING LAW This Agreement shall be governed by and construed in accordance with English law.

32.2 COURTS OF ENGLAND

     (a) For the benefit of each of the Finance Parties, each Obligor hereby irrevocably agrees that the High Courts of Justice in London, and all appellate courts therefrom have jurisdiction to settle any disputes which may arise out of or in connection with any of the Finance Documents and that any suit, action or proceedings (together "PROCEEDINGS") in connection with any Finance Document may be brought in the High Courts of Justice in London and all appellate courts therefrom and accordingly submits to the jurisdiction of the High Courts of Justice in London and all appellate courts therefrom.

     (b) Each Obligor hereby irrevocably and unconditionally agrees that nothing in any of the Finance Documents shall affect the right to serve process in any manner permitted by law.

32.3 NO LIMITATION Nothing in this Clause 32 shall limit the right of any of the Finance Parties to take Proceedings against any Obligor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdiction preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

33.  CONFIDENTIALITY

     Each Finance Party hereby severally undertakes to each Obligor that it will keep confidential and that it will not make use of for any purposes (otherwise than for the purposes of the Finance Documents and otherwise than in the context of an addition to its general experience, knowledge or expertise), any of the Transaction Documents or other documents relating to this Agreement and all of the information distributed on behalf of the Obligors or any of them during syndication or contained in, received under or obtained in the course of discussions relating to the Information Memorandum and/or the Transaction Documents, other than any such document or information which has become generally available to banks through no breach by it of this Clause, provided that each Finance Party shall be entitled to make disclosure of the same:

     (a) to its auditors, accountants, legal counsel and tax advisers and to any other professional advisers appointed to act in connection with the administration of the Finance Documents or the enforcement of, or realisation of any security provided under, any of the Finance Documents;

     (b) (whether or not the relevant assignment, transfer, substitution, sub-participation or another arrangement is made) to any proposed assignee, transferee or substitute of, or proposed party to any proposed sub-participation (or party to any actual sub-participation) or other arrangement with, any Bank permitted pursuant to this Agreement, provided that before any such disclosure such assignee, transferee, substitute or other party expressly undertakes to Services and the Facility Agent in writing to be bound by this Clause 33 irrespective of whether such assignment, transfer, substitution or other arrangement shall proceed;

     (c) to any other third party where the relevant Obligor has previously agreed in writing that disclosure may be made to that third party;

     (d) to any banking or other regulatory or examining authorities (whether governmental or otherwise) where such disclosure is requested by them;

     (e) pursuant to subpoena or other legal process, or in connection with any action, suit or proceeding relating to any of the Finance Documents;

     (f)  pursuant to any law or regulation having the force of law; and

     (g)  to PacifiCorp and to any member of the Services Group.

The provisions of this Clause 33 shall supersede any undertakings with respect to confidentiality previously given by any Finance Party in favour of any Obligor.

34.  MISCELLANEOUS

34.1 SEVERABILITY

     (a) If any provision of any Finance Document is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions of such Finance Document or affect the validity or enforceability of such provision in any other jurisdiction.

     (b) If any of the undertakings given in Clause 21.6(a) (DISTRIBUTIONS, SUBORDINATED DEBT AND SHARE CAPITAL), 21.6(e) (SHARE CAPITAL AND DEBT) or 21.10(g) (CONSTITUTIONAL DOCUMENTS) are not enforceable against any Obligor the obligation on each other Obligor to procure compliance with such undertaking shall remain enforceable.

34.2 CERTIFICATIONS Where any person gives any certificates on behalf of any of the parties to the Finance Documents pursuant to any provision hereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being so incorrect save where such individual acted fraudulently, recklessly or negligently in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

34.3 ACCOUNTS AS EVIDENCE Accounts maintained by the Facility Agent or each Bank in connection herewith shall constitute prima facie evidence of sums owing to such Bank under this Agreement.

34.4 COUNTERPARTS This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties to this Agreement have caused this Agreement to be duly executed on the date first written above.

                                  THE FIRST SCHEDULE

                                        PART I

                                      BORROWERS

PACIFICORP
ACQUISITIONS

State of Incorporation:      England and Wales

Registered Office:           One Silk Street, London EC2Y 8HQ

Registered No.:              3386442

Address for Notices:         700 N.E. Multnomah, Suite 1600, Portland, Oregon
                             97232

Attention:                   W.E. Peressini, Vice President and Treasurer

Fax:                         (503) 731 2027

                                       PART II

                                      GUARANTORS
PACIFICORP SERVICES LIMITED

State of Incorporation:       England and Wales

Registered Office:            One Silk Street, London EC2Y 8HQ

Registered No.:               3366016

Address for Notices:          700 N.E. Multnomah, Suite 1600, Portland, Oregon
                              97232

Attention:                    W.E. Peressini, Vice President and Treasurer

Fax:                          (503) 731 2027
PACIFICORP FINANCE
(UK) LIMITED

State of Incorporation:       England and Wales

Registered Office:            One Silk Street, London EC2Y 8HQ

Registered No.:               3365681

Address for Notices:          700 N.E. Multnomah, Suite 1600, Portland, Oregon
                              97232

Attention:                    W.E. Peressini, Vice President and Treasurer

Fax:                          (503) 731 2027
PACIFICORP ACQUISITIONS

State of Incorporation:       England and Wales

Registered Office:            One Silk Street, London EC2Y 8HQ

Registered No.:               3386442

Address for Notices:          700 N.E. Multnomah, Suite 1600, Portland, Oregon
                              97232

Attention:                    W.E. Peressini, Vice President and Treasurer

Fax:                          (503) 731 2027

                                       PART III

FACILITY AGENT

Citibank International plc
P.O. Box 242
336 Strand
London  WC2R 1HB

Address for notices: as above

Attention:     Loans Agency

Tel:           0171 500 4247

Fax:           0171 500 4482

SECURITY AGENT

Citibank, N.A.
P.O. Box 242
336 Strand
London  WC2R 1HB

Address for notices:  as above

Attention:     Loans Agency

Tel:           0171 500 4247

Fax:           0171 500 4482


                                        THE SECOND SCHEDULE

                                BANKS' COMMITMENTS AND NOTICE DETAILS

BANK, FACILITY OFFICE AND NOTICE             TRANCHE 1A          TRANCHE 1B          TRANCHE 2
DETAILS                                      COMMITMENT          COMMITMENT          COMMITMENT
                                                  L                   L                   L

CITIBANK, N.A.                               606,666,668         151,666,668         150,000,000
P.O. Box 242
336 Strand
London WC2R 1HB
England

Address for notices:
 as above
Attention: Loans Administration
Tel: 0171 500 4264
Fax: 0171 500 4482

GOLDMAN SACHS CREDIT                         606,666,666         151,666,666         150,000,000
PARTNERS, L.P.
85 Broad Street
New York, New York  10004

Address for notices:
133 Fleet Street
London EC4A 2BB
Attention: Sue
Wolstenholme/Emmanuel Mahe
Tel:      0171 774 2551/
          0171 774 2925
Fax:      0171 774 6337

MORGAN GUARANTY TRUST                        606,666,666         151,666,666         150,000,000
COMPANY OF NEW YORK
60 Victoria Embankment
London EC4Y OJP

Address for notices:
  as above
Attention: Global Credit-Middle
Office
Tel:  0171 325 5245
Fax:  0171 325 8190
                                        ----------------------------------------------------------
     Total                                 1,820,000,000         455,000,000         450,000,000


                                   THE THIRD SCHEDULE

                                    FORMS OF REQUEST

To:            [

                         ]

Attention:     [         ]

From:          [Services or Borrower]                        Date: [          ]

                                    REQUEST (ADVANCE)
                      FACILITY AGREEMENT DATED [           ], 1998

Dear Sirs,

[On behalf of] [As] the Borrower named below, we hereby give you notice pursuant to Clause 5.1 of the above Facility Agreement that we require an Advance to be made to the Borrower named below under the Facility Agreement, as follows:

(a)  Borrower:                [    ]

(b)  Utilisation Date:        [    ]

(c)  Requested Amount:        [Currency ] [          ]

(d)  Interest Period:         [    ]

(e)  Tranche Designation:     [    ]

(f)  Payment Instructions:    [    ]/Beneficiary Details [          ]

Terms used in this Request and defined in the Facility Agreement have the same meaning in this Request as in the Facility Agreement.

We confirm that all of the conditions precedent to the obligations of the Banks with respect to the making of the proposed Advance provided for in Clause 4 of the Facility Agreement are satisfied or have been waived pursuant to a Waiver Letter.

                                    Yours faithfully

                                 [Authorised Signatory]
                                 [for and on behalf of]
                                   [                ]

                                   THE FOURTH SCHEDULE

                                SUBSTITUTION CERTIFICATE

To:  [         ] as Facility Agent

From:     [The Existing Bank] and [The New Bank]                Date: [        ]


                       PACIFICORP ACQUISITIONS L[                ]
                    TERM LOAN FACILITY AND REVOLVING CREDIT FACILITY
                   DATED [            ], 1998 (THE "CREDIT AGREEMENT")

Reference to Clauses are to Clauses of the Credit Agreement.

We refer to Clause 30.4 (Procedure for Substitution).

1.   We [              ] (the "EXISTING BANK") and [              ] (the "NEW
     BANK") agree to the Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 30.4 (Procedure for Substitution).

2. From the date specified in paragraph 3 below, the New Bank becomes party to the Credit Agreement as a Bank and a party to the Intercreditor Agreement as a Senior Creditor, with the rights and obligations referred to in the Schedule below.

3. The specified date for the purposes of Clause 30.4(c) is [date of novation].

4. The Facility Office and address for notices of the New Bank for the purposes of Clause 29.1 (Address) are set out in the Schedule.

[5. The New Bank undertakes to counter-indemnify the Existing Bank for the New Bank's pro rata share of all amounts payable by the Existing Bank (whether pursuant to Clause 5.6 or otherwise) in respect of any outstanding Documentary Credit.]*

6. The Existing Bank and the New Bank acknowledge and agree that Clause 30.3(d), (e), (f) and (g) apply to this Substitution Certificate and the novation contemplated hereby as if set out in full herein, mutatis mutandis.

7. The New Bank confirms that it is a Recognised Bank and the Existing Bank confirms that any necessary consent of any Obligor required to be obtained from Services in connection herewith has been obtained.

8. If it is a Treaty Bank, the New Bank hereby confirms that it has made the appropriate application as referred to in paragraph (c) of the definition of Recognised Bank.

9.   This Substitution Certificate is governed by English law.



__________________
* Not required for transfers between Goldman Sachs Credit Partners L.P. and Goldman Sachs International Bank

                                      THE SCHEDULE

                          RIGHTS AND OBLIGATIONS TO BE NOVATED



[Details of the rights and obligations of the Existing Bank to be novated].

[NEW BANK]

[Facility Office                   Address for notices]

[Existing Bank]          [New Bank]

By:                           By:

Date:                         Date:


[         ]
for and on behalf of itself and as Facility Agent and on behalf of each of the Obligors

By:

Date:

                                   THE FIFTH SCHEDULE

                             CALCULATION OF ADDITIONAL COST

(1) The Additional Cost relative to each Advance where (and to the extent that) Banks making such Advance are subject to the Mandatory Liquid Asset requirements of the Bank of England, will be, subject as hereinafter provided, for the Interest Period relating to such Advance (or, if longer than three months, for each consecutive period of three months within such Interest Period and for any balance of such Interest Period) (which Interest Period if not longer than three months and each other such period is herein referred to as a "RELEVANT PERIOD") the percentage rate (or the arithmetic average of the percentage rates where there is more than one Reference Bank supplying the same) supplied by the Reference Banks (or such of them as supply it to the Facility Agent) arrived at by applying the following formula in relation to each Reference Bank:

     Additional Cost = BY + L(Y-X) + S(Y-Z) % PER ANNUM
                       --------------------------------
                                 100-(B + S)

     Where:

     B    =    The percentage of such Reference Bank's eligible liabilities then required to be held on a non-interest-bearing deposit account with the Bank of England pursuant to the cash ratio requirements of the Bank of England.

     Y    =    The rate at which Sterling deposits in an amount approximately equal to the principal amount of such Advance are offered by such Reference Bank to leading banks in the London Interbank Market at or about 11.00 a.m. on the Utilisation Date relative to such Advance (or the first day of the relevant Interest Period) for a period comparable to the Relevant Period in relation to such Advance.

     L    =    The average percentage of eligible liabilities which the Bank of
               England from time to time requires each Reference Bank to maintain as secured money with members of the London Discount
               Market Association and/or as secured call money with those money brokers and gilt-edged market makers recognised by the Bank of England.

     X    =    The rate at which secured Sterling deposits in an amount
               approximately equal to the principal amount of such Advance may be placed by such Reference Bank with members of the London
               Discount Market Association and/or as secured call money with money brokers and gilt-edged market makers at or about 11.00 a.m.
               on such Utilisation Date (or the first day of the relevant
               Interest Period) for a period comparable to the Relevant Period in relation to such Advance.

     S    =    The percentage of such Reference Bank's eligible liabilities then required to be placed as a special deposit with the Bank of England.

     Z    =    The percentage interest rate per annum allowed by the Bank of
               England on special deposits.

     For the purposes of this paragraph "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" shall bear the meanings ascribed to them from time to time by the Bank of England.

(2) In the application of the above formula, B, Y, L, X, S and Z will be included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY will be calculated as 0.5 x 15 and not as 0.5% x 15%.

(3) The Additional Cost computed by the Facility Agent in accordance with this schedule shall be rounded upward, if necessary, to four decimal places.

(4) The calculation in respect of the Additional Cost for each Advance denominated in Sterling will be made by the Facility Agent on the first day of each Relevant Period.

(5) Calculations will be made on the basis of a year of 365 days and the actual number of days elapsed.

(6) If no Reference Bank furnishes the appropriate information for the purposes of this Schedule, the Additional Cost shall be determined by the Facility Agent on the basis of such other information and quotations as the Facility Agent shall reasonably determine to be appropriate.

(7) In the event of a change in circumstances (including the imposition of alternative or additional official requirements, excluding capital adequacy requirements) which renders the above formula inappropriate in the reasonable opinion of the Facility Agent, the Facility Agent shall promptly notify Services and the Banks thereof and (after consultation with the Reference Banks and Services) shall notify the Borrowers of the manner in which the Additional Cost shall thereafter be determined (which manner shall be determined in a bona fide manner and provide a fair assessment of the Additional Cost) and the Obligors and the Banks shall be bound thereby.

                                   THE SIXTH SCHEDULE

                                         PART I

                              BORROWER ACCESSION AGREEMENT


THIS ACCESSION AGREEMENT is dated the [            ] day of [            ] and
made BETWEEN [                      ] (the "ADDITIONAL BORROWER") (1),
PacifiCorp Services Limited ("SERVICES" and a "GUARANTOR") (2), PacifiCorp Acquisitions ("PA" and an "EXISTING BORROWER" and a "GUARANTOR") (3), PacifiCorp
Finance (UK) Limited ("FINANCE" and a "GUARANTOR") (4), [                   ]
(each also an "EXISTING BORROWER") (5), and [                   ] in its
capacity as Facility Agent under the Facility Agreement referred to in Recital
(A) hereof and on behalf of the Arrangers, the Banks, the LC Bank and the Security Agent parties to and defined as such in such Facility Agreement and on behalf of each of the parties to the Intercreditor Agreement other than the Obligors (6).

WHEREAS:

(A) By and upon and subject to the terms of a facility agreement (the "FACILITY AGREEMENT", which term includes any supplements and amendments thereto which may at any time be made in relation thereto and also any Substitution Certificates, Borrower Accession Agreements and Guarantor Accession
     Agreements) dated [         ] made between Services and PA as Borrowers and
     Guarantors as therein defined, the Arrangers, the several banks parties thereto as Banks, Citibank International Plc as Facility Agent and Citibank, N.A. as Security Agent, term loan facilities and a revolving credit facility were made available to certain of the Borrowers (as defined in the Facility Agreement).

(B) Each of the entities expressed to be party hereto (other than the Additional Borrower), whether directly or through signature hereof by the Facility Agent or Services on its behalf, is a party to the Facility Agreement and the Intercreditor Agreement either by having been an original party thereto or pursuant to a Borrower Accession Agreement, a Guarantor Accession Agreement or a Substitution Certificate to which it is party or otherwise.

(C) The Additional Borrower wishes to become party to the Facility Agreement as a Borrower pursuant to the procedure established in Clause 19 of the Facility Agreement and a party to the Intercreditor Agreement pursuant to the procedure established in [Clause 24 of the Intercreditor Agreement], by the execution of this Borrower Accession Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS

     Terms used herein which are defined in or to which a meaning or construction is assigned by or in the Facility Agreement shall, unless otherwise defined herein, have the same meaning and construction herein as therein.

2.   AGREEMENTS, CONFIRMATIONS AND REPRESENTATIONS

     (a)  The Additional Borrower hereby:

          (i) confirms that it has received a copy of the Facility Agreement and the Intercreditor Agreement, together with such other documents and information as it has required in connection herewith and therewith;

          (ii) agrees to become, with effect from the date of this Borrower Accession Agreement a Borrower under the Facility Agreement and an Obligor under the Intercreditor Agreement and agrees to be bound in such capacity with effect from such date by the terms of the Facility Agreement and the Intercreditor Agreement and undertakes accordingly to perform its obligations as a Borrower or, as the case may be, Obligor thereunder;

          (iii) confirms the accuracy of the information set out under its name at the end of this Borrower Accession Agreement;

          (iv) represents and warrants as a Borrower to the Arranger, the Bank, the Security Agent and the Facility Agent in the terms of Clause 20.1 (other than paragraphs (g)(iii), (k), (l),
                 (n)(ii) and (p) and (r)), of the Facility Agreement by reference to the facts and circumstances existing at the date hereof; and

          (v) confirms that it has not relied on any of the Finance Parties, to assess or inform it as to the legality, validity, effect or enforceability of the Facility Agreement or the Intercreditor Agreement or any other document referred to therein or the accuracy or completeness of any such information as is referred to in paragraph (i) above or the creditworthiness, affairs, condition or status of any of the parties to the Facility Agreement or the Intercreditor Agreement, or any such other document.

     (b) The Existing Borrower(s), the Guarantors and the Finance Parties and the parties to the Intercreditor Agreement hereby agree amongst themselves and with the Additional Borrower that the Additional Borrower shall become party to the Facility Agreement and the Intercreditor Agreement with effect from the date of this Borrower Accession Agreement.

3.   LAW

     This Borrower Accession Agreement shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF the parties hereto have caused this Borrower Accession Agreement to be duly executed on the date first written above.

ADDITIONAL BORROWER:

SERVICES:

PACIFICORP SERVICES LIMITED

By:



for itself and as agent for and on
behalf of the Existing Borrowers and
the Guarantors

By:



FACILITY AGENT:

[         ]



for itself and as Facility Agent and
for and on behalf of the Arrangers,
the Banks, the LC Bank and the
Security Agent and all parties to the
Intercreditor Agreement other than
the Obligors

By:

                                         PART II

                              GUARANTOR ACCESSION AGREEMENT


THIS ACCESSION AGREEMENT is dated the       day of                   , and made
BETWEEN:

(1)  [                                ] (the "ADDITIONAL GUARANTOR");

(2)  PACIFICORP SERVICES LIMITED ("SERVICES" and an "EXISTING GUARANTOR");

(3)  PACIFICORP ACQUISITIONS ("PA" and an "EXISTING GUARANTOR" and a
     "BORROWER");

(4)  PACIFICORP FINANCE (UK) LIMITED ("FINANCE" and "EXISTING GUARANTOR");

(5)  [                         ] (each also an "EXISTING GUARANTOR"); and

(6)  [                                ] in its capacity as Facility Agent under
     the Facility Agreement referred to in Recital (A) hereof and on behalf of the Arrangers, the Banks, the LC Bank and the Security Agent parties to and defined as such in such Facility Agreement and on behalf of each of the parties to the Intercreditor Agreement other than the Obligors.

WHEREAS:

(A) By and upon and subject to the terms of a facility agreement (the "FACILITY AGREEMENT", which term includes any supplements and amendments thereto which may at any time be made in relation thereto and also any Substitution Certificates, Borrower Accession Agreements and Guarantor Accession
     Agreements) dated [               ], made between Services and PA as
     Borrowers and Guarantors as therein defined, the Arrangers, the several banks parties thereto as Banks, Citibank International Plc as Facility Agent and Citibank, N.A. as Security Agent, term loan facilities and a revolving credit facility were made available to certain of the Borrowers (as defined in the Facility Agreement).

(B) Each of the entities expressed to be party hereto (other than the Additional Guarantor), whether directly or through signature hereof by the Facility Agent or Services on its behalf, is a party to the Facility Agreement and the Intercreditor Agreement either by having been an original party thereto or pursuant to a Borrower Accession Agreement, a Guarantor Accession Agreement or a Substitution Certificate to which it is party or otherwise.

(C) The Additional Guarantor wishes to become party to the Facility Agreement as a Guarantor pursuant to the procedure established in Clause 19 of the Facility Agreement and a party to the Intercreditor Agreement pursuant to the procedure established in [Clause 24 of the Intercreditor Agreement,] by the execution of this Guarantor Accession Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS

     Terms used herein which are defined in or to which a meaning or construction is assigned by or in the Facility Agreement shall, unless otherwise defined herein, have the same meaning and construction herein as therein.

2.   AGREEMENTS, CONFIRMATIONS AND REPRESENTATIONS

     (a)  The Additional Guarantor hereby:

          (i) confirms that it has received a copy of the Facility Agreement and the Intercreditor Agreement, together with such other documents and information as it has required in connection herewith and therewith;

          (ii) agrees to become, with effect from the date of this Guarantor Accession Agreement a Guarantor under the Facility Agreement and an Obligor under the Intercreditor Agreement and agrees to be bound in such capacity with effect from such date by the terms of the Facility Agreement and the Intercreditor Agreement and undertakes accordingly to perform its obligations as a Guarantor or, as the case may be, Obligor thereunder;

          (iii) confirms the accuracy of the information set out under its name at the end of this Guarantor Accession Agreement;

          (iv) represents and warrants as a Guarantor to the Arranger, the Banks, the Security Agent and the Facility Agent in the terms of Clause 20.1 (other than paragraphs (g)(iii), (k), (l),
                 (n)(ii) and (p) and (r)) of the Facility Agreement by reference to the facts and circumstances existing at the date hereof; and

          (v) confirms that it has not relied on any of the Finance Parties, to assess or inform it as to the legality, validity, effect or enforceability of the Facility Agreement or the Intercreditor Agreement or any other document referred to therein or the accuracy or completeness of any such information as is referred to in paragraph (i) above or the creditworthiness, affairs, condition or status of any of the parties to the Facility Agreement or the Intercreditor Agreement, or any such other document.

     (b) The Existing Borrower(s), the Guarantors and the Finance Parties and the parties to the Intercreditor Agreement hereby agree amongst themselves and with the Additional Guarantor that the Additional Guarantor shall become party to the Facility Agreement and the Intercreditor Agreement with effect from the date of this Guarantor Accession Agreement.

3.   LAW

     This Guarantor Accession Agreement shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF the parties hereto have cause this Guarantor Accession Agreement to be duly executed on the date first written above.

ADDITIONAL GUARANTOR:


SERVICES:

PACIFICORP SERVICES LIMITED

for itself and as agent for and on
behalf of the Existing Guarantors and
the Borrowers

By:


FACILITY AGENT

[                                 ]

for itself and as Facility Agent and
for and on behalf of the Arrangers,
the Banks, the LC Bank and the Security Agent and all parties to the Intercreditor Agreement other than the Obligors.

By:

                                  THE SEVENTH SCHEDULE

                                         PART I

                            DOCUMENTARY CONDITIONS PRECEDENT

1. A certified copy of the memorandum and articles of association (if any), statutes or by-laws and of each other constitutional or governing document of each Obligor.

2.   The Fee Letter(s) referred to in Clause 27.2 duly executed by PA.

3. At least two originals of (a) the Debenture, duly executed by Services, Finance and PA; (b) the Intercreditor Agreement duly executed by Services, Finance and PA; and (c) the Powercoal Intercreditor Agreement duly executed by Services, Finance, PA and Powercoal.

4. A certified copy of a resolution of the Directors (or of a duly constituted and empowered committee of the directors) of each Obligor approving the transactions and matters contemplated by this Agreement and the other Finance Documents to which it is a party and authorising an Authorised Signatory of such Obligor to execute respectively on their behalf all the Finance Documents to which they are a party and in the case of documents to be executed under seal or as a deed, authorising the execution thereof as a deed or the affixation of the seal and the witnessing thereof by the appropriate officers in accordance with the relevant Obligor's articles of association, statutes, by-laws or other constitutional documents.

5. A specimen, of the signature of each person (each being an Authorised Signatory) authorised to execute any of the Finance Documents on behalf of any Obligor and/or sign all notices, certificates and other documents or communications to be delivered by such Obligor thereunder.

6. An opinion, addressed to the Facility Agent and the Banks, of English legal advisers to the Facility Agent and the Banks as to such matters relating to the Obligors and their obligations under the Finance Documents as the Facility Agent may reasonably require.

7. The Offer Document, reflecting in all material respects the text of the Press Release.

8.   The Press Release.

9.   The Structure Memorandum.

10.  The letter referred to in Clause 4.1(d).

11.  Model.

12.  Borrowings List.

                                         PART II

             ADDITIONAL BORROWER/GUARANTOR DOCUMENTARY CONDITIONS PRECEDENT


1. Each of the documents referred to in paragraphs 1, 4, 5 and 6 (and, in the case of a company incorporated outside England & Wales such opinion of overseas counsel as the Facility Agent may reasonably require) of Part I of this Schedule relating to the Additional Borrower or Additional Guarantor, in each case in form and substance reasonably satisfactory to the Facility Agent.

                                        PART III

                           ADDITIONAL GUARANTORS AND CHARGORS


The Energy Group PLC
Rollalong Limited
Rollalong Hire Limited
Eastern Group PLC
Peabody Investments Inc.

                                   THE EIGHTH SCHEDULE

                          TERMS OF BANKS' INDEMNITY TO LC BANK

1. Each Bank ("TRANCHE 2 BANK") having a Tranche 2 Commitment or which had a Tranche 2 Commitment which it has assigned, transferred or novated without the written consent of the LC Bank will pay any amount demanded of it by the LC Bank pursuant to Clause 5.6 on the later of the date that the LC Bank has itself to make payment under the Documentary Credit (as notified by the LC Bank to such Tranche 2 Bank in the demand) and 2 Business Days after receipt by such Tranche 2 Bank of such demand.

2. Where a Tranche 2 Bank makes a payment pursuant to paragraph 1 after the date on which the LC Bank makes the relevant payment under the Documentary Credit in question, such Tranche 2 Bank shall pay on demand to the LC Bank its pro rata share (as calculated in Clause 5.6) of such amount as the LC Bank certifies (such certification to be conclusive in the absence of manifest error) as necessary to compensate it for funding the amount demanded in the interim.

3. No assurance, security or payment avoided under any law relating to bankruptcy, liquidation, insolvency, reconstruction or reorganisation or any similar laws and no release settlement, arrangement or discharge which may have been given or made on the basis of any such assurance, security or payment shall prejudice or affect the right of the LC Bank to recover from each of the Tranche 2 Bank to the full extent of their obligations under Clause 5.6 and this Eighth Schedule.

4. The obligations of each Tranche 2 Bank under Clause 5.6 and this Eighth Schedule shall not be impaired, affected or revoked by any act, omission, transaction, limitation, matter, thing or circumstance whatsoever which but for this provision might operate to release or exonerate such Tranche 2 Bank from all or any part of its obligations under Clause 5.6 and this Eighth Schedule or reduce, impair or affect such obligations or cause all or any part of such obligations to be irrevocable from or unenforceable against any Obligor or to discharge, reduce, affect or impair any of such obligations, including without limitation:

     (a) any time, waiver or indulgence granted to any Obligor or any other person or the forbearance of the LC Bank in enforcing the obligations of any Obligor or any other person under this Agreement or any of the other Finance Document or in respect of any other guarantee, security, obligation, right or remedy;

     (b) the recovery of any judgement against any Obligor or any other person or any action to enforce the same;

     (c) the taking of any other security from any Obligor or any other person or the failure, refusal or neglect to take, perfect or enforce, any rights, remedies or securities from or against any Obligor or any other person or all or any part of the security constituted by any of the Finance Documents;

     (d) any alteration in the constitution of any Obligor or any defect in or irregular exercise of the borrowing or other powers of any Obligor or any other person or any legal limitation, disability, incapacity or other circumstance relating to any Obligor or any other person whether arising in relation to this Agreement, any of the other Finance Documents or any other guarantee or security or otherwise howsoever;

     (e)  any amendment or supplement to or variation of any Finance Document;

     (f) the insolvency, bankruptcy, liquidation, reconstruction or reorganisation of, or analogous proceedings relating to any Obligor or any other person or any composition or arrangement made by any of them with the LC Bank, any Bank or any other person or any transfer or extinction of any liabilities of or any Obligor by any law, order, regulation, decree, court order or similar instrument; or

     (g) any irregularity, unenforceability or invalidity of any obligations of any Obligor or any other person under any security or document (to the intent that such Tranche 2 Bank's obligations under Clause 5.6 and this Eighth Schedule shall remain in full force as if there were no such irregularity, unenforceability or invalidity).

5. The LC Bank shall be entitled to enforce the obligations of each Bank under Clause 5.6 and this Eighth Schedule without making any demand on or taking any proceedings against or filing any proof or claim in any insolvency, winding up or liquidation of any Obligor or any other person or exhausting any right or remedy against any Obligor or any other person or taking any action to enforce any part of the security constituted or evidenced by any of the Finance Documents.

6. The obligations of each Tranche 2 Bank under Clause 5.6 and this Eighth Schedule shall be continuing obligations and shall extend to the ultimate balance of the obligations referred to in paragraph (a) thereof. If, for any reason, such obligations cease to be continuing obligations, the LC Bank may open a new account with or continue any existing account with any Obligor or other person and the liability of each Tranche 2 Bank in respect of amounts guaranteed by it pursuant to Clause 5.6 and this Eighth Schedule at the date of such cessation shall remain regardless of any payments in or out of any such account.

7. The LC Bank's rights under Clause 5.6 and this Eighth Schedule shall be in addition to and shall be in no way prejudiced by any other rights of or security held by the LC Bank in relation to the obligations of any Obligor. The LC Bank's rights under Clause 5.6 and this Eighth Schedule are in addition to and are not exclusive of those provided by law.

8. A certificate of the LC Bank as to any amount due to it from any Bank pursuant to Clause 5.6 and this Eighth Schedule shall be conclusive in the absence of manifest error.

                                   THE NINTH SCHEDULE

                                      RESERVATIONS

1. The principle that equitable remedies are remedies which may be granted or refused at the discretion of the court.

2. The limitation of enforcement by law relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration or other laws generally affecting the rights of creditors.

3.   The time barring of claims under the Limitation Acts.

4. The possibility that following the judgment in the case of IN RE CHARGE CARD SERVICES LIMITED (1986) it may not be possible for a bank to obtain a charge to secure obligations owed to it over monies deposited with it.

5. The possibility that an undertaking to assume liability for or to indemnify a person against non payment of UK stamp duty may be void.

6.   Defences of set off or counterclaim and similar principles.

7. Rights and defences under the laws of any foreign jurisdictions in which relevant obligations may have to be performed.

8.   The possibility that penalty interest may not be recoverable.

9. Circumstances in which an English court would not treat as conclusive those certificates and determinations which the Finance Documents state as to be so treated.

10. Clause 34.1 and the corresponding clauses of other Finance Documents may not be effective in certain circumstances depending on the nature of the prohibition or unenforceability in question.

11. Documents may be amended orally by the parties thereto notwithstanding provisions therein to the contrary.

12. The effectiveness of the Debenture as regards assets (if any) situated outside England and Wales will be governed to some extent by laws other than English.

13.  The priority rules for any security created by the Finance Documents.

14. English courts do not necessarily give full effect to an indemnity for the costs of litigation.

15. Security created by the Debenture over any shares will only constitute an equitable charge until such shares are registered in the name of the Security Agent or its nominee.

16. That the Security Documents do and the provisions of Clause 18.7(c) may constitute a charge which is required to be registered under Section 395 Companies Act 1985 (as amended).

17. That the exercise by a Security Agent of powers and remedies expressed to be given to it pursuant to the terms of the Debenture may be limited.

18.  That security which is expressed to be fixed may only be floating.

19. The provisions of Clauses 25.1 (CURRENCY INDEMNITY) and Clause 12.3 (CURRENCY) may be superceded by a judgment, whether given in an English court or elsewhere.

20. Where any party to the Transaction Documents is vested therein with a discretion and may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

                                   THE TENTH SCHEDULE

                                      ENCUMBRANCES

1. A pledge over 737,195 shares in Teplarny Brno a.s. and 385,000 shares in S.M.E. a.s. granted to Ceska Sporitelna as security agent against a CZK 3.4 Billion 7 Year Promissory Note Program for Eastern Overseas Finance Ltd.

2. The charges on cash granted by Eastern Merchant Properties Limited to The Industrial Bank of Japan, The Bank of Nova Scotia and Societe Generale in respect of deposits in an aggregate principal amount not exceeding L408,087,073.

                                  THE ELEVENTH SCHEDULE

                               ECONOMIC AND MONETARY UNION


1. ALTERNATIVE CURRENCIES DURING TRANSITION PERIOD If and to the extent that any EMU legislation provides that following the commencement of the third stage of EMU an amount denominated either in the euro or in the national currency unit of a participating member state and payable within that participating member state by crediting an account of the creditor can be paid by the debtor either in the euro unit or in that national currency unit, the Borrower shall be entitled to pay or repay any such amount either in the euro unit or in such national currency unit.

2. ADVANCES DURING TRANSITION PERIOD If any Advance made (or to be made) on or after the commencement of the third stage of EMU would, but for this provision, be capable of being made either in the euro or in a national currency unit, such Advance shall be made in the euro.

3. BUSINESS DAYS With effect on and from the commencement of the third stage of EMU, the definition of Business Day in Clause 1.1 shall be amended by the addition thereto (at the end) of the following:

     "and, if the reference to Business Day relates to a date for the payment or conversion of a sum denominated in the euro or in a national currency unit, a day on which (a) such clearing or settlement system as is determined by the Facility Agent to be suitable for clearing or settlement of the euro is open for business and (b) banks are generally open for business in such financial centre as is determined by the Facility Agent to be suitable for clearing or settlement of such national currency unit.".

4. ROUNDING AND OTHER CONSEQUENTIAL CHANGES With effect on and from the commencement of the third stage of EMU:

     (a) without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation, each reference in this Agreement to a fixed amount or fixed amounts in a national currency unit to be paid to or by the Facility Agent shall be replaced by a reference to such comparable and convenient fixed amount or fixed amounts in the euro unit as the Facility Agent may from time to time reasonably specify (after consultation with PA); and

     (b) save as expressly provided in this Schedule, this Agreement shall be subject to such changes of construction as the Facility Agent may from time to time reasonably specify (after consultation with PA) to be necessary to reflect the changeover to the euro in participating member states.

                                  THE TWELFTH SCHEDULE

                             REQUIRED DISTRIBUTIONS SCHEDULE

                                 PACIFICORP ACQUISITIONS

                          (Certificate Pursuant to Clause 21.6)

     I, [director of PA], refer to Clause 21.6(b) of the Facility Agreement dated 3rd February 1998 between PacifiCorp Acquisitions (the "Company"), Citibank International plc as facility agent and the various other parties thereto (the "Facility Agreement"). (Terms defined in the Facility Agreement have the same meanings herein).

     During the last three quarters we have pursuant to Clause 21.6(b)(i), (ii)
and/or (iii) of the Facility Agreement paid Distributions of L/$[          ] and
we now intend paying pursuant to Clause 21.6(b)(i), (ii) and/or (iii) of the
Facility Agreement a further amount of L/$[          ].

     The Company hereby confirms that those Distributions now to be paid will be used to meet contractual or other legal obligations of EnergyCo which have fallen due or will do so within the current or next financial quarter. The Company further confirms that all other sources of funds reasonably available to EnergyCo have been (or will within the current or next financial quarter be) utilised in full.


Signed


_________________________________
for and on behalf of
PACIFICORP ACQUISITIONS

                            SIGNATORIES TO FACILITY AGREEMENT

SERVICES

PACIFICORP SERVICES LIMITED

By: /s/ W.E. PERESSINI



FINANCE

PACIFICORP FINANCE (UK) LIMITED

By: /s/ W.E. PERESSINI



PA

PACIFICORP ACQUISITIONS

By: /s/ W.E. PERESSINI



THE ARRANGERS

CITIBANK, N.A.

By: /s/ DAVID F. BASSETT


GOLDMAN SACHS INTERNATIONAL

By: /s/ S. PARRY-WINGFIELD


J.P. MORGAN SECURITIES LTD.

By: /s/ M. HALL

THE ORIGINAL BANKS

CITIBANK, N.A.

By: /s/ THOMAS W. NG

GOLDMAN SACHS CREDIT PARTNERS, L.P.

By: /s/ S. PARRY-WINGFIELD


MORGAN GUARANTY TRUST COMPANY OF NEW YORK

By: /s/ R. POISSON



THE FACILITY AGENT

CITIBANK INTERNATIONAL PLC

By: /s/ DAVID F. BASSETT



THE SECURITY AGENT

CITIBANK, N.A.

By: /s/ DAVID F. BASSETT



THE LC BANK

CITIBANK, N.A.

By: /s/ DAVID F. BASSETT